Exhibit 10.2
EXECUTION COPY
Revolving Loan Facility
Senior Term Notes
Senior Subordinated Notes
Junior Subordinated Notes

NOTE AND EQUITY PURCHASE AGREEMENT
by and among
MGP INSTRUMENTS, INC.
AS BORROWER,
DOSIMETRY ACQUISITIONS (U.S.), INC.
AS GUARANTOR,
AMERICAN CAPITAL FINANCIAL SERVICES, INC.
AS AGENT
and
THE PURCHASERS IDENTIFIED ON
ANNEX A HERETO
June 23, 2004

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NOTE AND EQUITY PURCHASE AGREEMENT
$24,944,400 Aggregate Principal Amount of Senior Term B Notes Due June 23, 2010
$12,238,000 Aggregate Principal Amount of Senior Subordinated Notes Due June 23, 2011
$4,867,200 Aggregate Principal Amount of Junior Subordinated Notes Due June 23, 2011
$8,213,400 Revolving Loan Facility
          THIS NOTE AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of June 23, 2004, is by and among MGP INSTRUMENTS, INC., a Delaware corporation (“Borrower”), DOSIMETRY ACQUISITIONS (U.S.), INC., a Delaware corporation (“Topco”), as Guarantor as provided herein, the securities purchasers that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto) attached hereto (each a “Purchaser” and collectively, “Purchasers”), and AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation (“ACFS”), as administrative and collateral agent for Purchasers (in such capacity “Agent”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.
RECITALS
A. Pursuant to a Stock Purchase and Exchange Agreement (the “Stock Purchase Agreement”), dated March 22, 2004, as amended and restated on June 16, 2004, by and between Topco and certain stockholders (collectively, “Sellers”) of Synodys SA, a société anonyme existing under the laws of the Republic of France (“Synodys”), Topco and its wholly-owned Subsidiary, Dosimetry Acquisitions (France) SAS, a société par actions simplifiée (“Holdco”), have, concurrent herewith, acquired by purchase from Sellers all of the issued and outstanding capital stock of Synodys (the “Acquisition”).
B. Pursuant to a Subscription Agreement, dated March 8, 2004, as amended and restated on June 16, 2004 (the “Subscription Agreement”), ACAS has purchased shares of common stock, par value $.001 per share, of Topco (the “Common Stock”), Series A Redeemable PIK Preferred Stock, par vale $.001 per share, of Topco (the “Preferred Stock”), and warrants to purchase shares of Common Stock (the “Company Warrants”), and in order to induce ACAS to purchase such Common Stock, Preferred Stock and Company Warrants, Topco has agreed to grant ACAS certain rights set forth herein.
C. The Loan Parties have proposed selling Notes to Purchaser in the aggregate amount of $41,979,600 for the purpose of financing the Acquisition.
D. The Loan Parties also propose to enter into a revolving credit facility with the Purchaser in the amount of $8,213,400 for the purpose of financing the Acquisition and providing working capital.
E. As an inducement for Purchasers to purchase the Notes, Topco has agreed to guaranty the obligations of the Loan Parties.

          NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:
ARTICLE 1
DEFINITIONS
          1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
          “ACAS” shall mean American Capital Strategies, Ltd., a Delaware corporation.
          “ACFS” shall have the meaning assigned to such term in the preamble hereto.
          “Affiliate” shall mean with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control. Notwithstanding anything to the contrary herein, neither Purchasers nor any of their respective Affiliates shall be deemed to be Affiliates of the Loan Parties by virtue of the transactions contemplated in this Agreement.
          “Acquisition” shall have the meaning assigned to such term in the Recitals hereto.
          “Agent” shall have the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.
          “Agreement” shall mean this Note and Equity Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Appraised Value” shall mean the fair market value of a security on a control premium basis without discount for limitations on voting rights, minority interests, illiquidity or restrictions on transfer, as determined by an appraisal performed at the expense of Topco by any of (x) Houlihan, Lokey, Howard & Zukin, (y) Duff & Phelps or (z) Willamette Management Associates, or any successor to such firms, as Topco shall elect; provided that such appraiser shall be directed to determine the value of such securities as soon as practicable, but in no event later than thirty (30) days from the date of its selection and for such purposes all rights, options and warrants to subscribe for or purchase, and other securities convertible into or exchangeable for Common Stock of Topco shall be deemed to be exercised, exchanged or converted, and the Underlying Common Stock of Topco shall be deemed outstanding.
          “BNP Agreement” shall mean that Convention de prêt of June 24, 2002 pour MGP Finance co-arrangée par BNP Paribas & Lyonnaise de Banque, as amended on the date hereof.

          “Business” shall mean the principal business of the Synodys Companies as set forth in Section 5.1(b) herein and as such shall continue to be conducted following the purchase and sale of the Securities.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York or Maryland are authorized or required by law to close.
          “By-laws” shall mean the by-laws, partnership agreement, operating agreement or analogous instrument governing the operations of each of the Synodys Companies, as applicable, including all amendments and supplements thereto.
          “Capital Expenditures” shall mean for any period of determination the sum of capital expenditures and payments under Capitalized Leases of the Synodys Companies for such period determined and consolidated in accordance with GAAP.
          “Capitalized Leases” shall mean, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP (as defined in Section 1.2 hereof), either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.
          “Cash Flow Prepayments” shall have the meaning assigning to such term in Section 3.6(b) hereof.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards, guidelines and publications issued thereunder.
          “Change of Control” shall mean the occurrence of any of the following:
          (a) any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of Topco by Topco representing in the aggregate more than fifty percent (50%) of its issued and outstanding voting securities, on a fully diluted basis, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of Topco by any holder or holders thereof representing in the aggregate more than 50% of the issued and outstanding voting securities of Topco on a fully diluted basis and the receipt of any consideration in connection therewith;
          (b) a merger, consolidation, reorganization, recapitalization or share exchange (whether or not Topco is the surviving and continuing corporation) in which the stockholders of Topco immediately prior to such transaction own, as a result of and receive in exchange for securities of Topco owned by them (whether alone or together with cash, property or other securities), or the issuance by Topco of securities to stockholders of another Person or Persons in such transactions, cash, property or securities of the resulting or surviving entity and as a result thereof Persons who were holders of voting securities of Topco and Underlying Common Stock hold less than 50% of the capital stock, calculated on a Fully Diluted Basis, of the resulting corporation entitled to vote in the election of directors;

          (c) a sale, transfer or other disposition of 30% or more of the assets of the Synodys Companies, on a consolidated basis;
          (d) any sale or issuance or series of sales or issuances of the Common Stock or any other voting security (or security convertible into, exchangeable for, or exercisable for any other voting security) of Topco within a 12-month period that results in a transfer of more than 50% of the issued and outstanding shares of voting stock of Topco or a transfer of more than 50% of the voting power of Topco; and
          (e) the initial public offer of securities by Topco other than an offering of securities for an employee benefit plan on SEC Form S-8 or a successor form.
          “Charter Documents” shall mean the Articles of Incorporation, Certificate of Incorporation, certificate of limited partnership, certificate of limited liability company, charter or analogous organic instrument filed with the appropriate Governmental Authorities of each of the Synodys Companies, as applicable, including all amendments and supplements thereto.
          “Closing” shall mean the closing of the purchase and sale of the Notes pursuant to this Agreement.
          “Closing Date” shall have the meaning assigned to such term in Section 2.4 hereof.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and waives any Liens held by such Person on such property and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.
          “Common Stock” shall have the meaning ascribed thereto in the Recitals.
          “Company Warrants” shall have the meaning set forth in the Recitals hereto.
          “Condition” shall mean any condition that results in or otherwise relates to any Environmental Liabilities.
          “Controlled Group” shall mean the “controlled group of corporations” as that term is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Synodys Companies are a part from time to time.
          “Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to any Synodys Company of any right to use any Copyright.

          “Copyrights” shall mean all copyrights in published and unpublished works, and all applications, registrations and renewals relating thereto.
          “Covered Taxes” shall have the meaning assigned to such term in Section 3.8 hereof.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which any of the Synodys Companies is a party.
          “Debt to EBITDA Ratio” shall mean the ratio of (i) Indebtedness of the Synodys Companies, on a consolidated basis, as of a particular date, to (ii) the EBITDA for the twelve months ending on such date.
          “Default” shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.
          “Demand Registration” shall have meaning assigned to such term in Section 12.2(a) hereof.
          “EBITDA” shall mean for any measurement period, without duplication, the total of the following for the Synodys Companies on a consolidated basis, each calculated for such period: Net Income plus interest expense, plus taxes based on income, plus depreciation, amortization and Management Fees, as adjusted by the Board of Directors of Topco for non-recurring charges.
          “Environmental Laws” shall mean any Laws that address, are related to or are otherwise concerned with environmental, health or safety issues, including any Laws relating to any emissions, releases or discharges of Pollutants into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or control of Pollutants or any exposure or impact on worker health and safety.
          “Environmental Liabilities” shall mean any obligations or liabilities (including any claims, suits or other assertions of obligations or liabilities) that are:
          (a) related to environmental, health or safety issues (including on-site or off-site contamination by Pollutants of surface or subsurface soil or water, and occupational safety and health); and
          (b) based upon or related to (i) any provision of past, present or future United States or foreign Environmental Law (including CERCLA and RCRA) or common law, or (ii) any judgment, order, writ, decree, permit or injunction imposed by any court, administrative agency, tribunal or otherwise.
          The term “Environmental Liabilities” includes: (i) fines, penalties, judgments, awards, settlements, losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (ii)

defense and other responses to any administrative or judicial action (including claims, notice letters, complaints, and other assertions of liability); and (iii) financial responsibility for (1) cleanup costs and injunctive relief, including any Removal, Remedial or other Response actions, and natural resource damages, and (2) any other compliance or remedial measures.
          “EPA” shall mean the United States Environmental Protection Agency and any governmental body or agency succeeding to the functions thereof.
          “Equity Origination Fee” shall mean a fee of $871,229 to be paid by the Loan Parties to Purchaser or its designee in consideration of the transactions in the Subscription Agreement.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.
          “Event of Default” shall mean any of the events of default described in Section 8.1 hereof.
          “Excess Cash Flow” shall mean for any period, on a consolidated basis, calculated in accordance with GAAP: (a) EBITDA for such period, minus (b) the sum of (i) Capital Expenditures made by the Synodys Companies during such period in cash; (ii) scheduled principal payments made by the Synodys Companies with respect to Indebtedness; (iii) amounts paid in cash by the Synodys Companies during such period for income taxes and interest; (iv) net changes in working capital of the Synodys Companies and (v) amounts paid in cash by the Synodys Companies during such period with respect to any Capitalized Leases.
          “Fair Market Value” of a security shall mean (i) if determined in connection with a sale of substantially all of the assets of or securities issued by Topco to an unrelated third party, the value to be realized by the holder of the security as a result thereof, (ii) otherwise, if available, the Market Price thereof, and (iii) otherwise, if Market Price is not available, the Appraised Value.
          “Financial Projections” shall have the meaning assigned to such term in Section 5.1(c)(ii) hereof.
          “Financial Statements” shall have the meaning assigned to such term in Section 5.1(c)(i) hereof.
          “Financing Statements” shall have the meaning assigned to such term in Section 4.1(c) hereof.
          “Fiscal Year” or “fiscal year” shall mean each twelve month period ending on June 30 of each year.
          “Fixed Charge Coverage Ratio” shall mean for any fiscal quarter, the ratio of EBITDA of the Synodys Companies less Capital Expenditures on a consolidated basis during such fiscal quarter to the Fixed Charges during such fiscal quarter.

          “Fixed Charges” shall mean, for any period, and each calculated for such period (without duplication) on a consolidated basis, the sum of (a) cash interest expense of the Synodys Companies; plus (b) scheduled payments of principal with respect to all Indebtedness of the Synodys Companies; plus (c) any cash payment or income or franchise taxes included in the determination of Net Income, excluding any provision for deferred taxes; plus (d) payment of deferred taxes accrued in any prior period.
          “Fully Diluted Basis” shall mean the total number of shares of Common Stock, which are issued and outstanding, plus the total number of shares of Common Stock which would be issued and outstanding assuming the exercise of all outstanding options, warrants or rights to purchase Common Stock and the conversion of all outstanding securities.
          “GAAP” shall have the meaning assigned to such term in Section 1.2 hereof.
          “Governmental Authorities” shall mean any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.
          “Guaranty” shall mean any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person, firm or corporation, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.
          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.
          “Holdco” shall have the meaning assigned to such term in the Recitals hereto.
          “Holder” shall have the meaning assigned to such term in Section 10.1 hereof.
          “Indebtedness” shall mean, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including: (i) all obligations for borrowed money, (ii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business on terms customary in the trade), (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iv) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person, (v) all obligations for which such Person is obligated pursuant to a Guaranty, (vi) the capitalized portion of lease obligations under Capitalized Leases, (vii) all factoring arrangements, and (viii) all obligations of such Person upon which interest charges are customarily paid or accrued. Obligations under Interest Rate Agreements and Currency Agreements shall not constitute Indebtedness.
          “Intellectual Property Collateral” shall mean collectively all Patents, Trademarks and Copyrights of the Synodys Companies and all Trademark Licenses, Patent Licenses, and Copyright Licenses.
          “Intercompany Loan” means that certain Demand Loan, dated as of the date hereof, between Borrower and Holdco, as amended and supplemented from time to time.
          “Interest Coverage Ratio” means, for any measurement date, the ratio of (a) EBITDA for the twelve (12) months ended on such date over (b) cash interest expense less cash interest income of the Synodys Companies during the twelve (12) months ended on such date.
          “Interest Rate Agreement” shall mean any interest rate swap, interest rate cap, interest rate collar or other similar agreement or arrangement to which any Synodys Company is a party.
          “Inventory” shall mean, with respect to any Synodys Company, now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Synodys Company’s Business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
          “Investment” as applied to any Person shall mean the amount paid or agreed to be paid or loaned, advanced or contributed to other Persons, and in any event shall include, without limitation, (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests), (ii) any capital contribution to any other Person and (iii) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.
          “Investment Banking Agreement” shall mean that certain investment banking agreement between Topco and ACFS, dated June 16, 2004.
          “IP Collateral Assignments” shall have the meaning assigned to such term in Section 4.1(c) hereof.
          “IRS” shall mean the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

          “Junior Cash Interest” shall have the meaning assigned to such term in Section 3.1(c) hereof.
          “Junior Subordinated Origination Fee” shall mean a fee of $146,023 to be paid by the Loan Parties to Purchaser or its designee in consideration of the Junior Subordinated Notes.
          “Junior PIK Interest” shall have the meaning assigned to such term in Section 3.1(c) hereof.
          “Junior Subordinated Notes” shall have the meaning assigned to such term in Section 2.2(b) hereof.
          “Laws” shall mean all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.
          “LIBOR Business Day” means a business day on which banks in the city of London are generally open for interbank or foreign exchange transactions.
          “LIBOR Period” means each month commencing on the Closing Date (or if the Closing Date is not a LIBOR Business Day, the next succeeding LIBOR Business Day) and ending one month thereafter; provided, that the foregoing provision relating to LIBOR Periods is subject to the following:
          (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;
          (b) any LIBOR Period that would otherwise extend beyond the maturity date of the Senior Term Notes shall end on such date; and
          (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month.
          “LIBOR Rate” means, for each LIBOR Period, a rate of interest determined by Agent, equal to the rate of interest that under current practice is listed as the one month London Interbank Offered Rate as of the commencement of such LIBOR Period under the heading “Money Rates” in the Eastern Edition of The Wall Street Journal (and should such practice change, such other indication of the prevailing LIBOR Rate as may reasonably be chosen by the Required Purchasers).
          “Lien” shall mean any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.
          “Loan Parties” shall mean Borrower and any Subsidiary of Borrower who becomes a party hereto after the date hereof.
          “Manage” and “Management” shall mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Laws).
          “Management Fee” shall mean the management fee set forth in the Investment Banking Agreement.
          “Market Price” of any security shall mean the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of each day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the day as of which “Market Price” is being determined and the twenty-nine (29) consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq Stock Market or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by Topco and the Holders of Company Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Company Warrants. If such parties are unable to reach agreement within ten (10) days, then the Market Price shall be deemed not to be available.
          “Material Adverse Change” shall mean any change that has a Material Adverse Effect.
          “Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, properties, results of operation or condition (financial or otherwise) of the Synodys Companies, taken as a whole, or (ii) a material adverse effect on the financial, banking, capital markets or general economic conditions. Material Adverse Effect does not include effects resulting directly and primarily from changes relating to generally applicable economic conditions (including currency exchange rates) or effects relating to the Synodys Companies’ industry in general, which effects do not and would not reasonably be expected to have a materially disproportionate effect on the Synodys Companies, taken as a whole, relative to other Persons in the same industry.

          “Multiemployer Plan” shall mean a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is maintained for the benefit of the employees of the Synodys Companies or any member of the Controlled Group.
          “Net Income” shall mean, for any period, the net income (or loss) of the Synodys Companies on a consolidated basis for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP, for such period taken as a single accounting period.
          “Notes” shall mean, collectively, the Senior Term B Notes, the Revolving Notes, the Senior Subordinated Notes and the Junior Subordinated Notes.
          “Obligations” shall mean (a) the principal and interest (including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations of the Loan Parties under the Purchase Documents, including but not limited to, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including, without limitation, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding).
          “Option Plan” shall mean the Dosimetry Acquisitions (U.S.), Inc. 2004 Option Plan.
          “Options” shall mean the options to purchase shares of Common Stock under the Option Plan and, where the context requires, any shares of restricted stock issued upon exercise thereof.
          “Other Taxes” shall have the meaning assigned to such term in Section 3.8 hereof.
          “Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to the Synodys Companies of any right to use any Patent.
          “Patents” shall mean (a) all patents now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, Canada, or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.
          “Payment Default” shall mean the occurrence of an event of default under the terms of particular Indebtedness as a result of the failure to pay interest or principal on such Indebtedness beyond any applicable cure period.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions thereof.

          “Permitted Liens” shall have the meaning assigned to such term in Section 7.2(b) hereof.
          “Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.
          “Piggyback Registration” shall have the meaning assigned to such term in Section 12.1(a).
          “PIK Interest” shall mean Junior PIK Interest or Senior PIK Interest, as applicable.
          “Plan” shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by any of the Synodys Companies or any member of the Controlled Group.
          “Pledge Agreements” shall have the meaning assigned to such term in Section 4.1(c) hereof.
          “Pollutant” shall include any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, said Environmental Laws); and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, and radon gas; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment.
          “Preferred Stock” has the meaning ascribed thereto in the Recitals.
          “Prime Rate” shall mean the rate of interest that under current practice is listed as such under the heading “Money Rates” in the Eastern Edition of The Wall Street Journal, and if a range of rates is listed, the highest such rate, and should such practice change, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Required Purchasers.
          “Properties and Facilities” shall have the meaning assigned to such term in Section 5.1(q) hereof.
          “Proprietary Rights” shall mean all right, title, and interest in the following intellectual property, including both statutory and common law rights: (i) copyrights in published and unpublished works, and all applications, registrations and renewals relating thereto; (ii) registered or unregistered trademarks, service marks, domain names, logos, trade dress and other source or business identifiers, and the goodwill associated therewith; (iii) patents, patent applications, and other patent or industrial property rights in any country; and (iv) trade secrets, confidential or proprietary information, inventions, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes, and know-how, whether or not patentable, patents, trademarks, trade names, service marks, copyrights, inventions, production methods, licenses, formulas, know-how and trade secrets, regardless of whether such are registered with any Governmental Authorities, including applications therefor.
          “Purchase Documents” shall mean this Agreement, the Notes, the Security Documents and all other agreements, instruments and documents delivered in connection therewith as any or all of the foregoing may be supplemented or amended from time to time.
          “Purchaser” shall have the meaning assigned to such term in the preamble hereto and in Section 6.2 hereof.
          “Put Option” shall have the meaning assigned to such term in Section 10.1 hereof.
          “Put Option Closing” shall have the meaning assigned to such term in Section 10.5 hereof.
          “Put Price” shall have the meaning assigned to such term in Section 10.2 hereof.
          “Put Shares” shall have the meaning assigned to such term in Section 10.2 hereof.
          “RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.
          “Receivables” shall mean all of such Synodys Company’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Synodys Company by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Synodys Company arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
          “Registrable Securities” shall mean any shares of Common Stock purchased upon the exercise of any Company Warrant and any shares of Common Stock purchased pursuant to Article 11 hereof, and any shares of Common Stock now owned or hereafter acquired by any Purchaser.
          “Removal,” “Remedial” and “Response” actions shall include the types of activities “covered” by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those that might be taken by a government entity or those that a government entity or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions.
          “Reportable Event” shall mean any of the events that are reportable under Section 4043 of ERISA and the regulations promulgated thereunder, other than an occurrence for which the thirty (30) day notice contained in 29 C.F.R. § 2615.3(a) is waived.

          “Request for Borrowing” shall have the meaning assigned to such term in Section 2.3(b) hereof.
          “Required Purchasers” shall mean, at any time, Purchasers holding a pro rata percentage of the outstanding principal amount of the Notes aggregating at least 66-2/3% at such time.
          “Revolving Loan” shall have the meaning assigned to such term in Section 2.3 hereof.
          “Revolving Loan Commitment” shall mean the amount of $8,213,400.
          “Revolving Loan Commitment Fee” shall mean a fee of $234,268 to be paid by the Loan Parties to the Purchaser or its designee in consideration of the Revolving Loan Commitment.
          “Revolving Loan Termination Date” shall have the meaning assigned to such term in Section 2.3(a) hereof.
          “Revolving Notes” shall have the meaning assigned to such term in Section 2.3(a) hereof.
          “SEC” shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.
          “Securities” shall mean the Notes, the Warrants and the Common Stock issuable upon exercise of the Warrants.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Security Agreement” shall have the meaning assigned to such term in Section 4.1(c) hereof.
          “Security Documents” shall mean the Security Agreement, the IP Collateral Assignments, the Pledge Agreement, the Financing Statements, and all other documents, instruments and other materials necessary to create or perfect the security interests created pursuant to the Security Agreement.
          “Senior Cash Interest” shall have the meaning assigned to such term in Section 3.1(b).
          “Senior Notes” shall mean, collectively, the Revolving Notes and Senior Term B Notes.

          “Senior Note Payment Default” shall have the meaning assigned to such term in Section 13.2 hereof.
          “Senior Note Covenant Default” shall have the meaning assigned to such term in Section 13.2 hereof.
          “Senior Origination Fee” shall mean a fee of $623,610 to be paid by the Loan Parties to Purchaser or its designee in consideration of the Senior Term Loan B.
          “Senior PIK Interest” shall have the meaning assigned to such term in Section 3.1(b) hereof.
          “Senior Subordinated Notes” shall have the meaning assigned to such term in Section 2.2(a) hereof.
          “Senior Subordinated Notes Covenant Default” shall have the meaning assigned to such term in Section 13.3(b) hereof.
          “Senior Subordinated Notes Payment Default” shall have the meaning assigned to such term in Section 13.3(a) hereof.
          “Senior Subordinated Origination Fee” shall mean a fee of $365,040 payable by the Loan Parties to Purchaser or its designee in consideration of the Senior Subordinated Notes.
          “Senior Term Loan B” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Senior Term B Notes” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Structuring Fee” shall mean a fee of $973,440 payable by the Loan Parties to ACFS in consideration of the structuring of the financing contemplated hereby.
          “Subject Securities” shall mean the Company Warrants, any shares of Common Stock of Topco purchased upon the exercise of any Company Warrant and any shares of Common Stock of Topco purchased pursuant to Article 11 hereof.
          “Subordinated Notes” shall have the meaning assigned to such term in Section 2.2(b) hereof.
          “Subsidiary” of any corporation shall mean any other corporation or limited liability company of which the outstanding capital stock possessing a majority of voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through Subsidiaries.
          “Synodys Company” shall mean, each of Topco, Borrower, Synodys and each of the other Subsidiaries of Topco.

          “Taxes” shall have the meaning assigned to such term in Section 3.8 hereof.
          “Topco” shall have the meaning assigned to such term in the preamble hereto.
          “Trademark Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to any Synodys Company of any right to use any Trademark.
          “Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency of the United States, Canada, any state, any province or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals and extensions thereof.
          “Transaction Documents” shall have the meaning assigned to such term in Section 5.1(f) hereof.
          “Transactions” shall mean the incurrence of debt and the issuance of securities in connection therewith, as contemplated by this Agreement, the Notes and all other agreements contemplated hereby and thereby.
          “Underlying Common Stock” shall mean (i) the Common Stock of Topco issued or issuable upon exercise of the Company Warrants and (ii) any equity securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
          “Unlocking Offer” shall have the meaning assigned to such term in Section 10.6 hereof.
          “UST” shall mean an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations, standards, guidelines and publications issued pursuant to RCRA and comparable state and local laws.
          “Warrant Shares” shall mean the shares of Common Stock issued or issuable upon exercise of the Warrants.
          1.2 Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”), unless such principles are inconsistent with the express requirements of this Agreement.

          1.3 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by Agent and Purchasers. References in this Agreement to any Persons shall include such Persons, successors and permitted assigns. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in Article 9 of the New York Uniform Commercial Code on the date hereof to the extent the same are used or defined therein.
ARTICLE 2
ESTABLISHMENT OF REVOLVING LOAN FACILITY AND ISSUE AND SALE OF
NOTES
          2.1 Senior Term Loans. Subject to the terms and conditions set forth in this Agreement, Purchasers agree to make a loan (“Senior Term Loan B”) to the Loan Parties on the Closing Date in the principal amount of $24,944,400. From and after Closing, the Senior Term Loan B shall be evidenced by one or more promissory notes made by the Loan Parties in favor of Purchasers in the form attached hereto as Exhibit A-1 (together with any promissory notes issued in substitution therefor pursuant to Sections 6.3 and 6.4, the “Senior Term B Notes”) to be delivered by the Loan Parties at the Closing.
          2.2 Subordinated Notes.
          (a) Senior Subordinated Notes. The Loan Parties have duly authorized the issuance and sale to Purchasers of $12,238,000 in aggregate principal amount of the Loan Parties’ Senior Subordinated Notes due June 23, 2011 (together with any Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4, the “Senior Subordinated Notes”), to be substantially in the form of the Senior Subordinated Note attached hereto as Exhibit A-2.
          (b) Junior Subordinated Notes. The Loan Parties have duly authorized the issuance and sale to Purchasers of $4,867,200 in aggregate principal amount of the Loan Parties’ Junior Subordinated Notes due June 23, 2011 (together with any Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4, the “Junior Subordinated Notes”, and together with the Senior Subordinated Notes, the “Subordinated Notes”), to be substantially in the form of the Junior Subordinated Note attached hereto as Exhibit A-3.
          2.3 Revolving Loans.
          (a) Subject to the terms and conditions set forth in this Agreement, on or after the Closing Date and to, but excluding, June 23, 2005 (the “Revolving Loan Termination Date”), Purchasers shall, severally, on a pro rata basis based on the percentages specified to Agent, make loans and advances to the Loan Parties on a revolving credit basis (collectively, the “Revolving Loans”) in an aggregate amount outstanding at any time less than or equal to the Revolving Loan

Commitment Amount. From and after the Closing, the Revolving Loans shall be evidenced by a promissory note made by the Loan Parties in favor of Purchasers (the “Revolving Notes”) in the form attached hereto as Exhibit A-4 to be delivered by the Loan parties at the Closing. The date and amount of each Revolving Loan made by Purchasers and each payment on account of principal thereof shall be recorded by Agent on its books; provided that, the failure of Agent to make any such recordation shall not affect the obligations of the Loan Parties to make payments when due of any amounts owing in respect of the Revolving Loans.
          (b) Purchasers shall make Revolving Loans available to the Loan Parties up to a maximum of one draw per week, in integral multiples of $100,000, provided that the conditions set forth in Section 2.3(a) hereof, this Section 2.3(b) and Section 4.2 hereof have been satisfied. Before a Revolving Loan is made, the Loan Parties shall have (i) provided Agent an irrevocable written Request for Borrowing in the form of Exhibit G (a “Request for Borrowing”) by facsimile or other means set forth in Section 15.6 so that such notice is received by Agent not later than three (3) Business Days before the day on which the Revolving Loan is to be made and (ii) contacted Agent and received from Agent either oral or written confirmation of Agent’s receipt of the Request for Borrowing not later than 1:00 pm New York time three (3) Business Days before the date on which the Revolving Loan is to be made. No Revolving Loan shall be made if it would cause the aggregate amount of Revolving Loans to exceed the Revolving Loan Commitment Amount. Agent and Purchasers shall be entitled to rely conclusively on any officer of the Loan Parties authority to deliver a Request for Borrowing or other writing on behalf of the Loan Parties and neither Agent nor any Purchaser shall have any duty to verify the identity of or signature of any Person identifying himself as an Executive Officer.
          2.4 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, the Loan Parties shall sell to Purchasers, and Purchasers shall purchase from the Loan Parties, in an amount equal to the relative portion of the Notes to be purchased by each Purchaser as set forth on Annex B, the Notes in the aggregate principal amounts set forth in Sections 2.1 and 2.2 hereof for $41,979,600 in the aggregate plus the amount of the Revolving Loan.
          2.5 The Closing. Delivery of and payment for the Notes (the “Closing”) shall be made at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, commencing at 10:00 a.m., local time, on the date hereof or at such place or on such other date on or before the date hereof as may be mutually agreeable to the Loan Parties and Purchasers. The date and time of the Closing as finally determined pursuant to this Section 2.4 are referred to herein as the “Closing Date.” Delivery of the Notes shall be made to Purchasers against payment of the purchase price therefor, less any unpaid Senior Origination Fee, Junior Origination Fee, Revolving Loan Commitment Fee, Structuring Fee and any other amounts due and payable pursuant to Section 4.1(g) hereof, by wire transfer of immediately available funds in the manner agreed to by the Loan Parties and Purchasers. The Notes shall be issued in such name or names and in such permitted denomination or denominations, numbers and amounts as set forth in Annex B or as Purchasers may request in writing not less than two (2) Business Days before the Closing Date.

ARTICLE 3
REPAYMENT OF THE REVOLVING LOANS, THE SENIOR TERM LOANS
AND THE SUBORDINATED NOTES
          3.1 Interest Rates and Interest Payments.
          (a) Senior Term Loan B. The Loan Parties, jointly and severally, covenant and agree to make payments to the Agent, for the ratable benefit of Purchasers, of accrued interest on the Senior Term Loan B on the last day of each LIBOR Period, commencing on the first LIBOR Period after the date hereof, 2004 through the date of repayment in full of the Senior Term Loan B. The Senior Term Loan B shall bear interest on the outstanding principal thereof at a rate equal to the LIBOR Rate, as such rate may adjust from time to time, plus six percent (6%) per annum.
          (b) Senior Subordinated Notes. The Loan Parties, jointly and severally, covenant and agree to make payments to Agent for the ratable benefit of Purchasers, of accrued interest on the Senior Subordinated Notes on the last day of each LIBOR Period, commencing with the first LIBOR Period after the date hereof, 2004 through the date of repayment in full of the Senior Subordinated Notes. The Senior Subordinated Notes will bear interest in two components: (i) interest will be payable in cash on the outstanding principal amount thereof (as increased by Senior PIK Interest that is paid-in-kind as described below) at a rate equal to the LIBOR Rate, as such rate may adjust from time to time, plus nine and three tenths percent (9.3%) per annum (“Senior Cash Interest”); and (ii) interest will be payable in kind on (and thereby increase) the outstanding principal amount of the Senior Subordinated Notes (as such principal amount is increased from time to time) at a rate of three percent (3%) per annum (“Senior PIK Interest”). A late fee of two hundred and fifty (250) basis points shall be added on any amounts due hereunder which are not paid in accordance with this Section 3.1(b). Senior PIK Interest shall be payable as an increase in the principal amount of the Senior Subordinated Notes on the first Business Day of each month without any further action on the part of Agent or the Loan Parties and such increased principal amount of the Senior Subordinated Notes shall be paid in full in connection with the repayment of the Senior Subordinated Notes. The Agent’s determination of the amount of Senior Subordinated Notes outstanding at any time shall be conclusive and binding, absent manifest error.
          (c) Junior Subordinated Notes. The Loan Parties, jointly and severally, covenant and agree to make payments to Agent for the ratable benefit of Purchasers, of accrued interest on the Junior Subordinated Notes on the last day of each LIBOR Period, commencing with the first LIBOR Period after the date hereof, 2004 through the date of repayment in full of the Junior Subordinated Notes. The Junior Subordinated Notes will bear interest in two components: (i) interest will be payable in cash on the outstanding principal amount thereof (as increased by Junior PIK Interest that is paid-in-kind as described below) at a rate equal to the LIBOR Rate, as such rate may adjust from time to time, plus ten and three tenths percent (10.3%) per annum (“Junior Cash Interest”), and (ii) interest will be payable in kind on (and thereby increase) the outstanding principal amount of the Junior Subordinated Notes (as such principal amount is increased from time to time) at a rate of four percent (4%) per annum (“Junior PIK Interest”). A late fee of two hundred and fifty (250) basis points shall be added on any amounts due hereunder which are not paid in accordance with this Section 3.1(c). Junior PIK Interest shall be payable as an increase in the principal amount of the Junior Subordinated Notes on the first Business Day of each month without any further action on the part of Agent or the Loan Parties and such increased principal amount of the Junior Subordinated Notes shall be paid in full in connection with the repayment of the Junior Subordinated Notes. The Agent’s determination of the amount of Junior Subordinated Notes outstanding at any time shall be conclusive and binding, absent manifest error.
          (d) Cash Payments in Lieu of PIK Interest. Notwithstanding Sections 3.1(b) and 3.1(c) hereof, commencing with the first “accrual period” (as defined for purposes of the Code) ending after the fifth anniversary of the Closing Date and continuing with each subsequent accrual period thereafter, the Loan Parties shall, in respect of each series of Subordinated Notes, pay in cash, on or before the end of such accrual period, an amount equal to the sum of the annual PIK Interest, the accrued and unpaid PIK Interest and the accrued and unpaid original issue discount (other than PIK Interest) with respect to such series of Subordinated Notes if, but only to the extent that, the aggregate amount of the sum of (i) the PIK Interest and (ii) the original issue discount (other than PIK Interest), in each case that has accrued and not been paid in cash from the Closing Date through the end of such accrual period on such series of Subordinated Notes, exceeds the product of the “issue price” (as defined for purposes of the Code) for such series of Subordinated Notes and the “yield to maturity” (as defined for purposes of the Code) on such series of Subordinated Notes. Any such payment shall first be allocated to the accrued and unpaid PIK Interest.
          (e) Revolving Loans. The Loan Parties, jointly and severally, covenant and agree to make payments to the Agent for the ratable benefit of Purchasers of accrued interest on the Revolving Loans on the last day of each LIBOR Period, commencing with the first LIBOR Period after the date hereof, through the date of their repayment in full. The Revolving Loans will bear interest on the outstanding principal thereof at a rate per annum equal to the LIBOR Rate, as such rate may adjust from time to time, plus six percent (6.0%).
          (f) Computation of Interest. Interest on the Notes will be computed on the basis of a year of three hundred sixty (360) days of twelve (12) thirty (30) day months and the actual number of days elapsed.
          3.2 Repayment of Senior Term Notes. The Loan Parties, jointly and severally, covenant and agree to repay to Agent, for the ratable benefit of Purchasers, the unpaid balance of the Senior Term B Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder, on June 23, 2010.
          3.3 Repayment of Subordinated Notes.
          (a) Senior Subordinated Notes. The Loan Parties, jointly and severally, covenant and agree to repay to Agent, for the ratable benefit of Purchasers, the unpaid balance of the Senior Subordinated Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder, on June 23, 2011.
          (b) Junior Notes. The Loan Parties, jointly and severally, covenant and agree to repay to Agent, for the ratable benefit of Purchasers, the unpaid balance of the Junior Subordinated Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder, on June 23, 2011.

          3.4 Repayment of Revolving Loans. The Loan Parties covenant and agree to pay to Agent, for the ratable benefit of Purchasers, the Revolving Loans in full together with all unpaid accrued interest, fees and other amounts due hereunder on the Revolving Loan Termination Date. In addition, the Loan Parties covenant and agree to pay to Agent, for the ratable benefit of Purchasers, such amount of the Revolving Loans as shall be necessary at any time so that the aggregate amount of Revolving Loans outstanding at any time does not exceed the Revolving Loan Commitment Amount.
          3.5 Optional Prepayment of Notes. Subject to the terms of this Section 3.5, the Loan Parties may prepay to Agent, for the ratable benefit of Purchasers, the outstanding principal amount of the Senior Term B Notes and the Subordinated Notes in whole or in part in multiples of $250,000, or such lesser amount as is then outstanding, at any time at a price equal to (i) the accrued interest, if any, to the date set for prepayment, plus (ii) in the case of the Subordinated Notes, a prepayment fee representing the amortization of certain of Purchasers’ costs incurred in connection with the purchase of the Subordinated Notes equal to the principal amount prepaid thereon multiplied by the following percentage:

If Prepaid During
the 12-Month Period
Ending on June 23
of the Following Years:	Percentage
2005	5%
2006	4%
2007	3%
2008	2%
2009 and Thereafter	1%
provided, however, that no prepayment shall be applied to (a) the Subordinated Notes so long as the Senior Term B Notes remain outstanding and (b) to the Junior Subordinated Notes so long as the Senior Subordinated Notes remain outstanding. All such prepayments shall be applied by Agent to the outstanding principal in the inverse order of maturity after application of such prepayment to any accrued interest and prepayment premium payable in connection therewith.
          3.6 Notice of Optional Prepayment. If the Loan Parties shall elect to prepay any Notes pursuant to Section 3.5 hereof, the Loan Parties shall give notice of such prepayment to Agent and each holder of the Notes to be prepaid not less than thirty (30) days or more than ninety (90) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, (ii) the principal amount of such Notes to be prepaid on such date, and (iii) the premium, if any, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the Chairman of the Board of Directors, the President or the Vice President and of the Treasurer of Borrower that such prepayment is being made in compliance with Section 3.5. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, shall become due and payable on the prepayment date set forth in such notice.

          3.7 Mandatory Prepayment.
          (a) Change of Control; Event of Default. The Notes shall be prepaid in full, together with all interest, fees and expenses plus a prepayment premium computed in accordance with Section 3.5, as if such prepayment were a voluntary prepayment, in the event of a Change of Control or upon such Notes becoming due as a consequence of an Event of Default pursuant to Section 8.2.
          (b) Excess Cash Flow. In addition to the amounts payable by the Loan Parties in respect of the Notes pursuant to Sections 3.2, 3.3, 3.4 and 3.5 hereof, the Loan Parties jointly and severally, covenant and agree to make an annual principal prepayment on the Senior Term Loan B (the “Cash Flow Prepayment”) on or before the end of the LIBOR Period that occurs the soonest after the one hundred twentieth (120th) day following the end of each Fiscal Year in an amount equal to seventy-five percent (75%) of the Excess Cash Flow, or such lesser amount as is then outstanding under the Senior Term B Notes, for so long as any amounts remain outstanding under the Senior Term B Notes. All Cash Flow Prepayments in respect of any Fiscal Year shall be applied by Agent to the outstanding principal of the Senior Term B Notes in the inverse order of maturity after application of such prepayment to any accrued interest payable in connection therewith.
          3.8 Home Office Payment. The Loan Parties will pay all sums becoming due on any Note for principal, premium, if any, and interest to Agent by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Purchasers shall have from time to time specified to the Loan Parties in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Loan Parties made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each holder of a Note shall surrender such Note for cancellation, reasonably promptly after such request, to the Loan Parties at their principal executive office.
          3.9 Taxes. Any and all payments by the Loan Parties hereunder or under the Notes or other Purchase Documents that are made to or for the benefit of Purchasers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding taxes imposed on Agent’s or Purchasers’ net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If any of the Loan Parties shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Notes or other Purchase Documents to Agent for the benefit of Purchasers, or to Purchasers, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Purchaser receives an amount equal to the sum it would have received had no such deductions been made. The Loan Parties shall make such deductions and the Loan Parties shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Loan Parties agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Purchase Documents or from the execution or delivery by the Loan Parties or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Agent or Purchasers of their respective rights under any and all Purchase Documents (collectively, “Other Taxes”). The Loan Parties will indemnify Agent and Purchasers for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Agent or Purchasers provide the Loan Parties with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by Agent or Purchasers in good faith to the Loan Parties shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Loan Parties under this Section 3.9 shall survive the payment of the Notes and the termination of this Agreement. Within thirty (30) days after the Loan Parties having received a receipt for payment of Covered Taxes and/or Other Taxes, the Loan Parties shall furnish to Agent the original or certified copy of a receipt evidencing payment thereof.
          3.10 Maximum Lawful Rate. This Agreement, the Notes and the other Purchase Documents are hereby limited by this Section 3.10. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Purchasers exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Purchasers in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or Purchasers shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excess interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Loan Parties.
          3.11 Break Funding Payments. In the event of the payment of any principal of any Note (other than the Subordinated Notes) other than on the date such payment was scheduled to be paid or the due date for mandatory prepayments pursuant to Section 3.7 hereof (including payments as a result of an Event of Default), the Loan Parties shall compensate each Purchaser, upon demand, for the loss, cost and expense attributable to such event with respect to the period from such payment date to the day immediately preceding the next scheduled payment or due date.
          3.12 Capital Adequacy. If, after the date hereof, either the introduction of or any change of the interpretation of any law or the compliance by Purchasers with any guideline or request from any governmental authority (provided they are legally binding) has or would have the effect of reducing the rate of return on the capital or assets of Purchasers as a consequence of, as determined by Agent or Purchasers in their sole discretion, the existence of any Purchaser’s obligations under this Agreement or any other Purchase Documents, then, upon demand by Purchasers, the Loan Parties immediately shall pay to Purchasers, from the time as specified by Purchasers, additional amounts sufficient to compensate Purchasers in light of such circumstances. The obligations of the Loan Parties under this Section 3.12 shall survive the payment of the Notes and the termination of this Agreement.

          3.13 Certain Waivers. The Loan Parties unconditionally waive (i) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (ii) any rights of recission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Loan Parties may have or claim against any Purchaser, the Agent or any prior Purchaser or Agent.
ARTICLE 4
CONDITIONS
          4.1 Conditions to the Senior Term Loan B, Revolving Loan and Purchase of Subordinated Notes. The obligation of Purchasers to advance the Senior Term Loan B and to purchase and pay for the Notes is subject to the satisfaction, prior to or at the Closing, of the following conditions:
          (a) Representations and Warranties True. The representations and warranties contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.
          (b) Material Adverse Change. There shall have been no Material Adverse Change in the business, financial condition, assets, Business or prospects of the Synodys Companies or the capital markets since June 30, 2003.
          (c) Security Documents. The Loan Parties, Topco and Agent, for the benefit of the Purchasers, shall have entered into (i) a security agreement or security agreements with Agent subordinated in lien priority only to the Liens in favor of any senior lender as contemplated therein, if any, in form and substance as set forth in Exhibit B attached hereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Security Agreement”), (ii) a collateral patent, trademark and license assignment or assignments in form and substance as set forth in Exhibit C attached hereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “IP Collateral Assignments”) and (iii) stock pledge and security agreements in form and substance as set forth in Exhibit D attached hereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pledge Agreements”). The Loan Parties and Topco shall have executed and delivered to Agent, for the benefit of the Purchasers, such financing statements and other instruments (collectively, “Financing Statements”) as Agent shall require in order to perfect and maintain the continued perfection of the security interest created by the Security Agreement. Agent shall have received reports of filings with appropriate government agencies showing that there are no Liens on the assets of the Loan Parties and Topco other than Permitted Liens.
          (d) Environmental Reports. Agent shall have received reports covering the Synodys Companies’ properties in form and substance satisfactory to Agent regarding the Synodys Properties’ compliance with Environmental Laws.

          (e) Collateral Access Agreements. The Loan Parties shall have delivered to Agent a Collateral Access Agreement for each property specified by the Agent, in form and substance satisfactory to the Agent.
          (f) Closing Documents. The Loan Parties will have delivered or caused to be delivered to Agent all of the following documents in form and substance satisfactory to Agent:
     (i) two or more Senior Term B Notes evidencing the Senior Term Loan B (as designated by Agent and Purchasers pursuant to Section 2.1 and Annex A hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Loan Parties;
     (ii) one or more Subordinated Notes (as designated by Agent and Purchasers pursuant to Section 2.2 and Annex A hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Loan Parties;
     (iii) one or more Revolving Notes evidencing the Revolving Loans (as designated by Agent and Purchasers pursuant to Section 2.3 and Annex A hereof) in the maximum amounts as set forth herein, duly completed and executed by the Loan Parties;
     (iv) certificates of good standing dated not more than 10 days prior to the Closing Date for each of the Loan Parties and Topco issued by their respective jurisdictions of organization and each jurisdiction where it is qualified to operate as a foreign corporation, or its equivalent;
     (v) a copy of the Charter Documents of each of the Loan Parties and Topco, certified by the appropriate governmental official of the jurisdiction of its organization as of a date not more than 10 days prior to the Closing Date;
     (vi) a copy of the By-laws of each of the Loan Parties and Topco, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner, as applicable, of each respective Loan Party and Topco;
     (vii) a certificate of the secretary or assistant secretary, manager or general partner of each of the Loan Parties and Topco, certifying as to the names and true signatures of the officers or other authorized person of the respective Loan Party and Topco authorized to sign this Agreement and the other documents to be delivered by the respective Loan Party and Topco hereunder;
     (viii) copies of the resolutions duly adopted by each Loan Party’s and Topco’s board of directors, general partners, board of managers or other governing body, authorizing the execution, delivery and performance by the respective Loan Party and Topco of this Agreement and each of the other agreements, instruments and documents contemplated hereby to which the respective Loan Party and Topco is a party to, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner of the respective Loan Party and Topco;
     (ix) a certificate dated as of the Closing Date from an officer, general partner or manager of each of the Synodys Companies stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by Agent;
     (x) certificates of insurance evidencing the existence of all insurance required to be maintained by the Synodys Companies pursuant to Section 7.1(c), and Agent shall be satisfied with the type and extent of such coverage;
     (xi) copies of all material leases to which any of the Loan Parties is a party to; and
     (xii) such other documents relating to the Transactions contemplated by this Agreement as Agent or its counsel may reasonably request.
          (g) Purchaser’s Fees and Expenses.
     (i) Revolving Loan Commitment Fee. On the Closing Date, the Loan Parties shall pay the Revolving Loan Commitment Fee to ACFS (and the Loan Parties hereby authorize Agent to deduct from the aggregate proceeds from the sales of the Notes by the Loan Parties, the unpaid amount of such Revolving Loan Commitment Fee);
     (ii) Senior Origination Fee. On the Closing Date, the Loan Parties shall pay the Senior Origination Fee to ACFS (and the Loan Parties hereby authorize Agent to deduct from the aggregate proceeds from the sales of the Notes by the Loan Parties, the unpaid amount of such Senior Origination Fee);
     (iii) Junior Subordinated Origination Fee. On the Closing Date, the Loan Parties shall pay the Junior Origination Fee to ACFS (and the Loan Parties hereby authorize Agent to deduct from the aggregate proceeds from the sales of the Notes by the Loan Parties, the unpaid amount of such Junior Origination Fee);
     (iv) Structuring Fee. On the Closing Date, the Loan Parties shall pay the Structuring Fee to ACFS (and the Loan Parties hereby authorize the Agent to deduct from the sales of the Notes by the Loan Parties the unpaid amount of such Structuring Fee);
     (v) Equity Fee. On the Closing Date, the Loan Parties shall pay the Equity Fee to ACFS (and the Loan Parties hereby authorize the Agent to deduct from the sales of the Notes by the Loan Parties the unpaid amount of such Equity Fee);
     (vi) Senior Subordinated Origination Fee. On the Closing Date, the Loan Parties shall pay the Senior Subordinated Origination Fee to ACFS (and the Loan

Parties hereby authorize the Agent to deduct from the sales of the Notes by the Loan Parties the unpaid amount of such Senior Subordinated Origination Fee); and
     (vii) Other Fees and Expenses. On the Closing Date, the Loan Parties shall have paid the fees and expenses of Agent and Purchasers, payable by the Loan Parties pursuant to Section 15.4 hereof (and the Loan Parties hereby authorize Agent to deduct all such amounts from the aggregate proceeds of the sale of the Notes by the Loan Parties).
          (h) Legal Investment. On the Closing Date, Purchasers’ purchases of the Notes shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority, subsequent to the date of this Agreement.
          (i) Proceedings. All proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto will be satisfactory in form and substance to Agent and its counsel and to Purchasers and their counsel.
          (j) Consummation of Acquisition. The Acquisition shall have been consummated in form and substance satisfactory to the Purchasers, in the Purchasers’ sole discretion, and the Purchasers shall have been provided copies of all agreements, instruments and documents delivered in connection therewith.
          (k) Investment Banking Agreement. Topco and ACFS shall have executed an Investment Banking Agreement in a form reasonably satisfactory to ACFS in the form attached hereto as Exhibit F.
          4.2 Conditions Precedent to each Revolving Loan. The obligation of the Purchasers on any date (including the Closing Date) to make a Revolving Loan is subject to the satisfaction of each of the following conditions precedent:
          (a) Request for Borrowing. Agent shall have received a duly executed Request for Borrowing with respect to each Revolving Loan in accordance with Section 2.3(b) hereof.
          (b) Compliance. Both before and after giving effect to the proceeds of any Revolving Loan, (i) no Default or Event of Default shall have occurred and be continuing, (ii) repayment of the Notes shall not been accelerated in accordance with Section 8.2 hereof, (iii) the Loan Parties shall have complied and be in compliance with all the terms, covenants and conditions of each Purchase Document, and (iv) the representations and warranties of the Loan Parties contained in Section 5 hereof shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of the date of each Revolving Loan (except to the extent that any of the Schedules to this Agreement have been amended prior to any funding date to appropriately update any immaterial matters disclosed therein); and the Agent, if it so requests, shall have received a certificate, dated as of the date of each Revolving Loan, signed by an Executive Officer of the Loan Parties to the foregoing effect.
          (c) No Material Adverse Change. No Material Adverse Change shall have occurred since the date of the last audited financial statements of the Synodys Companies delivered to the Agent.
          (d) Additional Documents. The Agent shall have received prior to the date of each Revolving Loan all additional documents and certificates that the Agent shall have reasonably requested.
          4.3 Waiver. Any condition specified in this Article 4 may be waived by Agent on behalf of the Purchasers; provided that no such waiver will be effective against Agent unless it is set forth in a writing executed by Agent.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES
          5.1 Representations and Warranties of Loan Parties. As a material inducement to Agent and Purchasers to enter into this Agreement, advance the Senior Term Loan B and purchase the Notes, the Loan Parties and Topco, jointly and severally, hereby represent and warrant to Agent and Purchasers as follows:
          (a) Organization and Power. Each of the Synodys Companies is a corporation (or comparable entity of non-U.S. jurisdiction) duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Synodys Companies has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in the jurisdictions listed on the “Organization Schedule” attached hereto as Schedule 5.1(a), which includes every jurisdiction where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. Each of the Synodys Companies has its principal place of business as set forth on the Organization Schedule. The copies of the Charter Documents and By-Laws of the Synodys Companies that have been furnished to Agent reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.
          (b) Principal Business. The Synodys Companies are manufacturers and distributors of equipment for the detection of radiation (the “Business”).
          (c) Financial Statements and Financial Projections.
     (i) Financial Statements; Historical Statements. The Loan Parties have delivered to Agent copies of Synodys’s audited consolidated year-end financial statements for and as of the fiscal years ended June 30, 2000, June 30, 2001, June 30, 2002 and June 30, 2003 and unaudited balance sheet, income statements and statement of cash flows for the eleven (11) month period ended May 31, 2004 (together, the “Financial Statements”). The Financial Statements were compiled from the books and records maintained by Synodys’ management, are correct and complete and fairly represent the consolidated financial condition of Synodys and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with generally accepted accounting principles in France, consistently applied.
     (ii) Financial Projections. The Synodys Companies have delivered to Agent financial projections (consisting of a projected income statement) of the Synodys Companies for the period June 30, 2004 through June 30, 2007 derived from various assumptions of the Synodys Companies’ management (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of the Business and the Synodys Companies, present and foreseeable conditions and the intentions of the Synodys Companies’ management. The Financial Projections accurately reflect the liabilities of the Synodys Companies upon consummation of the transactions contemplated hereby as of the Closing Date.
     (iii) Accuracy of Financial Statements. The Synodys Companies do not have any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Financial Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Synodys Companies that may cause a Material Adverse Effect.
          (d) Capitalization and Related Matters. As of the Closing Date, the authorized capital stock of each of the Synodys Companies and the number and ownership of all outstanding capital stock of each of the Synodys Companies is set forth on the Organization Schedule. Except as set forth in Schedule 5.1(d), as of the Closing Date, none of the Synodys Companies will have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock and none will have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. As of the Closing Date, none of the Synodys Companies will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. As of the Closing, all of the outstanding shares of each Synodys Company’s capital stock will be validly issued, fully paid and nonassessable. None of the Synodys Companies has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Notes hereunder do not require registration under the Securities Act or any applicable state securities laws. Except as set forth in Schedule 5.1(d), there are no agreements among the Synodys Companies’ stockholders with respect to the voting or transfer of the Synodys Companies’ capital stock.
          (e) Subsidiaries. The Synodys Companies do not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person, and the Synodys Companies have no Subsidiaries, except in each case as set forth on the Organizational Schedule.
          (f) Authorization; No Breach. The execution, delivery and performance of this Agreement, the other Purchase Documents and all other agreements contemplated hereby and thereby to which each of the Synodys Companies is a party (collectively, the “Transaction

Documents”), and the consummation of the Transactions have been duly authorized by each of the Synodys Companies. The execution and delivery by each of the Synodys Companies of the Transaction Documents and the consummation of the Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) except as created pursuant to the Security Documents, result in the creation of any Lien upon any of the Synodys Companies’ capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to, the Charter Documents of any of the Synodys Companies, or any law, statute, rule or regulation to which any of the Synodys Companies is subject, or any agreement, instrument, order, judgment or decree to which any of the Synodys Companies is a party or to which they or their assets are subject.
          (g) Governmental Approvals. Except as specifically provided by the Transaction Documents, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the consummation of the Transactions by the Loan Parties and Topco.
          (h) Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by each of the Loan Parties who are parties thereto will constitute, legal, valid and binding obligations of each of the Loan Parties enforceable in accordance with their respective terms.
          (i) No Material Adverse Change. Since June 30, 2003, there has been no Material Adverse Change.
          (j) Litigation. Except as described in the “Litigation Schedule” attached hereto as Schedule 5.1(j), there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority now pending or, to the best knowledge of the Loan Parties’ and Topco’s management after due inquiry, threatened against or filed by or affecting any of the Synodys Companies or any of their directors or officers or the businesses, assets or rights of any of the Synodys Companies. The Synodys Companies and their directors or officers shall promptly provide Agent with a copy of all pleadings of all lawsuits filed against others and, in the case of other actions, a letter stating the nature of such suits and a copy of all pleadings.
          (k) Compliance with Laws. The Synodys Companies are not in violation in any material respect of any applicable Law. The Synodys Companies are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority. The Synodys Companies are not in, and the consummation of the Transactions will not cause any, default concerning any judgment, order, writ, injunction or decree of any Governmental Authority, and there is no investigation, enforcement action or regulatory action pending or threatened against or affecting any of the Synodys Companies by any Governmental Authority, except as set forth on the Litigation Schedule. Except as set forth in the Litigation Schedule, there is no remedial or other corrective action that any of the Synodys Companies is required to take to remain in compliance with any judgment, order, writ, injunction or decree of any Governmental Authority or to maintain any material permits, approvals or licenses granted by any Governmental Authority in full force and effect. During the past ten (10) years, none of the officers, directors or management of any of the Synodys Companies has been arrested or convicted of any material crime nor has any of them been bankrupt or an officer or director of a bankrupt company.
          (l) Environmental Protection. Except as specified in “Environmental Schedule” attached hereto as Schedule 5.1(l) and after giving effect to the Transactions: (i) the business of the Synodys Companies, the methods and means employed by the Synodys Companies in the operation thereof (including all operations and conditions at or in the properties of the Synodys Companies), and the assets owned, leased, managed, used, controlled, held or operated by the Synodys Companies, comply in all material respects with all applicable Environmental Laws; (ii) with respect to the Properties and Facilities, and except as disclosed in the Environmental Schedule, the Synodys Companies have obtained, possess, and are in full compliance with all permits, licenses, reviews, certifications, approvals, registrations, consents, and any other authorizations required under any Environmental Laws; (iii) the Synodys Companies have not received (x) any claim or notice of violation, lien, complaint, suit, order or other claim or notice to the effect that the Synodys Companies are or may be liable to any Person as a result of (A) the environmental condition of any of their Properties or any other property, or (B) the release or threatened release of any Pollutant, or (y) any letter or request for information under Section 104 of the CERCLA, or other comparable state laws, and to the best of the any of Loan Parties’ and Topco’s knowledge, none of the operations of the Synodys Companies is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Pollutant at the Properties and Facilities or at any other location, including any location to which the Synodys Companies have transported, or arranged for the transportation of, any Pollutants with respect to the Properties and Facilities; (iv) except as disclosed in the Environmental Schedule, neither the Synodys Companies nor any prior owner or operator has incurred in the past, or is now subject to, any Environmental Liabilities; (v) except as disclosed in the Environmental Schedule, there are no Liens, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Properties and Facilities, based upon any Environmental Laws or other legal obligations; (vi) there are no USTs located in, at, on, or under the Properties and Facilities other than the USTs identified in the Environmental Schedule as USTs; and each of those USTs is in full compliance with all Environmental Laws and other legal obligations; and (vii) except as disclosed in the Environmental Schedule, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, or otherwise related to the Properties and Facilities (including, without limitation, any building, structure, or other improvement that is a part of the Properties and Facilities), and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified in the Environmental Schedule are in full compliance with all Environmental Laws and other legal obligations.
          (m) Legal Investments; Use of Proceeds. The Loan Parties will use the proceeds from the sale of the Notes to pay a portion of the purchase consideration for the Acquisition. The Loan Parties are not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Notes will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

          (n) Taxes. Each of the Synodys Companies has filed or caused to be filed all Federal, state, local and other tax returns that are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes.
          (o) Labor and Employment. The Synodys Companies are and each of their Plans are in compliance in all material respects with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder that are applicable to the Synodys Companies or any such Plan. As of the date hereof, no Reportable Event has occurred with respect to any Plan as to which any of the Synodys Companies are or were required to file a report with the PBGC. No Plan has any material amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither the Synodys Companies nor any member of the Controlled Group has incurred or expects to incur any material withdrawal liability under Subtitle E of Title IV of ERISA to a Multiemployer Plan. The Synodys Companies are in compliance in all material respects with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions. There are no pending or threatened labor disputes, work stoppages or strikes.
          (p) Investment Company Act; Public Utility Holding Company Act. None of the Synodys is (i) an “investment company” or “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          (q) Properties; Security Interests. The Synodys Companies have good and marketable title to, or valid leasehold interests in, all of the material assets and properties used or useful by the Synodys Companies in the Business (collectively, the “Properties and Facilities”), subject to no Liens except for Permitted Liens. All of the Properties and Facilities are in good repair, working order and condition and all such assets and properties are owned by the Synodys Companies free and clear of all Liens except for Permitted Liens. The Properties and Facilities constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of the Business. The Security Agreement creates and grants to Agent a valid and perfected security interest in all the collateral thereunder, subject only to Permitted Liens. Except as specified in Schedule 5.1(q), the Synodys Companies do not own any real estate. All real estate leased by any of the Synodys Companies is listed on the “Properties Schedule,” attached hereto as Schedule 5.1(q).
          (r) Intellectual Property; Licenses. Each of the Synodys Companies possesses all Proprietary Rights necessary to conduct the Business as heretofore conducted or as proposed to be conducted by it. All Proprietary Rights registered in the name of any of the Synodys Companies and applications therefor filed by any of the Synodys Companies are listed on the “Intellectual Property Schedule,” attached hereto as Schedule 5.1(r). No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. None of the Property Rights owned by or used under license by any Synodys Company infringes, misappropriates or conflicts with any Proprietary Rights or other rights of any other Person; no products or services sold by any Synodys Company in connection with the Business is infringing on, misappropriating or making any unlawful or unauthorized use of any Proprietary Rights or other rights of another Person; and no other Person is infringing upon, misappropriating or making any unlawful or unauthorized use of any Proprietary Rights of any Synodys Company. None of the Loan Parties has notice or knowledge of any facts or any past, present or threatened occurrence that could preclude or impair the Synodys Companies’ ability to retain or obtain any authorization necessary for the operation of the Business.
          (s) Solvency. After giving effect to the Transactions, (i) the fair value of the assets of the Loan Parties, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
          (t) Complete Disclosure. All factual information furnished by or on behalf of the Loan Parties to Agent for purposes of or in connection with this Agreement or the Transactions is, and all other such factual information hereafter furnished by or on behalf of the Loan Parties will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.
          (u) Side Agreements. Neither the Synodys Companies nor any Affiliate of the Synodys Companies nor any director, officer or employee of the Synodys Companies or any of their Affiliates, respectively, has entered into, as of the date hereof, any side agreement, either oral or written, with any individual or business, pursuant to which the director, officer, employee, Synodys Companies or Affiliate agreed to do anything beyond the requirements of the formal, written contracts executed by the Synodys Companies and disclosed to Purchasers and Agent herein.
          (v) Broker’s or Finder’s Commissions. No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by the Loan Parties or any of their officers, directors or agents with respect to the issuance and sale of the Notes or the transactions contemplated by this Agreement, including without limitation the Transactions, except for fees payable to ACFS, Purchasers and Agent. The Loan Parties and Topco agree to indemnify Agent and Purchasers and to hold them harmless from and against any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Loan Parties, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent or Purchasers without the knowledge of the Loan Parties.

          (w) Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.1(w), the Synodys Companies have no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:
     (i) those liabilities or obligations set forth on the Financial Statements and not heretofore paid or discharged,
     (ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the schedules or not required to be disclosed because of the term or amount involved or otherwise, and
     (iii) those liabilities or obligations (including those relating to foreign exchange purchasing contracts) incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business.
          (x) Accuracy of Information. None of the Purchase Documents nor any other information furnished to any of the Purchasers by any of the Loan Parties and any of their Affiliates in connection with the Transactions contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading.
          (y) OFAC; USA PATRIOT Act. No Synodys Company nor any Affiliate of any Synodys Company is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; or (iii) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
          5.2 Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by Agent or Purchasers or on Agent’s or Purchasers’ behalf.
ARTICLE 6
TRANSFER OF SECURITIES
          6.1 Restricted Securities. Purchasers acknowledge that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Loan Parties are not required to register any of the Notes under the Securities Act.
          6.2 Legends; Purchaser’s Representations. Each of the Purchasers hereby represents and warrants to the Loan Parties that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Notes for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Notes to an Affiliate or Affiliates of Purchasers) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Loan Parties may place an appropriate legend on the Notes owned by Purchasers concerning the restrictions set forth in this Article 6. Upon the assignment or transfer by Purchasers or any of its successors or assignees of all or any part of the Notes, the term “Purchaser” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Notes, or portion thereof.
          6.3 Transfer of Notes. Subject to Section 6.2 hereof, a holder of a Note may transfer such Note to a new holder, or may exchange such Note for Notes of different denominations (but in no event of denominations of less than $100,000 in original principal amount), by surrendering such Note to the Loan Parties duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Loan Parties shall simultaneously deliver to such holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Agent. In lieu of the foregoing procedures, a holder may assign a Note (in whole but not in part) to a new holder by sending written notice to the Loan Parties and Agent of such assignment specifying the new holder’s name and address; in such case, the Loan Parties shall promptly acknowledge such assignment in writing to both the old and new holder.
          6.4 Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to the Loan Parties of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Loan Parties shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to the Loan Parties; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Loan Parties with an indemnity in writing to save it harmless in respect of such replaced Note.
          6.5 No Other Representations Affected. Nothing contained in this Article 6 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Purchaser.
ARTICLE 7
COVENANTS
          7.1 Affirmative Covenants. The Loan Parties, jointly and severally, covenant that, so long as all or any of the principal amount of the Notes or any interest thereon shall remain outstanding the Loan Parties shall, and Topco covenants to cause each of its Subsidiaries to:
          (a) Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

          (b) Businesses and Properties; Compliance with Laws. At all times (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trademarks and trade names, and any other trade names that may be material to the conduct of their businesses; (ii) comply in all material respects with all laws and regulations applicable to the operation of such business, including but not limited to, all Environmental Laws, whether now in effect or hereafter enacted and with all other applicable laws and regulations; (iii) take all action that may be required to obtain, preserve, renew and extend all rights, patents, copyrights, trademarks, tradenames, franchises, registrations, certifications, approvals, consents, licenses, permits and any other authorizations that may be material to the operation of such business; (iv) maintain, preserve and protect all property material to the conduct of such business; and (v) except for obsolete or worn out equipment, keep their property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
          (c) Insurance. (i) Within forty-five (45) days after the Closing Date, Topco shall deliver to Agent evidence of a directors and officers insurance policy issued by a carrier reasonably acceptable to Agent insuring the directors and officers of Topco and its Subsidiaries; (ii) maintain insurance required by the Purchase Documents and any and all contracts entered into by the Synodys Companies, including but not limited to: (a) coverage on their insurable properties (including all inventory, equipment and real property) against the perils of fire, theft and burglary; (b) public liability; (c) workers’ compensation; (d) business interruption; (e) product liability; and (f) such other risks as are customary with companies similarly situated and in the same or similar business as that of the Synodys Companies under policies issued by financially sound and reputable insurers in such amounts as are customary with companies similarly situated and in the same or similar business. Each of the Synodys Companies shall pay all insurance premiums payable by it and shall deliver the policy or policies of such insurance (or certificates of insurance with copies of such policies) to Purchaser. All insurance policies of the Synodys Companies shall contain endorsements, in form and substance reasonably satisfactory to Agent, providing that the insurance shall not be cancelable except upon thirty (30) days’ prior written notice to Agent. Agent, on behalf of Purchasers, shall be shown as a loss payee and an additional named insured party under all such insurance policies.
          (d) Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits or in respect of their properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such properties or any part thereof; provided, however, that the Synodys Companies shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Synodys Companies shall have set aside on their books adequate reserves with respect thereto.

          (e) Financial Statements; Reports. Furnish to Agent:
     (i) Annual Statements. Within ninety (90) days after the end of each fiscal year, a balance sheet and statements of operations, stockholders’ equity and cash flows of the Synodys Companies showing the financial condition of the Synodys Companies as of the close of such year and the results of operations during such year, all of the foregoing financial statements to be audited by a firm of independent certified public accountants of recognized national standing acceptable to Agent and accompanied by an opinion of such accountants without material exceptions or qualifications. Additionally, such financial statements shall be accompanied by a certificate of such accountants (which shall not contain any qualification exception or scope limitation not acceptable to Agent) stating that in the course of its regular audit of the business of the Synodys Companies, which audit was conducted in accordance with GAAP, no Default or Event of Default relating to financial and accounting matters has come to their attention, or if any Default or Event of Default exists, a statement as to the nature thereof.
     (ii) Monthly Statements. Within thirty (30) calendar days after the end of each calendar month, financial statements (including a balance sheet and cash flow and income statements) showing the financial condition and results of operations of the Synodys Companies as of the end of each such month and for the then elapsed portion of the current fiscal year, together with comparisons to the corresponding periods in the preceding year and the budget for such periods, accompanied by a certificate of an officer that such financial statements have been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
     (iii) Format; Management Report; Certificate of Compliance. Each balance sheet, operations statement and cash flow statement furnished to Agent or Purchasers pursuant to subsections (i) and (ii) of this 7.1(e) will be furnished by an electronic means in Excel spreadsheet format containing such line items and other formatting requirements as may be specified by Agent. Each financial statement furnished to Agent pursuant to subsections (i) and (ii) of this Section 7.1(e) shall be accompanied by (A) a written narrative report by the management of the Synodys Companies explaining material developments and trends in the Business and such financial statements and (B) a written certificate signed by Topco’s chief financial officer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Synodys Companies to remedy the same, and a compliance certificate in the form of Exhibit E showing the Synodys Companies’ compliance with the covenants set forth in Section 7.3.
     (iv) Accountant Reports. Promptly upon the receipt thereof, copies of all reports, if any, submitted to the Synodys Companies by independent certified public accountants in connection with each annual, interim or special audit or review of the financial statements of the Synodys Companies made by such accountants, including but not limited to, any comment letter submitted by such accountants to management in connection with any annual review.
     (v) Projections. As soon as available, but in no event later than April 15 of each year, a projection of the Synodys Companies’ balance sheet, and income, retained earnings and cash flow statements, respectively, for the following four (4) fiscal years (provided that for the first fiscal year the foregoing information shall be provided on a monthly basis) and comparable actual and budgeted figures for the current year; and within ten (10) days after any material update or amendment of any such plan or forecast, a copy of such update or amendment, including a description of and reasons for such update or amendment. Each such projection, update or amendment shall be accompanied by a written certificate signed by Topco’s chief financial officer to the effect that it has been prepared on the basis of the Synodys Companies’ historical financial statements and records, together with the assumptions set forth in such projection and that it reflects expectations, after reasonable analysis, of the Synodys Companies’ management as to the matters set forth therein.
     (vi) Additional Information. Promptly, from time to time, such other information regarding the compliance by Topco and the Loan Parties with the terms of this Agreement and the other Purchase Documents or the affairs, operations or condition (financial or otherwise) of the Synodys Companies as Agent or Required Purchasers may reasonably request and that is capable of being obtained, produced or generated by Topco and the Loan Parties or of which Topco and the Loan Parties have knowledge.
     (f) Litigation and Other Notices. Give Agent prompt written notice of the following:
     (i) Orders; Injunctions. The issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any loan or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint.
     (ii) Litigation. The notice, filing or commencement of any action, suit or proceeding against any of the Synodys Companies whether at law or in equity or by or before any court or any Federal, state, municipal, foreign or other governmental agency or authority and that, if adversely determined against any of the Synodys Companies, could resulted in uninsured liability in excess of $100,000 in the aggregate.
     (iii) Environmental Matters. (A) Any release or threatened release of any Pollutant required to be reported to any Federal, state, local or other governmental or regulatory agency under any applicable Environmental Laws, (B) any Removal, Remedial or Response action taken by any of the Synodys Companies or any other person in response to any Pollutant in, at, on or under, a part of or about any of the

Synodys Companies’ properties or any other property, (C) any violation by any of the Synodys Companies of any Environmental Law, in each case, that could result in a Material Adverse Effect, or (D) any notice, claim or other information that any of the Synodys Companies might be subject to an Environmental Liability.
     (iv) Default. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.
     (v) Material Adverse Effect. Any development in the business or affairs of any of the Synodys Companies that could have a Material Adverse Effect.
     (vi) Board Meetings. Written notice of each regular meeting of each of the Synodys Company’s Board of Directors at least thirty (30) days in advance of such meeting and prior written notice of each special meeting of the Synodys Company’s Board of Directors at least seven (7) days in advance of such meeting, but in any case such notice shall be delivered no later than the date on which the members of the Board of Directors are notified of such meeting. In addition, the Synodys Companies will send Agent copies of all reports and materials provided to members of the Board of Directors at meetings or otherwise.
          (g) ERISA. Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating thereto and furnish to Agent, and if requested by them in writing, furnish to Purchasers, (i) as soon as possible, and in any event within thirty (30) days after knowing or having reason to know thereof, notice of (A) the establishment by the Synodys Companies of any Plan, (B) the commencement by the Synodys Companies of contributions to a Multiemployer Plan, (C) any failure by the Synodys Companies or any of their ERISA Affiliates to make contributions required by Section 302 of ERISA (whether or not such requirement is waived pursuant to Section 303 of ERISA), or (D) the occurrence of any Reportable Event with respect to any Plan or Multiemployer Plan for which the reporting requirement is not waived, together with a statement of an officer setting forth details as to such Reportable Event and the action that the Synodys Companies propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if any such notice was provided by the Synodys Companies, and (ii) promptly after receipt thereof, a copy of any notice the Synodys Companies may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Multiemployer Plan, or to appoint a trustee to administer any Plan or Multiemployer Plan, and (iii) promptly after receipt thereof, a copy of any notice of withdrawal liability from any Multiemployer Plan.
          (h) Maintaining Records; Access to Premises and Inspections. Maintain financial records in accordance with generally accepted practices and, upon reasonable notice, at all reasonable times and as often as Agent or any Purchasers may reasonably request (and at any time after the occurrence and during the continuation of a Default or Event of Default), permit any authorized representative designated by Agent to visit and inspect the properties and financial records of the Synodys Companies and to make extracts from such financial records, all at the Synodys Companies’ reasonable expense, and permit any authorized representative designated by Agent or any Purchasers to discuss the affairs, finances and condition of the Synodys Companies with the Synodys Companies’ chief financial officers and such other officers as the Synodys Companies shall deem appropriate, and the Synodys Companies’ independent public accountants.
          (i) Board of Directors.
               (i) The Borrower’s Board of Directors shall be identical in composition to the Board of Directors of Topco and shall meet at least once per calendar quarter.
               (ii) The Boards of Directors of each of Borrower’s domestic Subsidiaries shall be identical to the Board of Directors of Borrower, both in terms of their general composition and the formation and composition of any committees thereof.
               (iii) Members of the Board of Directors of Borrower or any Subsidiary thereof shall be reimbursed by Borrower for reasonable out of pocket expenses incurred in connection with attendance at Board of Directors, committee and stockholder meetings.
               (iv) Borrower hereby agrees that, notwithstanding the fiduciary duties a director may have as a director of Borrower, a director or any observer described in this Section 7.1(i) may share with Agent or any Purchaser and such Purchaser’s legal and financial advisors any confidential information related to the business and operations of the Borrower disclosed to him during the exercise of his duties as a director of Borrower and its Subsidiaries or his participation as an observer to the Board of Directors of Borrower and its Subsidiaries, as the case may be, unless such Board of Directors specifically directs that such confidential information not be so disclosed.
          (j) Future Financings. The Synodys Companies shall give to Agent and Purchasers an opportunity to participate in any future financings of the Synodys Companies.
          7.2 Negative Covenants. The Loan Parties, jointly and severally, covenant that, and Topco shall cause that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding:
          (a) Indebtedness. None of the Synodys Companies shall create, incur, assume guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness, except:
     (i) Indebtedness under this Agreement;
     (ii) Indebtedness incurred in the ordinary course of business with respect to customer deposits, trade payables and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of indebtedness;
     (iii) Indebtedness under the BNP Agreement;
     (iv) Indebtedness and obligations owing under Hedge Agreements; and

     (v) Indebtedness listed on the Permitted Indebtedness Schedule attached hereto as Schedule 7.2(a).
          (b) Negative Pledge; Liens. The Synodys Companies shall not create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind, except the following (collectively, “Permitted Liens”):
     (i) Liens for or priority claims imposed by law that are incidental to the conduct of business or the ownership of properties and assets (including mechanic’s, warehousemen’s, attorneys’ and statutory landlords’ Liens) and deposits and pledges incurred in the ordinary course of business and not in connection with the borrowing of money; provided, however, that in each case, the obligation secured is not overdue, or, if overdue, is being contested in good faith and adequate reserves have been set up by the Synodys Companies as the case may be; and provided, further, that the Lien and security interest provided in the Security Documents or any portion thereof created or intended to be created thereby is not, in the opinion of Purchasers, unreasonably jeopardized thereby;
     (ii) Liens securing the payments of taxes, assessments and governmental charges or levies incurred in the ordinary course of business that either (a) are not delinquent, or (b) are being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves have been set aside on their books, and so long as during the period of any such contest, the Synodys Companies shall suffer no loss of any privilege of doing business or any other right, power or privilege necessary or material to the operation of the Business;
     (iii) Liens listed on the “Permitted Encumbrances Schedule” attached hereto as Schedule 7.2(b);
     (iv) Liens granted pursuant to the BNP Agreement;
     (v) Liens in favor of a provider of a Hedge Agreement; and
     (vi) Extensions, renewals and replacements of Liens referred to in clauses (i) through (v) of this Section 7.2(b); provided, however, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced.
          (c) Contingent Liabilities. The Synodys Companies shall not become liable for any Guaranties, except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
          (d) Leases. At no point shall the sum of the aggregate amount of annualized payments on operating leases by the Synodys Companies during any Fiscal Year exceed $250,000.

          (e) Mergers, etc. The Synodys Companies shall not merge into or consolidate or combine with any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business. Except as expressly permitted by the Security Documents, the Synodys Companies shall not sell, transfer or otherwise dispose of any of their assets, including the collateral under the respective Security Documents.
          (f) Affiliate Transactions. The Synodys Companies shall not make any loan or advance to any director, officer or employee of the Synodys Companies or any Affiliate, or enter into or be a party to any transaction or arrangement with any Affiliate of the Synodys Companies, including, without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except (i) pursuant to the Intercompany Loan, (ii) pursuant to the reasonable requirements of the Synodys Companies’ Business and upon fair and reasonable terms no less favorable to the Synodys Companies than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) payment of the Management Fee and of other fees payable pursuant to Section 4.1(g), (v) payment of directors’ fees to non-officer directors not to exceed $20,000 a year in the aggregate, and (iv) payment of reasonable expenses (including legal, accounting, and professional fees) of ACAS and its affiliates incurred in connection with the Acquisition and the transactions contemplated herein and in connection with ACAS’s management of its investment in the Synodys Companies and its Affiliates.
          (g) Dividends and Stock Purchases. The Synodys Companies shall not directly or indirectly: declare or pay any dividends or make any distribution of any kind on their outstanding capital stock or any other payment of any kind to any of their stockholders or its Affiliates (including any redemption, purchase or acquisition of, whether in cash or in property, securities or a combination thereof, any partnership interests or capital accounts or warrants, options or any of their other securities), or set aside any sum for any such purpose other than for such dividends, distributions or payments paid solely to other Synodys Companies; provided, however, that this Section 7.2(g) shall not apply to (i) payment of the Management Fee and of other fees pursuant to Section 4.1(g) and (ii) redemptions and other purchases of capital stock pursuant to any stockholders agreement of Topco in effect from time to time.
          (h) Advances, Investments and Loans. The Synodys Companies shall not purchase, or hold beneficially any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loan, Guaranty or advance to, or make any investment or acquire any interest whatsoever in, any other Person (including, but not limited to, the formation or acquisition of any Subsidiaries), except:
     (i) Securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition;
     (ii) United States dollar-denominated time deposits, certificates of deposit and bankers acceptances of any bank or any bank whose short-term debt rating from Standard & Poor’s Ratings Group, a division of The McGraw-Hill

Companies, Inc. (“S&P”), is at least A-1 or the equivalent or whose short-term debt rating from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent with maturities of not more than six months from the date of acquisition;
     (iii) Commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s maturing within six months after the date of acquisition;
     (iv) Marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (v) Investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;
     (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (vii) Receivables owing to the Synodys Companies created or acquired in the ordinary course of business and payable on customary trade terms of the Synodys Companies;
     (viii) Deposits made in the ordinary course of business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;
     (ix) Advances to employees in the ordinary course of business for business expenses; provided, however, that the aggregate amount of such advances at any time outstanding shall not exceed $20,000;
     (x) Securities issued by other Synodys Companies;
     (xi) Investments in forward exchange contracts related to foreign currencies in the ordinary course of business consistent with past practice;
     (xii) Investments pursuant to the Intercompany Loan;
     (xiii) Investments in Hedging Agreements; and
     (xiv) The provisions of clauses (i) through (xiv) above shall apply to debt instruments and securities, whether denominated in United States dollars or in Euros, issued, as applicable, by a state that was a member of the European Union prior to May 1, 2004 or an issuer located in any such member, mutatis mutandis.

          (i) Use of Proceeds. The Synodys Companies shall not use any proceeds from the sale of the Notes hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”
          (j) Stock Issuances. Except pursuant to the Option Plan, the Synodys Companies shall not issue any capital stock or other equity interests or any options or warrants to purchase, or securities convertible into capital or equity interests or establish any stock appreciation rights or similar programs based on the value of the Synodys Companies’ equity interests.
          (k) Amendment of Charter Documents. The Synodys Companies shall not amend, terminate, modify or waive or agree to the amendment, modification or waiver of any material term or provision of their respective Charter Documents, or Bylaws.
          (l) Subsidiaries. None of the Synodys Companies shall establish or acquire any Subsidiary unless approved by Agent and, if so requested by Agent, such Subsidiary becomes a Loan Party.
          (m) Business. None of the Synodys Companies shall engage, directly or indirectly, in any business other than the Business.
          (n) Fiscal Year; Accounting. None of the Synodys Companies shall change its Fiscal Year from ending on June 30 or method of accounting (other than immaterial changes in methods), except as required by GAAP.
          (o) Establishment of New or Changed Business Locations. None of the Synodys Companies shall relocate its principal executive offices or other facilities or establish new business locations or store any inventory or other assets at a location not identified to Agent on or before the date hereof, without providing not less than thirty (30) days advance written notice to Agent.
          (p) Changed or Additional Business Names. None of the Synodys Companies shall change its corporate name, establish new or additional trade names or change its state of organization without providing not less than thirty (30) days advance written notice to Agent.
          7.3 Financial Covenants.
          (a) The Loan Parties, jointly and severally, covenant that, and Topco shall cause that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding, the Synodys Companies shall maintain, on a consolidated basis at the end of each three month period beginning September 30, 2004:
     (i) Minimum Fixed Charge Coverage Ratio. A minimum Fixed Charge Coverage Ratio of 1 to 1 (1:1);

     (ii) Maximum Debt to EBITDA Ratio. A maximum Debt to EBITDA Ratio as set forth on Annex C hereto;
     (iii) Minimum Interest Coverage Ratio. A minimum Interest Coverage Ratio as set forth on Annex D hereto; and
     (iv) Minimum EBITDA. A minimum EBITDA as set forth on Annex E hereto.
          (b) So long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding, the Loan Parties covenant that, and Topco shall cause that, the Synodys Companies shall not make or commit to make any payments in any Fiscal Year on account of Capital Expenditures that in the aggregate would cost more than:

Fiscal Year	Amount
2004 and Thereafter (provided covenant will be tested on each measurement date)	€2,000,000
Fifty percent (50%) of the amount of Permitted Capital Expenditures not utilized in any Fiscal Year may be carried forward, but may be expended only in the immediately succeeding Fiscal Year. The amount so carried forward shall only be used after utilization of all allowed amounts (without regard to such rollover) for Capital Expenditures in such succeeding Fiscal Year.
ARTICLE 8
EVENTS OF DEFAULT
          8.1 Events of Default. An Event of Default shall mean the occurrence of one or more of the following described events:
          (a) any Loan Party shall default in the payment of (i) interest on any Note within five (5) days after its due date or (ii) principal of any Notes when due, whether at maturity, upon notice of prepayment in accordance with Sections 3.5 or 3.6, upon any scheduled payment date, a mandatory prepayment date in accordance with Section 3.7 or by acceleration or otherwise;
          (b) any Synodys Company shall default under any agreement under which any Indebtedness in an aggregate principal amount of $200,000 or more is created in a manner entitling the holder of such Indebtedness to accelerate the maturity of such Indebtedness;
          (c) any representation or warranty herein made by any Loan Party or Topco, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;
          (d) any Loan Party or Topco shall default in the performance of any covenant, condition or provision of Section 7.1(h), 7.2 or 7.3;

          (e) a default or event of default shall occur under any other Purchase Document, beyond any applicable notice or cure periods;
          (f) any Loan Party or Topco shall default in the performance of any other covenant, condition or provision of this Agreement, any Note or any other Purchase Document, and such default shall not be remedied to Agent’s or Required Purchasers’ satisfaction for a period of thirty (30) days of the earlier of (i) written notice from an Agent of such default or (ii) actual knowledge by any Loan Party or Topco of such default;
          (g) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Synodys Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Synodys Company or for any substantial part of its property, or for the winding-up or liquidation of their affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;
          (h) any Synodys Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Synodys Company or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;
          (i) both the following events shall occur: (i) a Reportable Event, the occurrence of which would have a Material Adverse Effect that could cause the imposition of a Lien under Section 4068 of ERISA, shall have occurred with respect to any Plan or Plans; and (ii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than $100,000 at such time;
          (j) a final judgment that with other undischarged final judgments against any Synodys Company, exceeds an aggregate of $100,000 (excluding judgments to the extent the applicable Synodys Company is fully insured or the deductible or retention limit does not exceed $100,000 and with respect to which the insurer has assumed responsibility in writing), shall have been entered against any Synodys Company if, within thirty (30) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged;
          (k) any Transaction Document or Security Document shall at any time after the Closing Date cease for any reason to be in full force and effect or shall cease to create perfected security interests in favor of Agent in the collateral subject or purported to be subject thereto, subject to no other Liens other than Permitted Liens, or such collateral shall have been transferred to any Person without the prior written consent of the holders of a majority in principal amount of the outstanding Notes; or

          (l) a Change of Control shall have occurred.
          8.2 Consequences of Event of Default.
          (a) Bankruptcy. If an Event of Default specified in paragraphs (g) or (h) of Section 8.1 hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other liabilities of the Loan Parties to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.
          (b) Other Defaults. If any other Event of Default shall occur, Required Purchasers may at their option, by written notice to the Loan Parties, declare the entire unpaid balance of the Notes, and interest accrued thereon and all other liabilities of the Loan Parties hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived; provided, that in the case of a default specified in clause (ii) of paragraph (a) of Section 8.1 hereof shall occur, any holder of a Note as to which such Event of Default has occurred may declare the entire unpaid balance of such Note (but only such Note) and other amounts due hereunder and thereunder with regard to such Note to become immediately due and payable.
          (c) Penalty Interest. Following the occurrence and during the continuance of (i) any failure to pay interest on any Note on its scheduled due date or (ii) any Event of Default, the holders of the Notes shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus two hundred and fifty (250) basis points.
          (d) Premium. In the event of any acceleration of Notes pursuant to Section 8.2(b) hereof, the Loan Parties shall also pay to Agent, for the ratable benefit of Purchasers, the prepayment premium that would otherwise be payable upon any voluntary prepayment of such Notes.
          (e) Security. Payments of principal of, and premium, if any, and interest on, the Notes and all other obligations of the Loan Parties under this Agreement or the Notes are secured pursuant to the terms of the Security Documents.
ARTICLE 9
THE AGENT
          9.1 Authorization and Action. Each Purchaser and each subsequent holder of any Note by its acceptance thereof, hereby designates and appoints ACFS as Agent hereunder and authorizes ACFS to take such actions as agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement and the other Purchase Documents, together with such powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or otherwise exist for Agent. In performing its functions and duties hereunder, Agent shall act solely as agent for Purchasers and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Loan Parties, Topco or any of their respective successors or assigns. Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of Agent hereunder shall terminate at the indefeasible payment in full of the Notes and related obligations.
          9.2 Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          9.3 Exculpatory Provisions. Neither Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of Agent, the breach of its obligations expressly set forth in this Agreement, unless such action was taken or omitted to be taken by Agent at the direction of the Required Purchasers), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by the Loan Parties or Topco contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of any of the Loan Parties or Topco to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article 4. Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any of the Loan Parties or Topco.
          9.4 Reliance. Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by Agent. Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Purchasers or all of the Purchasers, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Purchasers; provided, that, unless and until Agent shall have received such advice, Agent may take or refrain from taking any action, as Agent shall deem advisable and in the best interests of Purchasers. Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Purchasers or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.
          9.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent or hereafter taken, including, without limitation, any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent. Each Purchaser represents and warrants to Agent that it has and will, independently and without reliance upon Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement.
          9.6 Agent in its Individual Capacity. Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Loan Parties or any Affiliate of the Loan Parties as though Agent were not Agent hereunder.
          9.7 Successor Agent. Agent may, upon forty-five (45) days’ notice to the Loan Parties and Purchaser, and Agent will, upon the direction of the Required Purchasers (other than Agent, in its individual capacity), resign as Agent. If Agent shall resign, then the Required Purchasers during such forty-five-day (45) period shall appoint a successor Agent and if the Required Purchasers direct Agent to resign, such direction shall include an appointment of a successor Agent. If for any reason no successor Agent is appointed by the Required Purchasers during such forty-five-day period, then effective upon the expiration of such forty-five-day period, Purchasers shall perform all of the duties of Agent hereunder and the Loan Parties shall make all payments in respect of the Notes directly to the applicable Purchaser and for all purposes shall deal directly with Purchasers. After any retiring Agent’s resignation hereunder as Agent, the provisions of Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          9.8 Collections and Disbursements.
          (a) Agent will have the right to collect and receive all payments of the Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Purchase Documents with regard to the Notes, and Agent will remit to each Purchaser, according to its pro rata percentage, all such payments actually received by Agent in accordance with the settlement procedures established from time to time. Settlements shall occur on such dates as Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days after request by the Required Purchasers.
          (b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Purchase Documents, each Purchaser will, upon written notice from Agent, promptly pay over to Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.
          (c) All payments by Agent and Purchasers to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of accounts and records reflecting the interest of each Purchaser in the Notes, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Purchaser at reasonable times during normal business hours, at such Purchaser’s sole expense. Agent may treat the payee of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 6.3. In the event that any Purchaser shall receive any payment in reduction of the Notes in an amount greater than its applicable pro rata percentage in respect of obligations to Purchaser evidenced hereby (including, without limitation amounts obtained by reason of setoffs) such Purchaser shall hold such excess in trust for Agent (on behalf of all other Purchasers) and shall promptly remit to Agent such excess amount so that the amounts received by each Purchaser hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Purchaser that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on the next payment date to each Purchaser so that, after giving effect to such payments, the pro rata obligations owed by the Loan Parties to each Purchaser shall be in an amount equal to the pro rata amount owed by the Loan Parties before the date of the payment of such excess amount. In no event shall any Purchaser be deemed to have a participation or other right in, to or against any other Purchaser’s Note as a result of the payment of any excess amount.
          9.9 Reporting. During the term of this Agreement, Agent will promptly furnish each Purchaser with copies of all notices and financial statements of the Synodys Companies required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent’s possession as any Purchaser may reasonably request. Agent will immediately notify Purchasers when it receives actual knowledge of any Event of Default under the Purchase Documents.
          9.10 Consent of Purchasers.
          (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Notes and the Purchase Documents related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Purchase Documents. Notwithstanding the foregoing, each Purchaser shall make its own investment decision with regard to the Notes, including, without limitation, the credit judgment with respect to the purchasing of the Notes and the determination as to the basis on which and extent to which purchases of Notes may be made.
          (b) Notwithstanding anything to the contrary contained in Section 9.10(a) above, Agent shall not without the prior written consent of all Purchasers then holding Notes: (i) extend any payment date under the Notes, (ii) reduce any interest rate applicable to any of the Notes or any fee payable to Purchasers hereunder, (iii) waive any Event of Default under Section 8.1(a), (iv) compromise or settle all or a portion of the Indebtedness under the Notes, (v) release any obligor from the Indebtedness under the Notes except in connection with full payment and satisfaction of all Indebtedness under the Notes, (vi) amend the definition of Required Purchasers, or (vii) amend this Section 9.10(b).
          (c) Notwithstanding anything to the contrary contained in Section 9.10(a) above, and subject to any applicable limitation set forth in Section 9.10(b) above, Agent shall not, without the prior written consent of Required Purchasers: (i) waive any Event of Default; (ii) consent to any Synodys Companies’ taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the other Purchase Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement or other Purchase Documents.

          (d) After an acceleration of the Indebtedness, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Purchasers and, upon written instruction from the Required Purchasers, to exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Purchase Documents and available at law or in equity to protect the rights of Agent and Purchasers and collect the Indebtedness under the Notes, including, without limitation, instituting and pursuing all legal actions brought against any Loan Party or Topco or to collect the Indebtedness under the Notes, or defending any and all actions brought by any Loan Party or other Person; or incurring expenses or otherwise making expenditures to protect the collateral, the Notes or Agent’s or any Purchaser’s rights or remedies.
          9.11 This Article Not Applicable to Loan Parties. Except for this Section 9.11, this Article 9 is included in this Agreement solely for the purpose of determining certain rights as between Agent and Purchasers and does not create, nor shall it give rise to, any rights in or obligations on the part of the Synodys Companies and all rights and obligations of the Loan Parties and Topco (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article 9.
ARTICLE 10
PUT OPTION AND UNLOCKING RIGHTS
          10.1 Grant of Option. Topco hereby grants to each holder of Subject Securities (a “Holder”) an option to sell to Topco, and Topco is obligated to purchase from each Holder under such option (the “Put Option”), all (or such portion as is designated by any such Holder pursuant to Section 10.3 below) of the Subject Securities then owned by such Holder. The Put Option will be effective at any time and from time to time after the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) the date of the payment in full of the outstanding principal, interest and fees in respect of the Notes, (iii) a Change of Control.
          10.2 Put Price. In the event that any Holder exercises the Put Option, the price (the “Put Price”) to be paid to each such Holder pursuant to this Agreement will be the sum of the amount determined by multiplying the number of shares of Subject Securities (or, in the case of any Company Warrant, the number of shares of Underlying Common Stock into which such Company Warrant is convertible) for which the Put Option is being exercised (collectively, the “Put Shares”) by the Fair Market Value thereof.
          10.3 Exercise of Put Option. If any Holder elects to exercise its Put Option, such Holder shall give notice to Topco and each other Holder of such Holder’s election to exercise the Put Option, specifying, among other things, the date on which the Put Option Closing (as hereinafter defined) shall occur, which date shall not be less than twenty-one (21) days after the date of such notice. If a Holder receives such notice of another Holder’s exercise of such other Holder’s Put Option, the Holder receiving such notice may elect to exercise its Put Option and designate a Put Option Closing simultaneous with that of such other Holder by sending a notice in accordance with Section 10.1. Topco will provide each Holder desiring to exercise its Put Option with the name and address of each other Holder. Notwithstanding the foregoing, the right of each Holder to exercise its Put Option shall be an individual and separate right, and the exercise of any

Put Option by any Holder shall not be conditioned upon the exercise by any other Holder of its Put Option.
          10.4 Certain Remedies. In the event that Topco defaults on its obligation to purchase all or any portion of the Put Shares upon exercise of the Put Option by any Holder, the Holder may elect, in addition to any other rights or remedies of such Holder, either to (i) rescind its exercise of the Put Option, in which case the Put Option will continue in full force and effect, or (ii) receive a promissory note, duly executed by Topco, payable to the Holder in the principal amount of the Put Price, which promissory note shall be on the same terms as the Junior Subordinated Notes hereunder; provided, however, that such note shall bear interest payable in cash on the outstanding principal thereof at a rate per annum equal to the Prime Rate, as such may adjust from time to time, plus three hundred (300) basis points per annum; provided, further, that Topco shall repay the unpaid principal balance of such note in full, together with all accrued and unpaid interest, fees and other amounts due thereunder, in sixty (60) consecutive equal monthly payments commencing on the first Business Day of the first full month following the execution of such note and there shall be no premium charged for prepaying such note.
          10.5 Put Option Closing. Each closing for the purchase and sale of the Put Shares as to which any Holder has notified Topco of such Holder’s intention to exercise the Put Option (a “Put Option Closing”) shall occur on the date specified in such notice of exercise. At any Put Option Closing, to the extent applicable, the Holder of the Put Share will deliver the certificate or certificates evidencing the Put Shares being purchased, duly endorsed in blank. In consideration therefor, Topco will deliver to the Holder the Put Price, which will be payable by wire transfer of immediately payable funds to an account designated by such Holder or, at the option of Holder in its sole discretion, a promissory note in form and with terms identical to those of the Senior Subordinated Notes, duly executed by the Loan Parties, payable to the Holder in the principal amount of the Put Price. In the event multiple Holders have exercised the Put Option and there is insufficient cash available to pay each such Holder the full amount of funds they have requested pursuant to the preceding sentence, any payment of cash will be made on a pro rata basis among such Holders in proportion to their respective number of Put Shares and the remaining amounts due shall be paid by delivery of a note in accordance with Section 10.4.
          10.6 Unlocking Rights. In the event that at any time after the date two (2) years from the Closing Date, Topco shall receive a bona fide third-party offer not solicited by any Purchaser or Agent (unless such solicitation occurred at the request of Topco) to purchase all or substantially all of the Common Stock or assets of Topco or to merge with Topco or for Topco or any other Synodys Company or Companies to engage in any similar transaction in a manner with no conditions that are unlikely to be satisfied prior to the proposed closing thereof that would cause Topco’s stockholders to receive cash or publicly-traded securities in exchange for their Common Stock (an “Unlocking Offer”) and a majority of the Holders shall have notified Topco that they support the Unlocking Offer, either (i) Topco shall accept such Unlocking Offer within ten (10) Business Days of receipt of notice of such Unlocking Offer or (ii) if Topco does not accept such Unlocking Offer, each Holder shall have the right to put all, but not less than all, of its Subject Securities to Topco in accordance with Section 10.1 at any time prior to the date that is thirty (30) days after the date Topco receives such Unlocking Offer, except that the Fair Market Value per share shall be deemed to be equal to the amount of such Unlocking Offer. Topco shall provide the Holders with prompt notice of its receipt of any Unlocking Offer and the material terms thereof.
ARTICLE 11
PURCHASE RIGHTS
          11.1 Limited Preemptive Rights. If after the date of this Agreement, Topco authorizes the issuance and sale of any shares of capital stock or any securities containing options or rights to acquire any shares of capital stock (other than in connection with the exercise of the Company Warrants, the issuance or exercise of Options issued pursuant to the Option Plan, an underwritten public offering or the issuance of such securities in exchange for the securities or assets of another Person as a part of Change of Control) at any time that any Purchaser holds any Common Stock or Company Warrants, Topco will offer to sell to each Purchaser a portion of such securities equal to the percentage determined by dividing (i) the number of shares of Common Stock of Topco and Underlying Common Stock (without duplication) then held by such Purchaser by (ii) the number of shares of Common Stock outstanding (on a Fully Diluted Basis). For purposes of clause (ii) above, a share of Common Stock acquirable upon exercise or conversion of options or rights to acquire any shares of Common Stock shall be deemed outstanding only if the applicable conversion price, exercise price or other acquisition price is equal to or less than the then current Fair Market Value of a share of Common Stock. Each Purchaser will be entitled to purchase such stock or securities at the same price and on the same terms as such stock or securities are to be offered to any other Person. Each Purchaser must exercise its purchase rights within twenty (20) days after receipt of written notice from Topco describing in reasonable detail the stock or securities being so offered, the purchase price thereof, the payment terms and each Purchaser’s percentage allotment. Upon the expiration of such period of twenty (20) days, Topco will be free to sell such stock or securities that Purchasers have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to purchasers thereof than those offered to Purchasers. Any stock or securities offered or sold by Topco after such ninety (90) day period must be reoffered to each Purchaser pursuant to the terms of this Section 11.1. Any stock or securities purchased by a Purchaser from Topco pursuant to this Section 11.1 shall, upon such purchase and thereafter be deemed to be Registrable Securities for all purposes of this Agreement.
          11.2 Termination. The provisions of Section 11.1 shall terminate upon the consummation of an underwritten public offering of Common Stock registered under the Securities Act with an investment banking firm of national reputation as managing underwriter.
ARTICLE 12
REGISTRATION RIGHTS
          12.1 Piggyback Registrations.
          (a) Whenever Topco proposes to register any of its securities under the Securities Act, if the registration statement proposed to be used by the Topco is not a registration statement on Form S-4 or S-8 (or any substitute form for comparable purposes that may be adopted by the Commission) or a registration statement filed in connection with an exchange offer or an offering of securities solely to Topco’s existing security holders and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Topco will give prompt written notice (in any event within three (3) Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities with respect of the proposed offering at least thirty (30) days before the initial filing with the SEC of such registration statement, and offer to include in such filing such Registrable Securities as any such holder may request. Each such holder of Registrable Securities desiring to have Registrable Securities registered under this Section 12.1 shall advise Topco in writing within fifteen (15) days after the date of receipt of such notice from Topco, setting forth the amount of such Registrable Securities for which registration is requested. Topco shall thereupon include in such filing the number of Registrable Securities for which registration is so requested, and shall use its best efforts to effect registration under the Securities Act of such Registrable Securities.
          (b) The registration expenses of the holders of Registrable Securities will be paid by Topco in all Piggyback Registrations to the extent provided in Section 12.6.
          (c) If a Piggyback Registration is an underwritten primary registration on behalf of holders of Topco’s securities, and the managing underwriters advise Topco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to Topco, Topco will include in such registration: (i) first, the securities Topco proposes to sell, (ii) second, the Registrable Securities and any other securities requested to be included in such registration, pro rata among the holders of such Registrable Securities and the holders of such other securities on the basis of the number of shares owned by each such holder..
          (d) If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Topco’s securities, and the managing underwriters advise Topco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, Topco will include in such registration (A) first, any Registrable Securities requested to be included in such registration, (B) second, the securities requested to be included in such registration pursuant to any stockholders agreement of Topco and not described in clause (A), pro rata among the holders of such securities on the basis of the number of shares owned by each such holder, and (C) third other securities requested to be included in such registration.
          (e) If the managing underwriters in either an underwritten primary or secondary registration advise Topco in writing that in their opinion the relationship to Topco (i.e., as officers, directors or stockholders) of the selling stockholders holding Registrable Securities requested to be included in the registration statement will adversely effect an orderly sale of Registrable Securities within a price range acceptable to Topco or the holders initially requesting such registration, Topco may exclude from such registration such amount up to all of such Registrable Securities of such selling stockholders as the managing underwriters determine are desirable to complete such an orderly sale.
          (f) If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Registrable Securities who request to be included in such Piggyback Registration. Such approval will not be unreasonably withheld.
          (g) If Topco has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 12.1, and if such previous registration has not been withdrawn or abandoned, Topco will not file a registration statement or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the effective date of such previous registration.
          12.2 Demand Registration Rights.
          (a) If, at any time after Topco has filed any registration statement under the Securities Act or the Securities Exchange Act, except with respect to registration statements filed on Form S-8 or any successor form, Topco receives a written request by the holders of a majority of the Registrable Securities to effect the registration under the Securities Act of such shares of Common Stock of Topco, Topco shall follow the procedures described in this Section 12.2. Within five (5) days of its receipt of such request, Topco shall give written notice of such proposed registration (a “Demand Registration”) to all holders of Registrable Securities, and thereupon, Topco shall, as expeditiously as possible, use its best reasonable efforts to effect the registration on a form of general use under the Securities Act of the shares it has been requested to register in such initial request and in any response to such notice given to Topco within twenty (20) days after Topco’s giving of such notice; provided, however, that Topco shall not be required to effect a Demand Registration if more than two (2) Demand Registrations have been undertaken.
          (b) Topco may not be required to effect a registration pursuant to this Section 12.2 during the first 180 days after the effective date of any registration statement filed by Topco under Section 12.1 if the holders of Registrable Securities requesting registration have been afforded the opportunity to register in such registration all or a majority of their Registrable Securities.
          (c) Topco may include in any registration under this Section 12.2 any other shares of Common Stock of Topco (including issued and outstanding shares of stock as to which the holders thereof have contracted with Topco for “piggyback” registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter of the shares of the stockholder or stockholders first demanding registration (if the offering is underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the stock sought to be registered by such demanding stockholder or stockholders pursuant to this Section 12.2.
          12.3 S-3 Demand Registration Rights. In addition to the registration rights provided in Sections 12.1 and 12.2 above, if at any time Topco is eligible to use SEC Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any holder of Registrable Securities may request in writing that Topco register shares of Registrable Securities on such form. Upon receipt of such request, Topco will promptly notify all holders of Registrable Securities in writing of the receipt of such request and each such Holder may elect (by written notice sent to Topco within thirty (30) days of receipt of Topco’s notice) to have its Registrable Securities included in such registration pursuant to this Section 12.3. Thereupon, Topco will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Registrable Securities that Topco has so been requested to register by such holder for sale. Topco will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes. Topco shall not be required to effect more than three (3) registrations pursuant to this Section 12.3.
          12.4 Holdback Agreements.
          (a) Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of Topco, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the ninety (90)-day period (or such longer period, not to exceed ninety (90) additional days, as the managing underwriter shall require) beginning on the effective date of any underwritten Piggyback Registration in which Registrable Securities are included or Demand Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.
          (b) Topco agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of or any underwritten Piggyback Registration or Demand Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to cause each holder of at least 10% (on a fully-diluted basis) of its Common Stock of Topco, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased from Topco at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.
          12.5 Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, Topco will use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof (including the registration of Company Warrants held by a holder of Registrable Securities requesting registration as to which Topco has received reasonable assurances that only Registrable Securities will be distributed to the public), and pursuant thereto Topco will as expeditiously as possible:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, Topco will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

          (b) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
          (c) use reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Topco will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdictions, (iii) consent to general service of process in each such jurisdiction or (iv) undertake such actions in any jurisdiction other than the states of the United States of America and the District of Columbia);
          (d) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Topco will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
          (e) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Topco are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statements as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;
          (f) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
          (g) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);
          (h) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of Topco, and cause Topco’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
          (i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of Topco’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
          (j) permit any holder of Registrable Securities, which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of Topco, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to Topco in writing, which in the reasonable judgment of such holder and its counsel should be included; and
          (k) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock of Topco included in such registration statement for sale in any jurisdiction, Topco will use its reasonable best efforts promptly to obtain the withdrawal of such order. If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of Topco and if in its sole and exclusive judgment such holder is or might be deemed to be a controlling person of Topco, such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to Topco in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of Topco’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of Topco, (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder shall furnish to Topco an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to Topco.
          12.6 Registration Expenses. All expenses incident to Topco’s performance of or compliance with this Article 12, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Topco and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by Topco (all such expenses, excluding underwriting discounts and commissions, being herein called “Registration Expenses”), will be borne by Topco. Topco will bear the cost of one set of counsel for the Holders of Registrable Securities participating in any Piggyback Registration or Demand Registration. All underwriting discounts and commissions will be borne by the seller of the securities sold pursuant to the registration.

          12.7 Indemnification.
          (a) Topco agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Topco by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Topco has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, Topco will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.
          (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to Topco in writing such information and affidavits as Topco reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Topco, its directors and officers and each Person who controls Topco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided, however, that the obligations of each holder of Registrable Securities shall be limited to an amount equal to the net proceeds to such holder of Registrable Securities sold as contemplated herein.
          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.
          (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. Topco also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Topco’s indemnification is unavailable for any reason.
          12.8 Participation in Underwritten Registrations. No Person may participate in any registration hereunder that is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to Topco or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution.
ARTICLE 13
SUBORDINATION OF NOTES
          13.1 General. The Senior Term Loan B and the Revolving Loan are pari passu. The Subordinated Notes are subordinate and junior in right of payment to the Senior Notes and the Junior Subordinated Notes are subordinate and junior in right of payment to the Senior Subordinated Notes to the extent provided in this Article 13.
          13.2 Default in Respect of Senior Notes.
          (a) Senior Note Payment Default. In the event of an Event of Default pursuant to Section 8.1(a) with respect to any Senior Notes (a “Senior Note Payment Default”) then, unless and until such Senior Note Payment Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Notes of the same type) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Subordinated Notes, or as a sinking fund for any Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Notes, during any period:
               (i) commencing on the date notice of such Senior Note Payment Default shall have been given to the Purchaser holding Subordinated Notes by the Agent and ending on the date on which such Senior Note Payment Default shall have been cured or waived or shall have ceased to exist; or
               (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Note Payment Default, or in which the maturity of such Senior Notes shall have been accelerated in respect of such Senior Note Payment Default and such acceleration shall not have been annulled.
          (b) Senior Note Covenant Default. In the event of an Event of Default with respect to any Senior Notes other than pursuant to Section 8.1(a) (a “Senior Note Covenant

Default”), then, unless and until such Senior Note Covenant Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Notes of the same type) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Subordinated Notes, or as a sinking fund for any Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Notes, during any period:
               (i) of one hundred eighty (180) days after written notice (a “Senior Note Blocking Notice”) of such Senior Note Covenant Default shall have been given to the Loan Parties and to the Purchaser holding Subordinated Notes by the Agent, provided that only one (1) such Senior Note Blocking Notice shall be given pursuant to the terms of this Section 13.2(b)(i) in any three hundred sixty (360) day period; or
               (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Note Covenant Default, or in which an effective notice of acceleration of the maturity of such Senior Notes shall have been transmitted to the Loan Parties and each of the holders of the Subordinated Notes in respect of such Senior Note Covenant Default and such acceleration shall not have been annulled, or in which notice of the failure to pay such Senior Notes upon their final maturity shall have been transmitted to the Loan Parties and each of the holders of the Subordinated Notes and such failure shall be continuing;
provided that (A) no Senior Note Covenant Default that served as the basis for, or existed at the time of, a previous Senior Note Blocking Notice, shall provide the basis for a subsequent Senior Note Blocking Notice unless such Senior Note Covenant Default has been cured or waived for a period of at least one hundred eighty (180) consecutive days, and (B) notwithstanding the foregoing, no more than four (4) payment blockages may be imposed under any of the provisions of this Section 13.2(b) while the Subordinated Notes shall remain outstanding.
          (c) Notice by Agent. Agent shall give written notice to each holder of Subordinated Notes of any Senior Note Covenant Default or Senior Note Payment Default (and any acceleration of the maturity of any Indebtedness as a result thereof) and the receipt of any notice under Section 13.2(a) or (b) immediately upon the occurrence or receipt thereof, as the case may be.
          13.3 Default in Respect of Senior Subordinated Notes.
          (a) Senior Subordinated Notes Payment Default. In the event of an Event of Default pursuant to Section 8.1(a) with respect to any Senior Subordinated Note (a “Senior Subordinated Notes Payment Default”) then, unless and until such Senior Subordinated Notes Payment Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Junior Subordinated Notes) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Junior Subordinated Notes, or as a sinking fund for any Junior Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Subordinated Notes, during any period:

               (i) commencing on the date notice of such Senior Subordinated Notes Payment Default shall have been given to the Purchaser holding Junior Subordinated Notes by the Agent and ending on the date on which such Senior Subordinated Notes Payment Default shall have been cured or waived or shall have ceased to exist; or
               (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Subordinated Notes Payment Default, or in which the maturity of such Senior Subordinated Notes shall have been accelerated in respect of such Senior Subordinated Notes Payment Default and such acceleration shall not have been annulled.
          (b) Senior Subordinated Notes Covenant Default. In the event of an Event of Default with respect to any Senior Subordinated Note other than pursuant to Section 8.1(a) (a “Senior Subordinated Notes Covenant Default”), then, unless and until such Senior Subordinated Notes Covenant Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made be delivery of Junior Subordinated Notes) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Junior Subordinated Notes, or as a sinking fund for any Junior Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Subordinated Notes, during any period:
               (i) of one hundred eighty (180) days after written notice (a “Senior Subordinated Notes Blocking Notice”) of such Senior Subordinated Notes Covenant Default shall have been given to the Loan Parties and to the Purchaser holding Junior Subordinated Notes by the Agent, provided that only one (1) such Senior Subordinated Notes Blocking Notice shall be given pursuant to the terms of this Section 13.3(b)(i) in any three hundred sixty (360) day period; or
               (ii) in which any judicial proceeding or any other proceeding or action (whether judicial or otherwise) seeking to foreclose or otherwise realize on any collateral shall be pending in respect of such Senior Subordinated Notes Covenant Default, or in which an effective notice of acceleration of the maturity of such Senior Subordinated Notes shall have been transmitted to the Loan Parties and each of the holders of the Junior Subordinated Notes in respect of such Senior Subordinated Notes Covenant Default and such acceleration shall not have been annulled, or in which notice of the failure to pay such Senior Subordinated Notes upon its final maturity shall have been transmitted to the Loan Parties and each of the holders of the Junior Subordinated Notes and such failure shall be continuing;
provided that (A) no Senior Subordinated Notes Covenant Default that served as the basis for, or existed at the time of, a previous Senior Subordinated Notes Blocking Notice, shall provide the basis for a subsequent Senior Subordinated Notes Blocking Notice unless such Senior Subordinated Notes Covenant Default has been cured or waived for a period of at least one hundred eighty (180) consecutive days, and (B) notwithstanding the foregoing, no more than four (4) payment blockages may be imposed under any of the provisions of this Section 13.3(b) while the Junior Subordinated Notes shall remain outstanding.

          (c) Notice by Agent. Agent shall give written notice to each holder of Junior Subordinated Notes of any Senior Subordinated Notes Covenant Default or Senior Subordinated Notes Payment Default (and any acceleration of the maturity of any Indebtedness as a result thereof) and the receipt of any notice under Section 13.3(a) or (b) immediately upon the occurrence or receipt thereof, as the case may be.
          13.4 Insolvency, etc. In the event of:
          (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Loan Party;
          (b) any proceeding for the liquidation, dissolution or other winding-up of any Loan Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;
          (c) any assignment by any Loan Party for the benefit of creditors; or
          (d) any other marshalling of the assets of any Loan Party;
               (i) then, from the proceeds of all Accounts (as defined in the Security Agreement) and all Inventory (as defined in the Security Agreement) and all Collateral (as defined in the Security Agreement), first, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Purchasers under the Purchase Documents, shall be paid;
               second, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Purchasers in connection with enforcing the rights of the Purchasers under the Purchase Documents, shall be paid;
               third, all Senior Notes (on a ratable basis) shall be paid in full in cash before any payment or distribution, whether in cash, securities (other than securities of any Loan Party or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this Article 13, to the payment of all Senior Notes at the time outstanding and to any securities issued in respect thereof under any such plan or reorganization or readjustment (such securities being referred to as “Other Subordinated Securities”)) or other property shall be made to any holder of any Subordinated Notes;
               fourth, all Senior Subordinated Notes shall be paid in full in cash before any payment or distribution, whether in cash, securities (other than securities of any Loan Party or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this Article 13, to the payment of all Senior Subordinated Notes at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment (such securities being referred to as “Other Subordinated Junior Notes”)) or other property shall be made to any holder of any Junior Subordinated Notes;

               and fifth, all Junior Subordinated Notes shall be paid in full in cash.
          13.5 Limited Suspension of Remedies of Holders of Subordinated Notes. At any time during which payment on the Subordinated Notes shall be prohibited pursuant to the terms of Sections 13.2 or 13.3, no holder of Subordinated Notes (or the Agent in respect thereof) may:
          (a) declare or join in the declaration of any Subordinated Notes to be due and payable or otherwise accelerate the maturity of the principal of the Subordinated Notes, accrued interest thereon or prepayment premium or other amounts due thereunder, or
          (b) commence any administrative, legal or equitable action against the Loan Parties;
provided, however, that the limitations contained in clauses (a) and (b) above shall terminate with respect to such period on the earlier of (i) the date on which the Agent or any holders of the Senior Notes accelerates the maturity of the Senior Notes pursuant to Section 13.2 or, with respect to the Junior Subordinated Notes, the date on which the holders of the Senior Subordinated Notes accelerate the maturity of the Senior Subordinated Notes pursuant to Section 13.3 and (ii) the date that is the one hundred eightieth (180th) day after the date of delivery of written notice by Agent to the holders of the Subordinated Notes or by Agent to the holders of the Junior Subordinated Notes, as the case may be, of the occurrence and continuance of a Default or Event of Default under this Agreement.
          13.6 Proof of Claim. Each holder of Subordinated Notes irrevocably authorizes and empowers the holders of Senior Notes and each holder of Junior Subordinated Notes irrevocably authorizes and empowers the holders of Senior Subordinated Notes in any proceeding under any federal or state bankruptcy or insolvency law, or any other reorganization, dissolution or liquidation proceedings of the Loan Parties to file a proof of claim on behalf of such holder of Subordinated Notes or Junior Subordinated Notes, as the case may be, with respect to the Subordinated Notes or the Junior Subordinated Notes, as the case may be, and the other amounts owing hereunder and the Notes if (and only if) such holder of Subordinated Notes or Junior Subordinated Notes, as the case may be, fails to file proof of its claims prior to ten (10) days before the expiration of the time period during which such proof of claim must be filed. Neither this Section 13.6, nor any other provisions hereof, shall be construed to give the holders of Senior Notes any right to vote any Subordinated Notes or the holders of Senior Subordinated Notes any right to vote any Junior Subordinated Notes, or any related claim, whether in connection with any resolution, arrangement, plan of reorganization, compromise, settlement, election, or otherwise.
          13.7 Acceleration of Subordinated Notes. In the event that any Subordinated Notes shall be declared due and payable as the result of the occurrence of any one or more Events of Default in respect thereof, under circumstances when the terms of Section 13.2 do not prohibit payment on Subordinated Notes, no payment shall be made in respect of any Subordinated Notes unless and until all Senior Notes shall have been paid in full in cash or such declaration and its consequences shall have been rescinded and all such Defaults and Events of Default shall have been remedied or waived or shall have ceased to exist. In the event that any Junior Subordinated Notes shall be declared due and payable as the result of the occurrence of any one or more Events of Default in respect thereof, under circumstances when the terms of Section 13.3 do not prohibit payment on Junior Subordinated Notes, no payment shall be made in respect of any Junior Subordinated Notes unless and until all Senior Subordinated Notes shall have been paid in full in cash or such declaration and its consequences shall have been rescinded and all such Defaults and Events of Default shall have been remedied or waived or shall have ceased to exist.
          13.8 Turnover of Payments.
          (a) If:
               (i) any payment or distribution shall be collected or received by any holders of Subordinated Notes in contravention of any of the terms of this Article 13 and prior to the payment in full in cash of the Senior Notes at the time outstanding; and
               (ii) the Agent shall have notified such holders of Subordinated Notes, within one hundred eighty (180) days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Article 13;
then such holders of Subordinated Notes will deliver such payment or distribution, to the extent necessary to pay all such Senior Notes in full in cash, to the holders of such Senior Notes and, until so delivered, the same shall be held in trust by such holders of Subordinated Notes as the property of the holders of such Senior Notes. If after any amount is delivered pursuant to this Section 13.8(a), whether or not such amounts have been applied to the payment of the Senior Notes, and the outstanding Senior Notes shall thereafter be paid in full in cash by the Loan Parties or otherwise other than pursuant to this Section 13.8(a), the holders of Senior Notes shall return to such holders of Subordinated Notes an amount equal to the amount delivered to such holders of Senior Notes pursuant to this Section 13.8(a). Any optional prepayment made in respect of the Subordinated Notes that violates this Agreement shall also be subject to this Section 13.8(a).
          (b) If:
               (i) any payment or distribution shall be collected or received by any holders of Junior Subordinated Notes in contravention of any of the terms of this Article 13 and prior to the payment in full in cash of the Senior Subordinated Notes at the time outstanding; and
               (ii) the Agent shall have notified such holders of Junior Subordinated Notes, within one hundred eighty (180) days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Article 13;
then such holders of Junior Subordinated Notes will deliver such payment or distribution, to the extent necessary to pay all such Senior Subordinated Notes in full in cash, to the holders of such Senior Subordinated Notes and, until so delivered, the same shall be held in trust by such holders of Junior Subordinated Notes as the property of the holders of such Senior Subordinated Notes. If after any amount is delivered to the holders of Senior Subordinated Notes pursuant to this Section 13.8(b), whether or not such amounts have been applied to the payment of Senior Subordinated Notes, and the outstanding Senior Subordinated Notes shall thereafter be paid in full in cash by the Loan Parties or otherwise other than pursuant to this Section 13.8(b), the holders of Senior Subordinated Notes shall return to such holders of Junior Subordinated Notes an amount equal to the amount delivered to such holders of Senior Subordinated Notes pursuant to this Section

13.8(b). Any optional prepayment made in respect of the Junior Subordinated Notes that violates this Agreement shall also be subject to this Section 13.8(b).
          13.9 Obligations Not Impaired.
          (a) No Impairment of Senior Notes or Senior Subordinated Notes. No right of any present or future holder of any Senior Notes and no right of any present or future holder of any Senior Subordinated Notes to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Loan Parties or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Loan Parties with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
          (b) No Impairment of Subordinated Notes. Nothing contained in this Article 13 shall impair, as between the Loan Parties and any holder of Subordinated Notes, the obligation of the Loan Parties to pay to such holder the principal thereof and prepayment premium, if any, and interest thereon as and when the same shall become due and payable in accordance with the terms of this Agreement, or prevent any holder of any Subordinated Notes from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Agreement all subject to the rights of the holders of the Senior Notes to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Notes.
          13.10 Payment of Debt; Subrogation. Upon the payment in full of all Senior Notes in cash, the holders of Subordinated Notes shall be subrogated to all rights of any holder of Senior Notes to receive any further payments or distributions applicable thereto until the Subordinated Notes shall have been paid in full, and such payments or distributions received by the holders of Subordinated Notes by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Notes, shall, as between the Loan Parties and its creditors other than the holders of Senior Notes, on the one hand, and the holders of Subordinated Notes, on the other hand, be deemed to be a payment by the Loan Parties on account of Senior Notes and not on account of Subordinated Notes. Upon the payment in full of all Senior Subordinated Notes in cash, the holders of Junior Subordinated Notes shall be subrogated to all rights of any holder of Senior Subordinated Notes to receive any further payments or distributions applicable to the Senior Subordinated Notes until the Junior Subordinated Notes shall have been paid in full, and such payments or distributions received by the holders of Junior Subordinated Notes by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Subordinated Notes, shall, as between the Loan Parties and its creditors other than the holders of Senior Subordinated Notes, on the one hand, and the holders of Junior Subordinated Notes, on the other hand, be deemed to be a payment by the Loan Parties on account of Senior Subordinated Notes and not on account of Junior Subordinated Notes.
          13.11 Reliance of Holders of Senior Notes; Reliance of Holders of Senior Subordinated Notes; Amendments.
          (a) Reliance of Holders of Senior Notes. Each holder of Subordinated Notes by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Notes, whether such financing was created or acquired before or after the creation of Subordinated Notes, to acquire and hold, or to continue to hold, such Senior Notes, and such holder of Senior Notes shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Notes.
          (b) Reliance of Holders of Senior Subordinated Notes. Each holder of Junior Subordinated Notes by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Subordinated Notes, whether such Senior Subordinated Note was created or acquired before or after the creation of Junior Subordinated Notes, to acquire and hold, or to continue to hold, such Senior Subordinated Notes, and such holder of Senior Subordinated Notes shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Subordinated Notes.
          (c) Amendments. Notwithstanding anything to the contrary herein, no amendment, waiver or other modification of this Article 13 shall be effective unless such amendment, waiver or other modification shall have been approved in writing by Agent and all of the holders of Senior Notes and Subordinated Notes outstanding at the time of such amendment, waiver or other modification.
ARTICLE 14
GUARANTEE
          14.1 Guaranty.
          (a) To induce the Purchasers to accept the Notes, Topco hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise, in accordance herewith, the Notes and any other Purchase Document, all of the Obligations of the Loan Parties, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Loan Parties, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This Guaranty constitutes a guaranty of payment and not of collection.
          (b) Topco further agrees that, if (i) any payment made by the Loan Parties and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (ii) the proceeds of Collateral (as defined in the security Agreement) are required to be returned by Agent or any Purchaser to any Loan Party, its estate, trustee, receiver or any other party, including Topco, under any bankruptcy law, equitable cause or any other requirement of any applicable Law, then, to the extent of such payment or repayment, Topco’s liability hereunder (and any Lien or other Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered (and if any Lien or other Collateral securing Topco’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of Topco in respect of the amount of such payment (or any Lien or other Collateral securing such obligation).
          14.2 Guaranty Absolute and Unconditional. Topco hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged or otherwise affected as a result of any of the following:
          (a) the invalidity or unenforceability of any Loan Party’s obligations under the Purchase Agreement, the Notes or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Obligations of any Loan Party or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations of any Loan Party or any part of them;
          (b) the absence of any attempt to collect the Obligations or any part of them from the Loan Parties or other action to enforce the same;
          (c) failure by Agent or any Purchaser to take any steps to perfect and maintain any Lien on, or to preserve any rights to, any Collateral;
          (d) the Agent’s or any Purchaser’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;
          (e) any borrowing or grant of a Lien by a Loan Party, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;
          (f) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Agent’s or any Purchaser’s claim (or claims) for repayment of the Obligations;
          (g) any use of cash collateral under Section 363 of the Bankruptcy Code;
          (h) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;
          (i) the avoidance of any Lien in favor of the Agent or any Purchaser for any reason;
          (j) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Loan Party, or any of any Loan Party’s other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

          (k) failure by the Agent or any Purchaser to file or enforce a claim against any Loan Party or its estate in any bankruptcy or insolvency case or proceeding;
          (l) any action taken by the Agent or any Purchaser if such action is authorized hereby;
          (m) any election following the occurrence of an Event of Default by the Agent or any Purchaser to proceed separately against the personal property Collateral in accordance with the Agent’s or any Purchaser’s rights under the Uniform Commercial Code or, if the Collateral consists of both personal and real property, to proceed against such personal and real property in accordance with the Agent’s or any Purchaser’s rights with respect to such real property; or
          (n) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Obligations.
          14.3 Waivers. Topco hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of any Loan Party. Topco shall not, until the Obligations are irrevocably paid in full and have been terminated, assert any claim or counterclaim it may have against any Loan Party or set off any of its obligations to any Loan Party against any obligations of any Loan Party to it. In connection with the foregoing, Topco covenants that its obligations hereunder shall not be discharged, except by complete performance.
          14.4 Reliance Topco hereby assumes responsibility for keeping itself informed of the financial condition of the Loan Parties and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and Topco hereby agrees that the Agent or any Purchaser shall have no duty to advise Topco of information known to it regarding such condition or any such circumstances. In the event the Agent or any Purchaser, in its sole discretion, undertakes at any time or from time to time to provide any such information to Topco, the Agent or any Purchaser shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that the Agent or any Purchaser, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to Topco.
          14.5 Waiver of Subrogation and Contribution Rights. Until the Obligations have been irrevocably paid in full and have been terminated, Topco shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Agent or any Purchaser or any part of them against the Loan Parties or any right of reimbursement or contribution or similar right against the Loan Parties by reason of this Agreement or by any payment made by Topco in respect of the Obligations.
          14.6 Default; Remedies. The obligations of Topco in this Section 14 are independent of and separate from the Obligations. If any Obligation is not paid when due, or upon any Event of Default hereunder or upon any default by the Loan Parties as provided in any other instrument or document evidencing all or any part of the Obligations, the Agent or any Purchaser may, at its sole election, proceed directly and at once, without notice, against Topco to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Loan Parties, or against any Collateral under the Purchase Documents or joining the Loan Parties in any proceeding against Topco. At any time after maturity of the Obligations, the Agent or any Purchaser or any Affiliate thereof may (unless the Obligations have been indefeasibly and irrevocably paid in full), without notice to Topco and regardless of the acceptance of any Collateral for the payment thereof, appropriate and apply toward the payment of the Obligations (a) any indebtedness due or to become due from the Agent or any Purchaser or any Affiliate thereof to Topco and (b) any moneys, credits or other property belonging to Topco at any time held by or coming into the possession of the Agent or any Purchaser or any of its respective Affiliates.
          14.7 Irrevocability. This Guaranty shall be irrevocable as to the Obligations (or any part thereof) until all monetary Obligations then outstanding have been irrevocably repaid in cash, at which time this Guaranty shall automatically be cancelled. Upon such cancellation and at the written request of Topco or its successors or assigns, and at the cost and expense of Topco or its successors or assigns, the Agent or any Purchaser shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty.
          14.8 Setoff. Upon the occurrence and during the continuance of an Event of Default, the Agent or any Purchaser and each Affiliate of thereof may, without notice to Topco and regardless of the acceptance of any security or collateral for the payment thereof, appropriate and apply toward the payment of all or any part of the Obligations (a) any indebtedness due or to become due from the Agent or any Purchaser or Affiliate to Topco and (b) any moneys, credits or other property belonging to Topco, at any time held by, or coming into, the possession of such Agent or any Purchaser or Affiliate.
          14.9 No Marshalling. Topco consents and agrees that neither the Agent or any Purchaser or any Affiliate thereof nor any Person acting for or on behalf of such Person shall be under any obligation to marshal any assets in favor of Topco or against or in payment of any or all of the Obligations.
          14.10 Collateral. Topco hereby acknowledges and agrees that its obligations under this Guaranty are secured pursuant to the terms and provisions of the Security Documents executed by it in favor of the Agent, for the benefit of the Purchasers, and covenants that it shall not grant any Lien (other than Permitted Liens) with respect to the Collateral in favor, or for the benefit, of any Person other than the Agent, for the benefit of the Purchasers, and any senior lender contemplated by the terms thereof.
          14.11 Waiver of Consequential Damages. Topco hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damage in any legal action or proceeding in respect of this Guaranty or the Purchase Documents.

ARTICLE 15
MISCELLANEOUS
          15.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) neither the Loan Parties nor Topco may assign or transfer their rights hereunder or any interest herein or delegate their duties hereunder and (ii) Purchasers shall have the right to assign their rights hereunder and under the Securities in accordance with Article 6.
          15.2 Modifications and Amendments. The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by Topco and each of the Loan Parties to be bound thereby, and to the extent such modification, amendment or waiver relates (i) to the Notes, such instrument must be executed by Agent on behalf of Purchasers upon satisfaction of the conditions set forth in Section 9.10 and (ii) to the Company Warrants or the Underlying Common Stock, such instrument must be executed by the holders of a seventy-five percent (75%) of the Warrant Shares.
          15.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Agent or Purchasers or any holder of Notes, Warrants or Warrant Shares would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.10 and shall be effective only to the extent in such writing specifically set forth.
          15.4 Reimbursement of Expenses. The Loan Parties and Topco jointly and severally agree to pay or reimburse Agent and Purchasers upon demand for all fees and expenses incurred or payable by Agent or Purchasers (including, without limitation, reasonable fees and expenses of special counsel for Agent or any Purchaser and charges for services performed for Purchasers by Agents’ internal auditing staff), from time to time (i) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (iii) arising in connection with the enforcement of this Agreement or collection of any Note.
          15.5 Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.
          15.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:
to the Loan Parties or Topco:
MGP Instruments, Inc.
c/o American Capital Strategies, Ltd.,
461 Fifth Avenue, 26th Floor,
New York, New York 10017
Attn: Robert Klein
Chairman
Facsimile: (212) 213-2060
with a copy to:
MGP Instruments, Inc.
5000 Highlands Parkway, Suite 150
Smyrna, Georgia 30082
Attn: Michael S. Wilson
Facsimile: (770) 432-9179
to Agent:
American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn: Compliance Officer
Facsimile: (301) 654-6714
with a copy to:
American Capital Strategies, Ltd.,
461 Fifth Avenue, 26th Floor,
New York, New York 10017
Attn: Robert Klein
Managing Director and Principal
Facsimile: (212) 213-2060
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Christopher Aidun, Esq.
Facsimile: (212) 310-8127

to Purchasers:
As set forth on Annex A
or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.
          15.7 Survival. All representations, warranties, covenants and agreements of the Loan Parties and Topco contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes and shall continue in full force and effect so long as any Securities are outstanding and until payment in full of all of the Loan Parties’ and Topco’s obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.
          15.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
          15.9 Jurisdiction, Consent to Service of Process.
          (a) THE LOAN PARTIES AND TOPCO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT AND PURCHASERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST THE LOAN PARTIES AND TOPCO OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (b) THE LOAN PARTIES AND TOPCO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND

EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY NEW YORK OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          15.10 Jury Trial Waiver. THE LOAN PARTIES AND TOPCO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
          15.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.
          15.12 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          15.13 Indemnity. The Loan Parties and Topco hereby agree to indemnify, defend and hold harmless Agent and Purchasers and their officers, directors, employees, agents and representatives, and their respective successors and assigns in connection with any losses, claims, damages, liabilities and expenses (or actions in respect thereof), including reasonable attorneys’ fees, to which Agent or any Purchaser may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Synodys Companies or their Affiliates or any officer, director, employee, agent or representative of the Synodys Companies or their Affiliates with respect to the Transactions, the Securities, Charter Documents, the Bylaws or any agreements entered into in connection with any such agreements, instruments or documents and to reimburse Agent and Purchasers and each such Person and Affiliate, upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, the Loan Parties agree to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 15.13 that is permissible under applicable law.
          15.14 Environmental Indemnity. The Loan Parties and Topco, and their successors and assigns, hereby release and discharge, and agree to jointly and severally defend, indemnify and hold harmless, Agent, Purchasers and their Affiliates (including their partners, subsidiaries, customers, guests, and invitees, and the successors and assigns of all of the foregoing, and their respective officers, employees and agents) from and against any and all Environmental Liabilities, whenever and by whomever asserted, to the extent that such Environmental Liabilities are based upon, or otherwise relate to: (i) any Condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities); (ii) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities), involving or otherwise related to the Properties and Facilities or operations of the Loan Parties; (iii) the Management of any Pollutant, material, article or product (including Management of any material, article or product containing a Pollutant) in any physical state and at any time, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv) (including Management either from the Properties and Facilities or from any property covered by clause (iv), and Management to, at, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv)); (iv) Conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities, which property was, at or prior to the Closing Date, (I) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with, (A) the Synodys Companies, (B) any of the Synodys Companies’ Affiliates, or (C) any predecessor or successor organization of those identified in (A) or (B); or (II) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of the Synodys Companies; (v) any violation of or noncompliance with or the assertion of any Lien under the Environmental Laws, (vi) the presence of any toxic or hazardous substances, wastes or contaminants on, at or from the past and present properties and facilities, including, without limitation, human exposure thereto; (vii) any spill, release, discharge or emission affecting the past and present properties and facilities, whether or not the same originates or emanates from such properties and facilities or any contiguous real estate, including, without limitation, any loss of value of such properties and facilities as a result thereof; or (viii) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by the Loan Parties or Topco in this Agreement. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Notes or the sale, assignment or foreclosure thereof or the sale, transfer or conveyance of all or part of the past and present properties and facilities or any other circumstances that might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Loan Parties under the Notes.
          15.15 Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

          15.16 Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.
          15.17 Federal Income Tax Treatment. Solely for U.S. federal income tax purposes, the parties acknowledge that Borrower is acting as agent for Holdco and that the true lender to Holdco is ACFS.
* * *

SIGNATURE PAGE TO
NOTE AND EQUITY PURCHASE AGREEMENT
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LOAN PARTIES: MGP INSTRUMENTS, INC.
By:	/s/ Michael S. Wilson
	Name:	Michael S. Wilson
	Title:	Vice President & CEO

DOSIMETRY ACQUISITIONS (U.S.), INC.
By:	/s/ Robert Klein
Name:
Title:

AMERICAN CAPITAL FINANCIAL SERVICES, INC.
By:	/s/ Robert Klein
Name:
Title:

PURCHASERS: AMERICAN CAPITAL STRATEGIES, LTD.
By:	/s/ Robert Klein
Name:
Title:

ANNEX

Annex A	Purchasers and Payment Information
Annex B	Purchaser Allocations
Annex C	Maximum Debt to EBITDA Ratio
Annex D	Minimum Interest Coverage Ratio
Annex E	Minimum EBITDA
SCHEDULES

“Organizational Schedule”	(Schedule 5.1(a))
“Capitalization Schedule”	(Schedule 5.1(d)(ii))
“Litigation Schedule”	(Schedule 5.1(j))
“Environmental Schedule”	(Schedule 5.1(l))
“Properties Schedule”	(Schedule 5.1(q))
“Intellectual Property Schedule”	(Schedule 5.1(r))
“Undisclosed Liabilities Schedule”	(Schedule 5.1(w))
“Permitted Indebtedness Schedule”	(Schedule 7.2(a))
“Permitted Encumbrances Schedule”	(Schedule 7.2(b))
EXHIBITS

EXHIBIT A-1	Form of Senior Term B Note
EXHIBIT A-2	Form of Senior Subordinated Note
EXHIBIT A-3	Form of Junior Subordinated Note
EXHIBIT A-4	Form of Revolving Note
EXHIBIT B	Form of Security Agreement
EXHIBIT C	Form of Collateral Assignment
EXHIBIT D	Form of Pledge Agreements
EXHIBIT E	Form of Compliance Certificate

EXHIBIT F	Form of Investment Banking Agreement
EXHIBIT G	Request for Borrowing

ANNEX A
INFORMATION RELATING TO PURCHASERS
Name and Address
of Initial Purchaser
AMERICAN CAPITAL STRATEGIES, LTD.
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
Certain of the Notes have or will be assigned or sold to the following entities:
ACS FUNDING TRUST I
c/o AMERICAN CAPITAL STRATEGIES, LTD.,
as Servicer
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(1) All payments:
If by wire:
Bank: Wells Fargo Bank, N.A.
ABA#: XXXXXXXXX
Account Name: ACS Funding
Trust I
Account #: XXXX-XXXXXX
If by mail:
ACS Funding Trust I
NW 7941
P.O. Box 1450
Minneapolis, MN 55485-7941
If by overnight parcel service (e.g., FedEx, UPS, etc):
NW 7941
c/o Regular ACS Funding Trust I
1350 Energy Lane, Suite 200
St. Paul, MN 55108
with sufficient information
to identify the source and
application of such funds.
** All check should be made payable to “ACS Funding Trust I”
(2)	All notices of payments and written confirmations of such wire transfers:
American Capital Strategies, Ltd., as Servicer
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn: Comptroller
Facsimile: (301) 654-6714
(3) All other communications:
If regarding any Note:
American Capital Strategies, Ltd., as Servicer
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn: Compliance Officer
Facsimile: (301) 654-6714

ANNEX B
Purchaser Allocations

Purchaser	Allocation

American Capital Strategies, Ltd.	100%

ANNEX C
Maximum Debt to EBITDA Ratio

Sept. 04	6.35
Dec. 04	6.35
Mar. 05	6.10
June 05	5.85

Sept. 05	5.60
Dec. 05	5.35
Mar. 06	5.35
June 06	5.10

Sept. 06	5.10
Dec. 06	4.85
Mar. 07	4.85
June 07	4.60

Sept. 07	4.60
Dec. 07	4.35
Mar. 08	4.10
June 08	4.10

ANNEX D
Minimum Interest Coverage Ratio

Sept. 04	1.90
Dec. 04	1.90
Mar. 05	1.90
June 05	1.90

Sept. 05	1.90
Dec. 05	2.00
Mar. 06	2.10
June 06	2.20

Sept. 06	2.40
Dec. 06	2.40
Mar. 07	2.40
June 07	2.65

Sept. 07	2.65
Dec. 07	2.90
Mar. 08	2.90
June 08	2.90

ANNEX E
Minimum EBITDA

Sept. 04	1,500,000	[1]
Dec. 04	3,500,000
Mar. 05	5,000,000
June 05	7,000,000

Sept. 05	7,000,000
Dec. 05	7,000,000
Mar. 06	8,000,000
June 06	8,000,000

Sept. 06	8,000,000
Dec. 06	8,500,000
Mar. 07	8,500,000
June 07	8,500,000

Sept. 07	9,000,000
Dec. 07	9,000,000
Mar. 08	9,500,000
June 08	9,500,000

[1]	All amounts are in Euros.

Schedule 5.1(a) Organizational Schedule
MGP Instruments SA.
-Jurisdiction of incorporation: Tarascon (France)
-Jurisdiction in which it is qualified to do business: France and the countries in which it sells
-Capital: 2,025,000 euros
-Number of shares of its authorized capital stock: 135,000 shares of 15 euros each.
-Number and class of shares duly issued and outstanding: see above
-Names of all stockholders or other equity owners and numbers of shares:

-Synodys:	134,993 shares*
-Antoine Chappuis:	1 share
-Laurent Chevalier:	1 share
-Gomez Sanjiv:	1 share
-Philippe Destenbert:	1 share
-FCPR Acland Capital II Parallel Ventures:	1 share
Acland Capital Investissement SA:	1 share
Barthelemy Vives:	1 share
MGP Instruments GmbH
-Jurisdiction of incorporation: Munich (Germany)
-Capital: 25,000 euros
-Names of all stockholders or other equity owners and numbers of shares: Synodys: 100%
MGP Instruments (U.S.), Inc.
-Jurisdiction of incorporation: Delaware (USA)
-Jurisdictions in which it is qualified to do business: Georgia
-Capital: 197,000 USD
-Number of shares of its authorized capital stock: 3,100,000 shares
-Number and class of shares duly issued and outstanding: 3,100,000 shares
-Names of all stockholders or other equity owners and numbers of shares: Synodys: 100%
Xi’an Xnif MGP Nuclear Instruments LTD.
-Jurisdiction of incorporation: Dapeng (China)
-Stockholders:
Synodys: 51%
Xi’an Xnif: 49%
Rados Technology OY

*	90,450 shares are subject to a pledge in favor of BNP Paribas and Lyonnaise de Banque.

-Jurisdiction of incorporation: Turku (Finland)
-Capital: 2,822,529.78 euros
-Number of shares of its authorized capital stock: 16,782 shares of 168.19 euros each
-Number and class of shares duly issued and outstanding: see above
-Names of all stockholders and number of shares: Synodys: 16,782 shares (100%)
Rados Technology GmbH
-Jurisdiction of incorporation: Hamburg (Germany)
-Capital: 603,324.42 euros
-Stockholders: Rados Technology OY: 100%
GIE Defense NBC
Registered office: 16, rue de Trezel 92300 Levallois Perret – France
Share of profits/losses: 14.28%
Name of all stockholders:
-Giat Industrie
-MGP Instruments SA
-Paul Buyes
-PICA
-PROENGIN
-Thales Freight & Logistic
-Tramico

Schedule 5.1(d) – Capitalization Schedule
Synodys: Bonds and Convertible Bonds
Bonds issued by Synodys in 2000:

		Number of
	Number of	convertible
Name and Address	bonds*	bonds•
ACLAND CAPITAL II FCPR, represented by Acland Capital Investissements, its managing company, 18, avenue George V 75008 Paris	95,000	73,250
ACLAND CAPITAL II PARALLEL VENTURES FCPR, represented by Acland Capital Investissement, its managing company, 18 avenue George V 750008 Paris	285,000	219,750

TOTAL:	380,000	293,300

*	par value of each bonds equal 100 French frances, i.e. 15/24490172 euros.

•	par value of each convertible bonds equals to 100 French francs, i.e. 15.24490172 euros.

5.1(j) – Litigation Schedule
Threatened litigation by Banque de Vizille against Synodys regarding capitalized interest on convertible bonds transferred to Acland funds: 118,018 euros
Claim against Thales Industrial Services
Labor litigations:

Plaintiff	Defendant	State	Claim
Rene Borin	MGP Instruments SA	Claim rejected: appeal	35,672 euro

Didier Claverie	MGP Instruments SA	Claim rejected: appeal	60,878 euro

Michel Ract Mungnerot	MGP Instruments SA	Claim rejected	37,506 euro

Mechanical Workshop Employees (Georges Bourchet, Stephane Candella, Yannick Mougeot, Patrick Ouanich, Eric Viretto	MGP Instruments SA	Claim rejected: appeal	132,630 euro
MGP Instruments GmbH: possible litigation with customer PAKS
Sale of Vorpufunterlagen by MGP Instruments GmbH to Storfallmonitor Grafenrheinfeild reserves to be made up to 14,500 euros in the 2002/2003 financial statement. This 14,500 euros turnover included in the 2002/2003 financial statements should be postponed to the end of 2004.
Possible action by MGP Instruments SA against:
-Abionics and Dephy on the ground of unfair competition
-Dephy (and possibly Thales Industrial Services as accomplice) for breach of contract/negotiations.
Description of Thalès Legal Proceedings
MGP Instruments SA claims that Thalès Industrial Services:
-infringed its Synthèse NBC and SAGE software and
-committed acts of unfair competition.
Claim (assignation) dated April, 17 2003 brought before the Commercial Court of Créteil (France).

Schedule 5.1(l) – Environmental Schedule
MGP Instruments SA
Plans to have underground storage tank removed upon completion of the construction of the real property mentioned in 5.1(q)

Schedule 5.1(n) – Taxes Schedule
See Stock Purchase and Exchange Agreement Schedule 5.16

Schedule 5.1(o) – Labor and Employment Schedule
See Stock Purchase and Exchange Agreement Schedule 5.21 and Schedule 5.22

Schedule 5.1(q) – Properties Schedule
MGP Instruments SA
Owns the following parcels of land at Lamanon (France – 13):
-parcel Section A n° 411, route d’Eyguire, lieu dit “Cales” (“usine haute”)
-parcels Section C 1011 and 1012, lieu dit “La Guerite” (“usine basse”)

Schedule 5.1(r) – Intellectual Property Schedule
See Stock Purchase and Exchange Agreement Schedule 5.19

Schedule 5.1(w) – Undisclosed Liabilities Schedule
Synodys SA:
Bonds: 10,259,818 euros
Interest on bonds: 252.133 euros (as of February 29, 2004)
Senior loan: 8,463,000 euros in principal
Interest on senior loan: 63,469 euros (as of February 29, 2004)
MGP Instruments SA
Credit line (at BDPME): 173,817 euros
Transfer of debt (escompte de lettre de change): 268,918 euros
Rados Technology Oy
Loan from the Finnish State: 231,798 euros in principal

Schedule 7.2(a) — Permitted Indebtedness Schedule

Schedule 7.2(b) – Permitted Encumbrances Schedule

EXHIBIT B
Form of Security Agreement

SECURITY AGREEMENT
     THIS SECURITY AGREEMENT (as from time to time amended, modified, restated, supplemented and in effect, this “Security Agreement”) is entered into as of June 16, 2004 by DOSIMETRY ACQUISITIONS (U.S.), INC., a Delaware corporation (“Parent”), and MGP INSTRUMENTS, INC., a corporation (“MGP” and together with Parent, the “Grantors”), to and in favor of AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation (the “Agent”), as agent for the Purchasers identified in the Note and Equity Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among the Grantors, the Agent and the Purchasers party thereto, dated of even date herewith (in such capacity, the “Secured Party”).
RECITALS:
     A. Pursuant to the Purchase Agreement, the Grantors have issued to the Purchasers (i) Revolving Notes dated of even date herewith in the aggregate principal amount of $8,213,400 (the “Revolving Notes”); (ii) Senior Term B Notes dated of even date herewith in the aggregate principal amount of $24,944,400 (the “Senior Term B Notes”), (iii) Senior Subordinated Notes dated of even date herewith in the aggregate principal amount of $12,168,000 (the “Senior Subordinated Notes”) and (iv) Junior Subordinated Notes dated of even date herewith in the aggregate principal amount of $4,867,000 (the “Junior Subordinated Notes” and, together with the Senior Term B Notes and the Senior Subordinated Notes, the “Notes”). The purchase and sale of the Notes and certain other securities is governed by the Purchase Agreement. Capitalized terms used herein without definition shall be defined in the manner set forth in the Purchase Agreement.
     B. In order to induce the Purchasers to accept the Notes in accordance with the Purchase Agreement, and in consideration therefor, the Grantors have agreed to grant to the Secured Party, as agent for the Purchasers, a perfected Lien on and security interest in all of the Grantors assets and properties, whether now or hereafter existing, owned or acquired, all pursuant to the terms of this Security Agreement in order to secure (i) the due and punctual payment of (A) the principal and interest (including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (B) all other monetary obligations of the Grantors under the Notes, the Purchase Agreement or the Security Documents including but not limited to, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including, without limitation, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding), and (ii) the due and punctual performance of the Purchase Agreement, covenants, agreements, obligations and liabilities of the Grantors under or pursuant to the Purchase Agreement, the Notes or the Security Documents (collectively, the “Obligations”).

     C. It is a condition precedent to the acceptance of the Notes by the Purchasers that the Grantors execute and deliver this Security Agreement.
     NOW, THEREFORE, for and in consideration of the covenants and provisions set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
ARTICLE 1
SECURITY INTEREST
     1.1 Grant of Security Interest. As security for the Obligations, each Grantor hereby sells, conveys, assigns, pledges and grants a continuing and unconditional security interest to the Secured Party, its successors and permitted assigns, in and to all of the personal property of such Grantor, wherever located, and now owned or hereafter acquired including:
          (a) all equipment (including all “Equipment” as the term is defined in Section 9-102(a)(33) of the Uniform Commercial Code as in effect from time to time in the State of New York (such code, together with any other successor or applicable adoption of the Uniform Commercial Code in any applicable jurisdiction, the “Code”)), machinery, vehicles, fixtures, improvements, supplies, office furniture, fixed assets, all as now owned or hereafter acquired by such Grantor or in which such Grantor has or hereafter acquires any interest, and any items substituted therefor as replacements and any additions or accessions thereto;
          (b) all goods (including all “Goods” as defined in Section 9-102(a)(44) of the Code) and all inventory (including all “Inventory” as defined in Section 9-102(a)(48) of the Code) of such Grantor, now owned or hereafter acquired by such Grantor or in which such Grantor has or hereafter acquires any interest, including but not limited to, raw materials, scrap inventory, work in process, products, packaging materials, finished goods, documents of title, chattel paper and other instruments covering the same and all substitutions therefor and additions thereto (all of the property described in this clause (b) being hereinafter collectively referred to as “Inventory”);
          (c) all present and future accounts in which such Grantor has or hereafter acquires any interest (including all “Accounts” as defined in Section 9-102(a)(2) of the Code), contract rights (including all rights to receive payments and other rights under all equipment and other leasing contracts) and rights to payment and rights or accounts receivable evidencing or representing indebtedness due or to become due such Grantor on account of goods sold or leased or services rendered, claims, instruments and other general intangibles (including tax refunds, royalties and all other rights to the payment of money of every nature and description), including but not limited to, any such right evidenced by chattel paper, and all Liens, securities, guaranties, remedies, security interests and privileges pertaining thereto (all of the property described in this clause (c) being hereinafter collectively referred to as “Accounts”);

          (d) all investment property now owned or hereafter acquired by such Grantor (including all “Investment Property” as defined in Section 9-102(a)(49) of the Code), including, without limitation, all securities (certificated and uncertificated), securities accounts, securities entitlements, commodity contracts and commodity accounts;
          (e) all general intangibles now owned or hereafter acquired by such Grantor or in which such Grantor has or hereafter acquires any interest (including all “General Intangibles” as defined in Section 9-102(a)(42) of the Code), including but not limited to, payment intangibles (including all “Payment Intangibles” as defined in Section 9-102(a)(61) of the Code), chooses in action and causes of action and all licenses and permits (to the extent the collateral assignment of such licenses and permits is not prohibited by applicable law), registrations, franchises, corporate or other business records, systems, designs, software, goodwill, logos, indicia, business identifiers, inventions, processes, production methods, proprietary information, know-how and trade- secrets of such Grantor, and all trade-names, copyrights, patents, trademarks (including service marks) or patent or trademark applications, contract rights (including but not limited to all rights to receive payments and other rights under all equipment and other leasing contracts, instruments and documents owned or used by such Grantor, and any goodwill relating thereto)(all of the foregoing items hereinafter referred to herein as “Payment Intangibles”);
          (f) all other property owned by such Grantor or in which such Grantor has or hereafter acquires any interest, wherever located, and of whatever kind or nature, tangible or intangible;
          (g) all insurance policies of any kind maintained in effect by such Grantor, now existing or hereafter acquired, under which any of the property referred to in clauses (a) through (f) above is insured, including but not limited to, any proceeds payable to such Grantor pursuant to such policies;
          (h) all moneys, cash collateral, chattel paper (including all “Chattel Paper” as defined in Section 9-102(a)(11) of the Code), checks, notes, bills of exchange, documents of title, money orders, negotiable instruments, commercial paper, and other securities, letters of credit (including all “Letter-of-Credit Rights” as defined in Section 9-102(a)(51) of the Code), supporting obligations (including all “Supporting Obligations” as defined in Section 9-102(a)(77) of the Code), instruments (including all “Instruments” as defined in Section 9-102(a)(47) of the Code), documents (including all “Documents” as defined in Section 9-102(a)(30) of the Code), deposit accounts (including all “Deposit Accounts” as defined in Section 9-102(a)(29) of the Code), deposits and credits from time to time whether or not in the possession of or under the control of the Secured Party; and
          (i) any consideration received when all or any part of the property referred to in clauses (a) through (h) above is sold, transferred, exchanged, leased, collected or otherwise disposed of, or any value received as a consequence of possession thereof, including but not limited to, all products, proceeds (including all “Proceeds” as defined in Section 9-102(a)(64) the Code), cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents, insurance proceeds or proceeds of other proceeds now or hereafter owned by such Grantor or in which such Grantor has an interest.
     The property set forth in clauses (a) through (i) of the preceding sentence, together with property of a similar nature which such Grantor hereafter owns or in which such Grantor hereafter acquires any interest, is referred to herein as the “Collateral.” Notwithstanding anything herein to the contrary, in not event shall the Collateral include, and Grantors shall not be deemed to have granted a security interest in, (i) any personal and real property, fixtures and interests of Grantors which are not assignable or are incapable of being encumbered as a matter or law, (ii) the Grantors’ rights or interests in any license, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Grantor is a party; provided, upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Grantors shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect (iii) more than sixty-five percent (65%) of the aggregate interest in the stock of any non-U.S. direct or indirect Subsidiary of Parent, if any, or (iv) the stock of Synodys SA, a société anonyme existing under the laws of the Republic of France. In addition, the Collateral shall exclude any rights to (i) any intellectual property rights which would be rendered invalid or unenforceable by the grant of a security interest created pursuant to the terms of this Agreement, for so long as such prohibition or reason for invalidity exists and (iii) any intent-to-use trademark application for which a statement of use has not been filed (but only until such statement is filed).
     1.2 Perfection of Security Interests.
          (a) Each Grantor hereby authorizes Secured Party to file a financing statement or financing statements (the “Financing Statement”) describing its respective Collateral in any and all jurisdictions where Secured Party reasonably deems such filing to be necessary or appropriate including, without limitation, the jurisdiction of such Grantor’s location for purposes of the Code. Each Grantor will reimburse Secured Party for any and all costs, charges and expenses (including reasonable fees of counsel) incurred in connection with such filings. For purposes of this Section 1.2(a), the Financing Statements shall be deemed to include any amendment, modification, assignment, continuation statement or other similar instrument consistent with the rights granted to Secured Party under this Agreement and the Purchase Agreement.
          (b) Each Grantor shall have possession of its respective Collateral, except where as expressly otherwise provided in this Security Agreement or where Secured Party has the right to perfect its security interest by possession in addition to the filing of a Financing Statement. Where Collateral is in the possession of a third party, such Grantor will join with the Secured Party upon request of the Secured Party in notifying the third party of the Secured Party’s security interest therein and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of the Secured Party.
          (c) Each Grantor will cooperate with Secured Party in obtaining control (including “Control” as contemplated by Section 9-312(b) of the Code) with respect to Collateral consisting of deposit accounts, investment property, letter of credit rights and electronic chattel paper.
          (d) Each Grantor will not create any chattel paper without a legend on such chattel paper acceptable to the Secured Party indicating that Secured Party has a secured interest in such Chattel Paper.
     1.3 Conditional Assignment.
          (a) Each Grantor hereby authorizes the Secured Party to complete, as assignee, execute pursuant to the power of attorney granted pursuant to Section 4.2, and record in any applicable public office or agency of the United States, any state or territory thereof, or any other country, a document in substantially the form of Exhibit A (the “Assignment”), upon the occurrence and during the continuance of an Event of Default and the proper exercise of the Secured Party’s remedies under the Security Agreement.
          (b) In addition to, and not by way of limitation of, the grant of a security interest in the Payment Intangibles pursuant to Section 1.1 hereof, as collateral security for the complete and timely payment, performance and satisfaction of the Obligations, subject to Section 1.3(d) each Grantor hereby assigns, conveys, mortgages, pledges, hypothecates, transfers and grants to the Secured Party its entire right, title and interest in, to and under the Payment Intangibles; provided, however, that such assignment, conveyance, mortgage, pledge, hypothecation, transfer and grant shall be and become of force and effect, with respect to any item of the Payment Intangibles, only: (i) upon or after the occurrence or during the continuance of an Event of Default; and (ii) either (A) upon the written demand of the Secured Party at any time during such continuance, or (B) immediately and automatically, without any notice or action of any kind by the Secured Party, upon the sale or other disposition of such item of the Payment Intangibles by the Secured Party pursuant to Article 9 of the UCC (including the transfer or other disposition of such item by such Grantor to the Secured Party in lieu of foreclosure).
          (c) Notwithstanding any of the foregoing, so long as no Event of Default has occurred and is continuing, and except as otherwise provided in this Security Agreement, the Grantors shall be permitted to remain in full possession, ownership, enjoyment and control of all of their right, title and interest in the Payment Intangibles and to manage, operate, dispose and use the same and each part thereof, in each case, as permitted hereunder, with all the rights pertaining thereto and the Secured Party shall not have any right or authority to take any actions in any matter relating to the Payment Intangibles.

          (d) Notwithstanding anything herein to the contrary, in no event shall the conditional assignment granted under this Section 1.3 include, and Grantors shall not be deemed to have granted such conditional assignment with regards to, (i) any personal and real property, fixtures and interests of Grantors which are not assignable or are incapable of being encumbered as a matter or law, or (ii) the Grantors’ rights or interests in any license, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Grantor is a party; provided, upon the ineffectiveness, lapse or termination of any such provision, such conditional assignment shall include, and Grantors shall be deemed to have granted such conditional assignment with regards to, all such rights and interests as if such provision had never been in effect. In addition, such conditional assignment shall exclude any rights to (i) any intellectual property rights which would be rendered invalid or unenforceable by the grant of an assignment pursuant to the terms of this Section 1.3, for so long as such prohibition or reason for invalidity exists and (iii) any intent-to-use trademark application for which a statement of use has not been filed (but only until such statement is filed).
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties. The Grantors jointly and severally represent, warrant and agree that:
          (a) Each Grantor has and shall have absolute, good and marketable title to all the Collateral owned by it, wherever and whenever acquired, free and clear of any Lien except for such Liens and/or filings as may be permitted by the Purchase Agreement (“Permitted Liens”). Such Grantor has not filed, nor is there on record, a financing statement under the Code (or similar statement or instrument of registration under the law of any jurisdiction) covering any Collateral except for Permitted Liens for which the Secured Party has not received UCC-3 termination statements.
          (b) Schedule 2.1(b) hereto lists (i) each Grantor’s chief executive offices and other principal place(s) of business, (ii) each Grantor’s legal form and its jurisdiction, as applicable, of incorporation, formation, organization or registration, (iii) the address where books and records relating to the Collateral are maintained, (iv) any other location of any other equipment and goods (other than mobile goods) included in the Collateral, and (v) location of owned and leased facilities and name of lessor/sublessor.
          (c) Each Grantor has paid or will pay when due all taxes, fees, assessments and other charges now or hereafter imposed upon the Collateral except for any tax, fee, assessment or other charge the validity of which is being contested in good faith by appropriate proceedings and so long as such Grantor has set aside on its books adequate reserves with respect thereto.

          (d) As a result of the execution and delivery of this Security Agreement and the filing of any Financing Statements or other documents necessary to assure, preserve and perfect the security interest created hereby to the extent a Lien may be perfected by filing a Financing Statement, or such other documents, the Secured Party shall have a valid, perfected, enforceable Lien on, and a continuing security interest in, the Collateral, enforceable and superior as such as against creditors and purchasers (other than purchasers of Inventory in the ordinary course of business) and as against any owner of real property where any of the equipment or Inventory is located and as against any purchaser of such real property and any present or future creditor obtaining a mortgage or other Lien on such real property, and such Lien shall be superior and prior to all other Liens other than the Permitted Liens.
          (e) The amount that has been or that shall be represented by each Grantor to the Secured Party from time to time owing by all obligors (such obligors being hereinafter referred to as the “Account Debtors”) in the aggregate with respect to Accounts has not and will not materially deviate from the correct amount actually and unconditionally owing at such time by such Account Debtors subject to set off, return and similar rights arising in the ordinary course of business. All Accounts represent bona fide transactions completed in all material respects in accordance with the terms and provisions contained in the invoices and other documents evidencing the same. As of the date hereof, there are no material setoffs, counterclaims or disputes existing or asserted with respect to Accounts and subject to set off, return and similar rights arising in the ordinary course of business. No Grantor has made any agreement with any Account Debtor for any material deduction therefrom except set-off and claims arising in the ordinary course of business. To each Grantor’s knowledge, all Account Debtors have the capacity to contract and are solvent, except as set forth on Schedule 2.1(e) attached hereto setting forth a list of doubtful accounts. To each Grantor’s knowledge, the goods giving rise to Accounts are not subject to any Lien, claim or encumbrance except set-off and claims arising in the ordinary course of business, except in favor of the Secured Party and except as permitted by the Purchase Agreement. No Grantor has any knowledge of any fact or circumstances that would impair the validity or collectability of Accounts.
          (f) None of the Collateral is held by a third party in any location as assignee, trustee, bailee, consignee or in any similar capacity except as set forth on Schedule 2.1(f).
          (g) Within the five-year period preceding the date hereof, each Grantor has not had, or operated in any jurisdiction, under any trade name, fictitious name or other name other than its legal name.
     2.2 Survival. All representations, warranties and agreements of the Grantors contained in this Security Agreement shall survive the execution, delivery and performance of this Security Agreement until the termination of this Security Agreement pursuant to Section 6.5 hereof.

ARTICLE 3
COVENANTS
     3.1 Covenants. Each of the Grantors hereby jointly and severally covenants and agrees with the Secured Party that so long as this Security Agreement shall remain in effect or any Obligations other than with respect to residual indemnification obligations shall remain unpaid or unperformed: (a) such Grantor shall promptly give written notice to the Secured Party of any material levy or attachment, execution or other process against any of the Collateral; (b) at such Grantor’s own cost and expense, such Grantor shall take any and all actions reasonably necessary or desirable to defend the Collateral against the claims and demands of all Persons other than the Secured Party and secured parties with Permitted Liens under the Purchase Agreement, and to defend the security interest of the Secured Party in the Collateral and the priority thereof against any Lien of any nature other than those permitted under the Purchase Agreement; (c) such Grantor shall without undue delay immediately notify the Secured Party of any event causing any material loss, damage or depreciation in value of the Collateral in the aggregate and of the extent of such loss, damage or depreciation; (d) such Grantor shall mark any Collateral that is chattel paper with a legend showing the Secured Party’s Lien and security interest therein; (e) such Grantor shall promptly give written notice to the Secured Party of any change in the intellectual property rights material to its business; and (f) such Grantor shall not (i) amend, in a manner materially adverse to Secured Parties or terminate any contract or other document or instrument constituting part of the Collateral, except for transactions in the ordinary course of business substantially consistent with customary practice or as otherwise permitted in the Purchase Agreement, (ii) voluntarily or involuntarily exchange, lease, sell, transfer or otherwise dispose of any Collateral other than with respect to licenses of intellectual property and sales of Inventory in the ordinary course of business and other than as contemplated by the Purchase Agreement, (iii) make any material compromise, settlement, discharge or adjustment or grant any extension of time for payment with respect to any material Account or any Lien, Guaranty or remedy pertaining thereto, except for transactions in the ordinary course of business substantially consistent with past practice, except after written notice to and with written consent of the Secured Party and compliance with such procedures as the Secured Party reasonably may impose to prevent any interruptions or discontinuity in the security interest granted pursuant to this Security Agreement, (iv) change its name or use any fictitious or trade name, (v) change the location of its chief executive office or (vi) permit any of the Collateral (other than Collateral that constitutes goods that are mobile and that are of a type normally used in more than one jurisdiction or otherwise in the ordinary course of business (including, without limitation, sales and shipments of inventory in the ordinary course of business)) to be removed from or located in any place not identified as the location of such Collateral to the Secured Party, as the case may be, except after written notice to and with written consent of the Secured Party and compliance with such procedures as the Secured Party reasonably may impose to prevent any interruptions or discontinuity in the security interest granted pursuant to this Security Agreement.

ARTICLE 4
REMEDIAL MATTERS
     4.1 Event of Default. An “Event of Default” shall exist hereunder (a) if an Event of Default shall occur under the Purchase Agreement or any of the Notes, (b) upon the filing of a voluntary or involuntary petition for bankruptcy, insolvency, receivership or similar event involving any Grantor, or (c) if any Grantor shall breach in any material respect any agreement contained herein or otherwise default in any material respect in the observance or performance of any of the covenants, terms, conditions or agreements on the part of each Grantor contained in this Security Agreement and, with respect to non- monetary covenants, terms, conditions or agreements, such non-observance or non-performance continues for a period of thirty (30) days after the earlier of (i) written notice from the Secured Party of such default or (ii) actual knowledge of such Grantor of such default.
     4.2 Powers of Attorney.
          (a) Each Grantor hereby irrevocably appoints the Secured Party (and any officer or agent of the Secured Party) as its true and lawful attorney-in-fact, with power of substitution for and in the name of the Secured Party or otherwise, for the use and benefit of the Secured Party, effective upon the occurrence and during the continuance of an Event of Default: (i) to receive, endorse the name of such Grantor upon and deliver any notes, acceptances, checks, drafts, money orders or other evidences of payment that may come into the possession of the Secured Party with respect to the Collateral; (ii) to cause such Grantor’s mail to be transferred to the Secured Party’s own offices and to receive and open all mail addressed to such Grantor for the purposes of removing any such notes, acceptances, checks, drafts, money orders or other evidences of payment; (iii) to demand, collect and receive payment in respect of the Collateral and to apply any such payments directly to the payment of the Obligations in accordance with Section 4.5 hereof; (iv) to receive and give discharges and releases of all or any of the Collateral; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction, to collect or otherwise realize on all or any part of the Collateral or to enforce any rights in respect thereof; (vi) to sign the name of such Grantor on any invoice or bill of lading relating to any of the Collateral; (vii) to send verification of any Accounts to any Account Debtor or customer; (viii) to notify any Account Debtor or other obligor of such Grantor with respect to any Collateral to make payment to the Secured Party; (ix) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating or pertaining to all or any of the Collateral; (x) to take any action for purposes of carrying out of the terms of this Security Agreement; (xi) to enforce all of such Grantor’s rights and powers under and pursuant to any and all agreements with respect to the Collateral; and (xii) generally, to sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out this Security Agreement, as fully and completely as though the Secured Party were the absolute owner of the Collateral for all purposes; provided, however, nothing herein contained shall be construed as requiring or obligating the Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Secured

Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Secured Party or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of such Grantor or to any claim or action against the Secured Party. It is understood and agreed that the power of attorney granted to the Secured Party for the purposes set forth above in this Section 4.2 is coupled with an interest and is irrevocable until the termination of this Security Agreement, and such Grantor hereby ratifies all actions taken by its attorney-in-fact by virtue hereof. The provisions of this Section 4.2 shall in no event relieve such Grantor of any of its obligations hereunder or under any of the other Security Documents with respect to the Collateral or any part thereof or impose any obligation on the Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Secured Party of any other or further right which it may have on the date of this Security Agreement or hereafter, whether hereunder, under any of the other Security Documents, by law or otherwise.
          (b) Beyond the duty of the Secured Party to exercise reasonable care in the custody of any Collateral in its possession, the Secured Party shall not, under any circumstance or in any event whatsoever, have any liability for any part of the Collateral, nor shall the Secured Party have any liability for any error or omission or delivery of any kind incurred in the good faith settlement, collection or payment of any of the Collateral or any monies received in payment therefor or for any damages resulting therefrom, nor shall this Security Agreement impose upon the Secured Party any obligation to perform any obligation with respect to the Collateral. The costs of collection, notification and enforcement, including but not limited to, reasonable attorneys’ fees and reasonable out- of-pocket expenses, shall be borne solely by the Grantors whether the same are incurred by the Grantors or the Secured Party.
     4.3 Collections. Upon the occurrence and during the continuance of an Event of Default, the Secured Party may, in its sole discretion, in its name or in the name of any Grantor, or otherwise: (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to any of the Collateral, but shall be under no obligation to do so; or (b) extend the time of payment, arrange for payment in installments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Grantor, other than to discharge such Grantor in so doing with respect to liabilities of such Grantor to the extent that the liabilities are paid or repaid. After the occurrence and during the continuance of an Event of Default, any money, checks, notes, bills, drafts, or commercial paper received by such Grantor shall be held in trust for the Secured Party and any other secured party having rights thereto senior to the Secured Party and shall be promptly turned over to the Secured Party or any other secured party having rights thereto senior to the Secured Party as its interest shall appear. The Secured Party may make such payments and take such actions as the Secured Party, in its sole discretion, deems necessary to protect its security interest in the

Collateral or the value thereof, and the Secured Party is hereby unconditionally and irrevocably authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens which in the judgment of the Secured Party appear to be equal to, prior to or superior to its security interest in the Collateral and any Liens not expressly permitted by this Security Agreement.
     4.4 Possession; Sale of Collateral.
          (a) Upon the occurrence and during the continuance of an Event of Default, the Secured Party may: (i) require any Grantor to assemble the tangible assets that comprise part of the Collateral and make them available to the Secured Party at any place or places reasonably designated by the Secured Party; (ii) to the extent permitted by applicable law, with or without notice or demand for performance and without liability for trespass, enter any premises where the Collateral may be located and peaceably take possession of the same, and may demand and receive such possession from any person who has possession thereof, and may take such measures as it may deem necessary or proper for the care or protection thereof (including, but not limited to, the right to remove all or any portion of the Collateral); and (iii) with or without taking such possession may sell or cause to be sold, in one or more sales or parcels, for cash, on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at public or private sale or at any broker’s board or any securities exchange, without demand of performance or notice of intention to sell or of time or place of sale, except ten (10) Business Days’ written notice to such Grantor of the time and place of such sale or sales (and such other notices as may be required by applicable statute, if any, and which cannot be waived), which each Grantor hereby expressly acknowledges is commercially reasonable. The Secured Party shall have no obligation to clean-up or otherwise prepare any Collateral for sale. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of such Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that each Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Secured Party may (in its sole and absolute discretion) determine. The Secured Party shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Secured Party may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any disposition of the Collateral. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the sale price is paid by the purchaser or purchasers thereof. The Secured Party shall not incur any liability for the failure to collect or realize upon any or all of the Collateral or for any delay in doing so and, in case of any such failure, shall not be under any obligation to take any action with respect thereto; provided, such Collateral may be sold again upon like notice. If any Collateral is sold upon credit, such Grantor will be credited only with payments actually made by the purchaser, received by the Secured Party and applied to the Obligations in accordance with Section 4.5. In the event the purchasers fail to pay for the Collateral, the Secured Party may resell the Collateral. At any public sale made pursuant to this Section 4.4, the Secured Party may bid for or purchase, free from any right of redemption, stay or appraisal and all rights of marshalling, the Collateral and any other security for the Obligations or otherwise on the part of such Grantor (all said rights being also hereby waived and released by each Grantor to the fullest extent permitted by law), and may make payment on account thereof by using any claim then due and payable to the Secured Party from any Grantor as a credit against the purchase price, and the Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to such Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Secured Party shall be free to carry out such sale pursuant to such agreement, and such Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Secured Party shall have entered into such an agreement, all Events of Default shall have been remedied and any obligations to the Secured Party shall have been paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Secured Party may proceed by a suit or suits at law or in equity to foreclose this Security Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In any action hereunder, the Secured Party shall be entitled to the appointment of a receiver without notice, to peaceably take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, if an Event of Default shall occur and be continuing, the Secured Party shall be entitled to apply, without notice to any Grantor, any cash or cash items constituting Collateral in their possession to payment of the Obligations.
          (b) If an Event of Default shall occur and be continuing, the Secured Party shall, in addition to exercising any and all rights and remedies afforded to them hereunder, have all the rights and remedies of a secured party under all applicable provisions of law, including but not limited to, the Code.
          (c) Each Grantor agrees that notwithstanding anything to the contrary contained in this Security Agreement, such Grantor shall remain liable under each contract or other agreement giving rise to Accounts and general intangibles and all other contracts or agreements constituting part of the Collateral and the Secured Party shall not have any obligation or liability in respect thereof.
          (d) After the occurrence and during the continuance of an Event of Default, upon the Secured Party’s request, but subject to the rights of any other secured party having rights senior to the Secured Party, such Grantor shall deliver to the Secured Party all original and other documents, evidencing and relating to the sale and delivery of Inventory or Accounts, including but not limited to, all original orders, invoices and shipping receipts. Such Grantor shall also furnish to the Secured Party, promptly upon the request of the Secured Party, such reports, reconciliations and aging balances regarding Accounts as the Secured Party may reasonably request from time to time.
     4.5 Application of Proceeds. Unless the Secured Party otherwise directs, the proceeds of any sale of Collateral pursuant to this Security Agreement or otherwise, as any Collateral consisting of cash, shall be applied after receipt by the Secured Party as follows:
     First, to the payment of all reasonable costs, fees and expenses of the Secured Party and its agents, representatives and attorneys incurred in connection with such sale or with the retaking, holding, handling, preparing for sale (or other disposition) of the Collateral or otherwise in connection with any Notes, this Security Agreement or any of the Obligations, including, but not limited to, the reasonable fees and expenses of the Secured Party’s agents and attorneys’ and court costs (whether at trial, appellate or administrative levels), if any, incurred by the Secured Party in so doing;
     Second, to the payment of the outstanding principal balance, accrued interest, dividends and fees on the Obligations in such order as the Secured Party may determine; and
     Third, to the Grantors or to such other Person as a court may direct.
     4.6 Authority of Secured Party. The Secured Party shall have and be entitled to exercise all such powers hereunder as are specifically delegated to the Secured Party by the terms hereof, together with such powers as are reasonably incidental thereto. The Secured Party may execute any of its duties hereunder by or through its agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder.
     4.7 Certain Waivers; Grantors Not Discharged. Each Grantor expressly and irrevocably waives (to the extent permitted by applicable law) presentment, demand of payment and protest of nonpayment in respect of its Obligations under this Security Agreement. The obligations and duties of each Grantor hereunder are irrevocable, absolute, and unconditional and shall not be discharged, impaired or otherwise affected by (a) the failure of the Secured Party to assert any claim or demand or to enforce any right or remedy against such Grantor or any grantee under the provisions of this Security Agreement or any waiver, consent, extension, indulgence or other action or inaction in respect thereof, (b) any extension or renewal of any part of the Obligations, (c) any rescission, waiver, amendment or modification of any of the terms or provisions of any agreement related to this Security Agreement, (d) the release of any Liens on or security interests in any part of the Collateral or the release, sale or exchange of or failure to foreclose against any security held by or for the benefit of the Secured Party for payment or performance of the Obligations, (e) the bankruptcy, insolvency or reorganization of such Grantor or any grantee or any other Persons, (f) any change, restructuring or termination of the corporate structure or existence of such Grantor or any grantee or any restructuring or refinancing of all or any portion of the Obligations, or (g) any other event that under law would discharge the obligations of a surety other than payment and satisfaction in full of all Obligations.
     4.8 Transfer of Security Interest. The Secured Party may transfer to any other Person all or any part of the Liens and security interests granted hereby, and all, or any part of the Collateral which may be in the Secured Party’s possession at any time after the occurrence and during the continuance of an Event of Default (including to a successor Secured Party or holder of Notes). Upon such transfer, the transferee shall be vested with all the rights and powers of the Secured Party hereunder with respect to such of the Collateral as is so transferred but, with respect to any of the Collateral not so transferred, the Secured Party shall retain all of its rights and powers (whether given to it in this Security Agreement, or otherwise). The Secured Party or any of them may, at any time, assign their rights as the secured party hereunder to any Person, in the Secured Party’s discretion, and upon notice to each Grantor, provided that any such transferee shall agree to be subject to the subordination provisions hereof, but without any requirement for consent or approval by or from any Grantor, and any such assignment shall be valid and binding upon each Grantor, as fully as if they had expressly approved the same.
ARTICLE 5
SECURED PARTY’S INTERESTS
     5.1 Pro Rata Interests. The security interests and other rights granted or reserved to the Secured Party and its successors and assigns under this Security Agreement (the “Contractual Rights”) are for the pro rata benefit of the Purchasers and the other rights available to the Secured Party and the Purchasers under applicable law by reason of the existence of this Security Agreement and the attachment and perfection of the security interests created under this Security Agreement (the “Statutory Rights”) are for the pro rata benefit of the Purchasers according to the outstanding principal amount of Notes held by each Purchaser, respectively, in each case subject to any subordination agreed to by and among the Purchasers, expressed as a percentage of the aggregate outstanding principal amount of all Notes, and shall be held by the Purchasers in such percentages, subject to such subordination, regardless of the time or order of the attachment or perfection of their respective security interests or the time or manner of filing of their respective deeds of trust, financing statements or assignments thereof and regardless of which, if any, Purchaser may hold possession of Collateral. All Contractual Rights and Statutory Rights shall be exercised from time to time by Secured Party in accordance with such instructions as may be required by the Purchase Agreement. All recoveries attributable to enforcement of Contractual Rights or Statutory Rights, or both, shall be shared ratably by the Purchasers according to their respective pro rata interests, and subject to any subordination agreed to by and among the Purchasers, as provided in the Purchase Agreement.
     5.2 Grantors’ Obligations. The provisions of this Article 5 are for the purpose of defining the relative rights of the Secured Party or Purchasers with respect to the Collateral and the exercise of Contractual Rights and Statutory Rights. Nothing herein shall impair the obligations of any Grantor, which are absolute and unconditional, to pay and perform the Obligations as and when due. No provision of this Security Agreement shall be construed to prevent the Secured Party or any Purchaser from exercising remedies that may otherwise be available to it.
ARTICLE 6
MISCELLANEOUS
     6.1 Further Assurances. Each Grantor agrees, at its expense, to do such further things, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Secured Party may from time to time reasonably request for the better assuming and preserving of the security interests and the rights and remedies created hereby, including but not limited to, the execution and delivery of such additional conveyances, assignments, agreements and instruments, the payment of any fees and taxes required in connection with the execution and delivery of this Security Agreement, the granting of the security interests created hereby and the execution, filing and recordation of any financing statements (including fixture filings) or other documents as the Secured Party may deem reasonably necessary or desirable for the perfection of the security interests granted hereunder. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Secured Party, duly endorsed in a manner satisfactory to the Secured Party, subject to the rights of any other secured party having rights senior to the Secured Party. If at any time any Grantor shall take and perfect a security interest in any property to secure payment and performance of an Account, such Grantor, upon the request of the Secured Party, shall promptly assign such security interest to the Secured Party, subject to the rights of any other secured party having rights senior to the Secured Party. Each Grantor agrees to notify the Secured Party thirty (30) days prior to any change (a) in its corporate name, (b) of its jurisdiction of incorporation or organization, (c) in the location of its chief executive office, (d) in its principal place of business, or (e) in the office or offices where it keeps its records relating to the Collateral. Each Grantor agrees that, after the occurrence and during the continuance of an Event of Default, it shall upon request of the Secured Party, take any and all actions, to the extent permitted by applicable law, at its own expense, to obtain the approval of any governmental authority for any action or transaction contemplated by this Security Agreement that is then required by law, and specifically, without limitation, upon request of the Secured Party, to prepare, sign and file with any governmental authority such Grantor’s portion of any application or applications for consent to the assignment of licenses held by such Grantor, or for consent to the possession and sale of any of the Collateral by or on behalf of such Secured Party. Each Grantor further agrees that it shall at all times, at its own expense and cost, keep accurate and complete records with respect to the Collateral, including but not limited to, a record of all payments and proceeds received in connection therewith or as a result of the sale thereof and of all credits granted, and agrees that the Secured Party or their representatives shall have the right at any reasonable time and from time to time, at such Grantor’s expense, to call at such Grantor’s place or places of business to inspect the Collateral and to examine or cause to be examined all of the books, records, journals and other data relating to the Collateral and to make extracts therefrom or copies thereof as are reasonably requested.
     6.2 Effectiveness. This Security Agreement shall take effect immediately upon execution by each Grantor.
     6.3 Indemnity; Reimbursement of Secured Party; Deficiency. In connection with the Collateral, this Security Agreement and the administration and enforcement or exercise of any right or remedy granted to the Secured Party hereunder or under the other Security Documents, the Grantors jointly and severally agree, subject to the limitations set forth hereafter (a) to indemnify, defend and hold harmless the Secured Party from and against any and all claims, demands, losses, judgments and liabilities (including but not limited to, liabilities for penalties) of whatever nature, relating thereto or resulting therefrom, and (b) to reimburse the Secured Party and the Purchasers for all reasonable costs and expenses, including but not limited to, the reasonable fees and disbursements of attorneys, relating thereto or resulting therefrom. The foregoing indemnity agreement includes all reasonable costs incurred by the Secured Party and the Purchasers in connection with any litigation relating to the Collateral whether or not the Secured Party or any Purchaser shall be a party to such litigation, including but not limited to, the reasonable fees and disbursements of attorneys for the Secured Party, and any out-of-pocket costs incurred by the Secured Party in appearing as a witness or in otherwise complying with legal process served upon it. The obligations of each Grantor in this Section 6.3 are limited to the extent claims for indemnity, defense, or reimbursement do not arise from the gross negligence or willful misconduct of the Secured Party. In no event shall the Secured Party or any Purchaser be liable, in the absence, in the case of the Secured Party, of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Security Agreement other than to account for moneys actually received by it in accordance with the terms hereof, and each Grantor hereby releases the Secured Party and each Purchaser from any and all claims, causes of action and demands at any time arising out of or with respect to this Security Agreement or the Collateral. All indemnities contained in this Section 6.3 and elsewhere in this Security Agreement shall survive the expiration or earlier termination of this Security Agreement. After application of the proceeds by the Secured Party pursuant to Section 4.5 hereof, each Grantor shall remain liable to the Secured Party for any deficiency.
     6.4 Continuing Lien. It is the intent of the parties hereto that (a) this Security Agreement shall constitute a continuing agreement as to any and all future, as well as existing transactions, between each Grantor and the Secured Party under or in connection with the Notes, and (b) the security interest provided for herein shall attach to after-acquired as well as existing Collateral.
     6.5 Termination. Upon payment and satisfaction in full of the Obligations other than residual indemnification obligations and termination of all commitments relating thereto, the Secured Party shall reassign, redeliver and release (or cause to be so reassigned, redelivered and released), without recourse upon or warranty by the Secured Party, and at the sole expense of the Grantors, to the Grantors, against receipt therefor, such of the Collateral (if any) as shall not have been sold or otherwise applied by the

Secured Party pursuant to the terms hereof and not theretofore reassigned, redelivered and released to the Grantors, together with appropriate instruments of reassignment and release.
     6.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Security Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, telexed or telegraphic communication) and mailed via certified mail, nationwide overnight courier service, telexed, telegraphed or delivered to the respective parties, as follows:
          to the Grantors:
MGP Instruments, Inc.
5000 Highlands Parkway, Suite 150
Smyrna, Georgia 30082
Fax: (770) 432-9179
with a copy to:
Dosimetry Acquisitions (U.S.), Inc.
c/o American Capital Strategies, Ltd.
Two Bethesda Metro Center
14th Floor
Bethesda, Maryland 20814
Attention: Compliance Officer
and:
Dosimetry Acquisitions (U.S.), Inc.
c/o American Capital Strategies, Ltd.
Attention: Robert Klein, Principal
461 Fifth Avenue, 26th Floor
New York, New York 10017
Fax: (212) 213-2060
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Christopher K. Aidun, Esq.
Fax: (212) 310-8007
          to the Secured Party:

American Capital Financial Services, Inc., as Agent
2 Bethesda Metro Center
14th Floor
Bethesda, Maryland 20814
Attn: Compliance Officer
Fax: (301) 654-6714
          with copies to:
American Capital Strategies, Ltd
461 Fifth Avenue, 26th Floor
New York, NY 10017
Attention: Robert Klein, Principal and Managing Director
Brian Graff, Principal and Managing Director
Fax: (212) 213-2060
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Christopher K. Aidun, Esq.
Fax: (212) 310-8007
     6.7 Successors and Assigns. Whenever in this Security Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party, and all covenants, promises and agreements by or on behalf of the Secured Party that are contained in this Security Agreement shall bind and inure to the benefit of its respective successors and permitted assigns. No Grantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Secured Party.
     6.8 APPLICABLE LAW. THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO NEW YORK CHOICE OF LAW DOCTRINE.
     6.9 Waivers. No failure or delay of the Secured Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or future exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Party hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be authorized as provided in Section 6.10, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor to any other or further notice or demand in similar or other circumstances.
     6.10 Amendments/Waivers. Neither this Security Agreement nor any provision hereof may be amended, waived or modified except pursuant to an agreement or agreements in writing entered into by each Grantor and the Secured Party.
     6.11 Severability. In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.
     6.12 Counterparts. This Security Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered or mailed to the Secured Party.
     6.13 Headings. Article and Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Security Agreement.
     6.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS SECURITY AGREEMENT.
     6.15 Interpretation. In the event of a conflict between this Security Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.
[signatures on following pages]

     IN WITNESS WHEREOF, the Grantor has executed this Security Agreement as of the date first above written.

GRANTORS: DOSIMETRY ACQUISITIONS (U.S.), INC.
By:
Name:
Title:

MGP INSTRUMENTS, INC.
By:
Name:
Title:

Acknowledged by: AMERICAN CAPITAL FINANCIAL SERVICES, INC., as agent
By:
Robert Klein
Vice-President

Signature Page to Security Agreement

EXHIBIT A
ASSIGNMENT
          THIS ASSIGNMENT (this “Assignment”) is entered into as of                      by DOSIMETRY ACQUISITIONS (U.S.), INC., a Delaware corporation (“Parent”), and MGP INSTRUMENTS, INC., a Delaware corporation (“MGP” and together with Parent, the “Grantors”), to and in favor of AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation (“the “Agent”), as agent for the Purchasers identified in the Note and Equity Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among the Grantors, the Agent and the Purchasers party thereto, dated June 16, 2004 (in such capacity, the “Secured Party”).
WHEREAS, pursuant to the Purchase Agreement, the Grantors have issued to the Purchasers the Notes on the terms and conditions further specified in the Purchase Agreement;
WHEREAS, in order to induce the Purchasers to accept the Notes in accordance with the Purchase Agreement, and in consideration therefor, the Grantors agreed to grant to the Secured Party, as agent for the Purchasers, a perfected Lien on and security interest in all of the Grantors assets and properties subject to certain exceptions stated therein, whether now or hereafter existing, owned or acquired, all pursuant to the terms of the Security Agreement, in order to secure the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations;
WHEREAS, an Event of Default has occurred and/or is continuing under the Purchase Agreement; and
WHEREAS, pursuant to and as required by the Purchase Agreement, the Grantors now desire to assign to the Secured Party, and the Secured Party desires to receive from the Grantors, the Payment Intangibles (including, without limitation, the Payment Intangibles set forth on Schedule A hereof) on the terms and conditions specified herein.
NOW, THEREFORE, for and in consideration of the covenants and provisions set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
1. Capitalized terms used herein without definition shall be defined in the manner set forth in the Purchase Agreement.
2. Subject to Section 3 hereof, each Grantor does hereby assign, sell and transfer unto the Secured Party all of its right, title and interest in and to the Payment Intangibles together with (a) all registrations of and pending registration applications for such Payment Intangibles, (b) the goodwill of the business symbolized by and associated with such Payment Intangibles, and (c) the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with any and all past, present or future infringements or dilution of or damage or injury to such Payment Intangibles, the registrations or pending registration applications thereof, or such associated goodwill.
3. Notwithstanding anything herein to the contrary (including Schedule A hereof), for the purposes of this Assignment, in no event shall the Payment Intangibles include, and Grantors shall not be deemed to have assigned, (i) any personal and real property, fixtures and interests of Grantors which are not assignable or are incapable of being encumbered as a matter or law, or (ii) the Grantors’ rights or interests in any license, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Grantor is a party; provided, upon the ineffectiveness, lapse or termination of any such provision, this Assignment of Payment Intangibles shall include, and Grantors shall be deemed to have been assigned all such rights and interests as if such provision had never been in effect. In addition, the Payment Intangibles being assigned hereunder shall exclude any rights to (i) any intellectual property rights which would be rendered invalid or unenforceable by the grant of an assignment, for so long as such prohibition or reason for invalidity exists and (ii) any intent-to-use trademark application for which a statement of use has not been filed (but only until such statement is filed).
4. This Assignment is intended to and shall take effect at such time as the Secured Party shall complete this instrument by signing its acceptance of this Assignment below.
5. This Assignment shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to New York choice of law doctrine.
[Signature page follows]

          IN WITNESS WHEREOF, the Grantors and the Agent have caused this Assignment to be executed and delivered by their duly authorized attorneys in fact as of the date first set forth above.

ASSIGNORS: DOSIMETRY ACQUISITIONS (U.S.), INC.
By:
Name:
Title:

MGP INSTRUMENTS, INC.
By:
Name:
Title:

Accepted and Agreed by ASSIGNEE: AMERICAN CAPITAL FINANCIAL SERVICES, INC., as Agent
By:
Name:
Title:

Acknowledgement of Grantor
State of                                         )
                                                      )  ss.
County of                                      )
On this ___day of __________before me personally appeared __________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of DOSIMETRY ACQUISITIONS (U.S.), INC. who being by me duly sworn did depose and say that he is an authorized attorney in fact of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

Acknowledgement of Grantor
State of                                         )
                                                      )  ss.
County of                                      )
On this ___day of __________before me personally appeared __________________, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of MGP INSTRUMENTS, INC., who being by me duly sworn did depose and say that he is an authorized attorney in fact of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

SCHEDULE A
SCHEDULE OF PAYMENT INTANGIBLES

SCHEDULE 2.1(b)
Pursuant to Section 2.1(b), the following information is disclosed:

Grantor and	Chief	Other	Jurisdiction		Equipment	Location of
Identification	Executive	Place(s) of	of	Collateral	and Goods	Leased
No.	Office	Business	Organization	Location	Location	Facilities

Dosimetry	c/o American		Delaware
Acquisitions Inc.	Capital Strategies, Ltd.
461 Fifth Avenue,
EIN:	26th Floor,
New York, New York,
10017

MGP Instruments,	5000 Highlands		Delaware	Georgia	Georgia	Georgia
Inc.	Parkway, Suite 150
Smyrna, Georgia
30082

SCHEDULE 2.1(e)
LIST OF DOUBTFUL ACCOUNTS
     None.

SCHEDULE 2.1 (f)
COLLATERAL HELD BY A THIRD PARTY

EXHIBIT C
Form of Collateral Assignment

EXHIBIT D
Form of Pledge Agreements

PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT (this “Agreement”) dated as of June 16, 2004, is made by DOSIMETRY ACQUISITIONS (U.S.), INC., a Delaware corporation (the “Grantor Party”), for the benefit of AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation, as agent for Purchasers (defined in the Purchase Agreement referred to below), its successors and assigns (“Grantee”).
W I T N E S S E T H :
     WHEREAS, pursuant to that certain Note and Equity Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith among the Grantor Party and certain subsidiaries of the Grantor Party (the “Loan Parties”), Grantee and Purchasers party thereto, Purchasers have purchased certain Notes (as defined in the Purchase Agreement) from the Loan Parties and the Loan Parties have incurred certain obligations to the Purchasers and Grantee; and
     WHEREAS, MGP Instruments, Inc., a Georgia corporation (“MGP”), is a wholly-owned subsidiary of the Grantor Party and the Grantor Party owns all of the outstanding capital stock of MGP listed on and represented by the certificates described on Schedule A hereto and the Grantor Party has realized significant and material benefit from the purchase of the Notes by Purchasers and has agreed to pledge all of the equity securities of MGP owned by it as collateral security for its obligations under the Purchase Agreement and the Notes; and
     WHEREAS, the Purchasers have made the execution and delivery of this Agreement a condition precedent to their purchase of the Notes.
     NOW, THEREFORE, in consideration of the premises above and in order to induce Grantee to enter into the Purchase Agreement and the Purchasers to purchase the Notes and to enter into the Purchase Agreement, the Grantor Party hereby agrees as follows:
     1. Defined Terms. As used in this Agreement, capitalized terms defined in the Purchase Agreement that are not defined herein shall have the meanings ascribed to them therein, and the following terms shall have the following meanings:
     “General Intangibles” shall have the meaning specified in the UCC.
     “Instruments” shall have the meaning specified in the UCC.
     “Person” means any individual, partnership, limited liability company, corporation, trust, joint venture, association, unincorporated organization or government or department or agency thereof.
     “Secured Obligations” shall mean all principal, interest, fees, costs, expenses and other amounts owed by, and other covenants and obligations of, the Loan Parties and Purchasers from time to time under or pursuant to the Notes or created under the Purchase Agreement with regard to the Notes, the Purchase Agreement or this Agreement.

     2. Creation of Lien and Security Interest. In order to secure timely payment in full of the Secured Obligations (whether at stated maturity, by acceleration or otherwise), the Grantor Party hereby grants, assigns and conveys unto Grantee for the benefit of Purchasers a lien on and continuing security interest in and to, the hereinafter described “Collateral” (the “Security Interest”), the Security Interest being a Lien on the Collateral prior to all other Liens except for any Lien in favor of any senior lender (if any), effective as of the date hereof without the need to execute any further instruments, agreements or documents other than as specifically set forth herein.
     3. Collateral. The Security Interest covers the following property (the “Collateral”): (i) all of the stock, equity securities or other ownership interests owned by the Grantor Party and issued by MGP (the “Equity Securities”); and (ii) any and all “Rights” as hereinafter defined. For purposes of this Agreement, “Rights” means: (a) Equity Securities realized upon exercise of any warrants to purchase Equity Securities, bonus shares, debentures or other securities; (b) options or rights to take up shares, debentures or other securities; (c) dividends, distributions, or returns of capital or other moneys; and (d) other rights, moneys or securities of any nature (including, without limitation, rights, voting rights, moneys or securities arising from consolidation or subdivision of capital, redemption or conversion of shares, reduction of capital, liquidation or a similar plan or arrangement), all of which at any time (whether now or in the future) are attributable to or are arising from any Collateral.
     4. Continuing Security. This Agreement shall operate as a continuing security interest between Grantee, for the benefit of Purchasers, and the Grantor Party:
     (i) irrespective of any sum or sums that may be paid to the credit of any account of the Grantor Party with Grantee or any Purchaser; and
     (ii) notwithstanding the appointment, retirement or removal, at any time, of a receiver of the Grantor Party, and shall remain in full force and effect and extend to cover all of the Secured Obligations until a final release of this Agreement has been executed by Grantee.
     5. Certificates, Voting, etc. Upon execution and delivery of this Agreement, the Grantor Party shall deliver to Grantee or its designated agent certificates representing all of the Equity Securities with a stock power executed in blank in form and substance satisfactory to Grantee. If at any time the Grantor Party shall issue any additional or substitute stock or stock certificates, or any other instruments evidencing an interest in or an obligation of any of the Grantor Party, the Grantor Party shall promptly pledge, mortgage and deposit (or cause to be pledged, mortgaged or deposited) in favor of or with Grantee such additional certificates, instruments or documents as additional security for the Secured Obligations, all of which additional security shall constitute Collateral (and shall be included within the definition of “Collateral” hereunder). Grantee shall hold the Collateral solely as security for the payment and performance of the Secured Obligations. Unless an Event of Default shall have occurred and is continuing (and in such case, Grantee shall have all voting and consent rights available to the stockholders of MGP with regard to the Collateral), the Grantor Party shall have the right to exercise the rights as a stockholder with regard to voting and consenting to corporate actions that are associated with the Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by the Grantor Party which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Purchase Agreement or this Agreement.
     6. Right to Receive Distributions. Unless an Event of Default shall have occurred and is continuing (and in such case, all dividends and distributions described herein shall be Collateral), the Grantor Party shall have the right to receive and to retain cash dividends and other cash distributions which are paid on account of the Collateral. If any such dividends or other distributions are paid to the Grantor Party following an Event of Default, such dividends or other distributions shall be held in trust by the Grantor Party for the benefit of Grantee, and the Grantor Party shall immediately notify Grantee in writing, and shall, if Grantee so instructs, immediately pay over such dividends or other distributions to Grantee as Collateral.
     7. Restrictions. The Grantor Party shall not (a) except for the security interest created by this Agreement and Permitted Liens, create or suffer to exist any Lien upon or with respect to any of the Collateral; (b) use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement, the Purchase Agreement or any applicable law; (c) sell, convey, hypothecate or otherwise transfer (by operation of law or otherwise) any Collateral or any interest in the Collateral to any person or other entity; or (d) enter into any agreement or undertaking restricting the right or ability of the Grantor Party or such Grantee to sell, assign or transfer any of the Collateral.
     8. Representations and Warranties. The Grantor Party hereby severally represents and warrants to Grantee and Purchasers as follows:
     (a) Except for Permitted Liens, the Grantor Party is the record and beneficial owner of the Collateral constituting Instruments or certificated securities and has good, valid and marketable title to each other item of Collateral, free and clear of all Liens, and has the requisite rights in and power and authority and legal right to pledge and transfer such Collateral to Grantee as provided herein.
     (b) The Equity Interests pledged hereunder constitute one hundred percent (100%) of the issued and outstanding equity of all classes of MGP.
     (c) The pledge, assignment and delivery of the Collateral pursuant to this Agreement will create a valid perfected lien on and a valid perfected security interest in the Collateral in favor of Grantee under the Uniform Commercial Code of the State of New York as in effect from time to time and the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction (such codes, together with any other successor or applicable adoption of the Uniform Commercial Code in any applicable jurisdiction, the “UCC”)), subject to no prior Lien (except for any Lien in favor of any senior lender (if any)) and to no agreement purporting to grant any third party any security interest or other interest in any of the Collateral, except Permitted Liens. No additional actions by the Grantor Party or any third party are necessary to create or perfect the Security Interest.
     (d) All Collateral, other than Rights which constitute General Intangibles, is represented by certificated securities or Instruments in the possession of Grantee.

     9. Events of Default. The following shall constitute “Events of Default” hereunder:
     (a) The occurrence of an “Event of Default” under the Purchase Agreement; or
     (b) breach by the Grantor Party of, or failure of the Grantor Party to perform any of its respective obligations hereunder, which breach or failure to perform shall not have been cured within fifteen (15) days after the earlier to occur of (i) receipt of written notice thereof from Grantee or (ii) actual knowledge of the breach by the Grantor Party.
     10. Remedies Upon Default. Upon the occurrence and during the continuation of an Event of Default, after any applicable cure period, and at any time thereafter, Grantee may (but shall not be required to) take any or all of the following actions simultaneously or in any order which it may choose:
     (a) exercise any remedies with respect to the Collateral (or any of it), including sale of the Collateral, as may be provided by applicable law then in effect, or as may be available in equity;
     (b) exercise any remedies with respect to the Collateral available to a secured party under the UCC, regardless of whether or not the UCC actually applies;
     (c) vote or otherwise exercise any rights accruing to the owner of the Collateral without notice to or consent of the Grantor Party;
     (d) commence and prosecute an action, at law or in equity, in any court of competent jurisdiction, injunctive or declaratory relief or any other relief available under applicable law, and take all such actions as may be necessary or desirable to enforce any order or judgment entered in connection with such action;
     (e) hold as additional Collateral for the Secured Obligations or apply in accordance with Section 14 hereof any and all dividends and distributions on account of the Collateral; and/or
     (f) exercise any other remedies afforded to Grantee pursuant to the terms of this Agreement.
     All of Grantee’s rights and remedies hereunder, under the Purchase Agreement and under any and all other instruments and documents executed in connection herewith and therewith, shall be cumulative and not exclusive, and shall be enforceable alternatively, successively or concurrently as Grantee may, in its sole discretion, deem expedient. Grantee shall have no obligation to preserve rights in the Collateral or marshal any of the Collateral for the benefit of any person or entity.
     11. Additional Rights of Grantee With Respect to Certain Collateral. Upon the occurrence of and during the continuation of any Event of Default:

     (a) Grantee, in its discretion, and without notice to the Grantor Party, may take any one or more of the following actions without liability except to account for property actually received by it: (i) transfer to or register in its name or the name of its nominee any stock certificates or any other evidence of the Collateral, with or without indication of the security interest herein created, and whether or not so transferred or registered, receive the income, dividends and other distributions thereon and hold them as additional Collateral or apply them to the Secured Obligations in accordance with Section 14; (ii) exercise or cause to be exercised all voting and corporate powers with respect to any of the Collateral, including (1) all rights to call or require shareholders meetings and to remove or elect directors, and (2) all rights of proxy appointments, conversion, exchange, subscription or any other rights, privileges or options pertaining to such Collateral, as if the absolute owner thereof; (iii) exchange any of the Collateral for other property upon a reorganization, recapitalization, reclassification or other readjustment and, in connection therewith, deposit any of the Collateral with any depository upon such terms as Grantee may determine; and (iv) in its name or in the name of the Grantor Party, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and Grantee further shall have the right during any time to sign and endorse the name of the Grantor Party upon any such stock certificate, stock power, check, draft, money order, or any other documents of title or evidence of payment with respect to the Collateral, in the name of the Grantor Party, it being the intention of the Grantor Party to grant to Grantee the right to sell any portion or all of the Collateral and the proceeds therefrom, upon the occurrence of an Event of Default hereunder.
     (b) If Grantee in good faith believes that the Securities Act of 1933, as amended from time to time (the “Act”), or any other state or federal law prohibits or restricts the customary manner of sale or distribution of any of the Collateral, Grantee may sell such Collateral privately or in any other manner deemed advisable by Grantee at such price or prices as Grantee determines in its sole discretion. The Grantor Party recognizes that such prohibition or restriction may cause the Collateral to have less value than it otherwise would have and that, consequently, such sale or disposition by Grantee may result in a lower sales price than if the sale were otherwise held and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Grantee may sell the Collateral in Bethesda, Maryland or elsewhere, in one or more sales or parcels, for cash, credit or future delivery, and with or without the use of a stockbroker, as Grantee may deem advisable. Grantee may be the purchaser of any or all of the Collateral. In the event that Grantee elects to sell all or any part of the Collateral in a public sale, the Grantor Party shall cooperate with all requests by Grantee, its agents and representatives with respect to the registration and qualification of such Collateral which is securities, or the applicable part thereof, under the Act and all state securities laws.
     12. Grantee Appointed Attorney-in-Fact. The Grantor Party hereby irrevocably appoints Grantee as its attorney-in-fact, with full authority in its place and stead and in the name of the Grantor Party, from time to time in Grantee’s discretion, to take any action and to execute any instrument which Grantee may deem necessary or advisable to accomplish the purposes of this Agreement including, without limitation:
     (a) to ask, demand, collect, sue for, recover, compound, receive and give receipts for moneys due and to become due under or in respect of any of the Collateral;

     (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper; and
     (c) to file any claims, take any action or institute any proceedings which Grantee may deem necessary or desirable for the collection of any of the Collateral (including any proceeds thereof) or otherwise to enforce the rights of the Grantor Party and/or Grantee with respect to any of the Collateral.
     The Grantor Party agrees to execute appropriate certificates and instruments, all in blank, as appropriate, as Grantee may request to evidence such powers of attorney. The powers of attorney granted herein shall be coupled with an interest and shall be irrevocable.
     13. Expenses. The Grantor Party shall pay, when due, any and all reasonable fees, taxes (other than taxes based on the income of Grantee) or other charges imposed in connection with the Security Interests including, without limitation, any fees imposed in connection with recordation of instruments necessary or desirable in order to reflect, effectuate or release the Security Interests. The Grantor Party shall also pay to Grantee, on demand, any and all other expenses and fees incurred in connection with any other actions taken by Grantee to enforce its rights hereunder including, without limitation, any actions taken pursuant to Section 12 hereof.
     14. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds from any sale or other disposition of, or other realization upon, all or any part of the Collateral shall be applied by Grantee in the form, order and manner provided in the Security Agreement.
     15. Release and Indemnity. The Grantor Party hereby releases and severally indemnifies and holds harmless Grantee and its agents, successors and assigns for any claims, actions, causes of action, demands, liabilities, debts or suits arising out of or in any way related to Grantee’s possession, disposition, collection, control or use of the Collateral; provided, however, that this release and indemnity shall not extend to any actions taken by Grantee which (a) contravene the express terms of this Agreement, or (b) constitute gross negligence or willful misconduct.
     16. Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing and mailed via certified mail, sent by Federal Express or other similar express delivery service for next day delivery, faxed (with a confirming copy sent by such a express delivery service for next day delivery) or hand delivered to the respective parties, as follows:
     If to Grantee:
American Capital Financial Services, Inc.
2 Bethesda Metro Center, Suite 1400
Bethesda, Maryland 20814
Attn: Compliance Officer
Facsimile: 301-654-6714

     With a copy to:
American Capital Strategies, Ltd.
461 Fifth Avenue, 26th Floor
New York, New York 10017
Attn: Brian Graff
Facsimile: (212) 213-2060
     and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10053
Attn: Christopher K. Aidun, Esq.
Facsimile: 212-310-8007
     If to the Grantor Party:
Dosimetry Acquisitions (U.S.), Inc.
c/o American Capital Strategies, Ltd.
461 Fifth Avenue, 26th Floor
New York, New York 10017
Attn: Brian Graff
Facsimile: (212) 213-2060
     With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10053
Attn: Christopher K. Aidun, Esq.
Facsimile: 212-310-8007
or in accordance with any subsequent written direction delivered in accordance with this section from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by hand; in the case of certified mail, three Business Days after the date sent; in the case of any fax, when received; or in the case of express delivery service, the day after delivery of the notice to such service with charges prepaid.
     17. Assignability and Parties in Interest. This Agreement shall not be assignable by the Grantor Party without the written consent of Grantee. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     18. Termination. This Agreement shall terminate, the Security Interest shall be released and the certificates representing all of the Equity Securities shall be returned to the Grantor Party upon the earliest to occur of (i) the payment and satisfaction in full of the Notes and all of the Secured Obligations; or (ii) the mutual agreement of the Grantor Party and Grantee.
     19. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles. All judicial actions, suits or proceedings brought against the Grantor Party with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any transaction contemplated hereby or for recognition or enforcement of any judgment rendered in any such proceedings may be brought in a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, the Grantor Party accepts, generally and unconditionally, the jurisdiction of the aforesaid courts and irrevocably agree to be bound by any final judgment rendered thereby in connection with this Agreement or any transaction contemplated hereby from which no appeal has been taken or is available. The Grantor Party irrevocably agrees that all process in any proceeding or any court arising out of or in connection with this Agreement may be effected by mailing a copy thereof by registered or certified mail or any substantially similar form of mail, postage prepaid, to the Grantor Party at the address referred to in Section 16 or such other address(es) of which Grantee shall have been notified pursuant to said paragraph. Such service shall be effective five (5) days after such mailing. The Grantor Party hereby acknowledges that such service will be effective and binding service in every respect. The Grantor Party shall not assert that such service did not constitute effective and binding service within the meaning of any applicable state or federal law, rule, regulation or the like. The Grantor Party hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it now or hereafter may have to the bringing of any such action or proceeding in any such jurisdiction. The Grantor Party acknowledges that final judgment against it in any action, suit or proceeding referred to in this paragraph shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of the Grantor Party’s indebtedness hereunder.
     20. Complete Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.
     21. Amendments and Waivers.
     (a) This Agreement may be amended only by a writing signed by Grantee and the Grantor Party.
     (b) No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder or operate to constrain the rights of any other parties hereunder. No waiver of any one right shall operate as a waiver of any subsequent right.
     22. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     23. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any material respect, such provision shall be replaced with a provision which is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby, unless the parties otherwise so provide.
     24. Further Assurances. The Grantor Party agrees, from time to time, at their expense, to execute and deliver promptly all further instruments and documents as Grantee may reasonably require in order to perfect, confirm and ratify the Security Interest, including, without limitation, the execution and delivery of such financing statements or continuation statements, and amendments thereto, as may be necessary or desirable, or as Grantee may request in order to perfect and preserve the Security Interest. The Grantor Party hereby authorizes Grantee or its agent to file such financing statements and/or such continuation statements and amendments thereto relating to all or any part of the Collateral without its signature, where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the collateral granted hereby or any part thereof shall be sufficient as a financing statement where permitted by law.
     25. Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
[signatures appear on following page]

SIGNATURE PAGE TO
PLEDGE AGREEMENT
     IN WITNESS WHEREOF, the Grantor Party has caused this Pledge Agreement to be executed as of the date first above written.

DOSIMETRY ACQUISITIONS (U.S.), INC.
By:
Name:
Title:

Schedule A
Grantor Party is the owner of one hundred percent (100%) of the Common Stock of MGP.

EXHIBIT E
Compliance Certificate
     Pursuant to Section 7.1(e)(iii) of the Note and Equity Purchase Agreement dated as of June 23, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among the Loan Parties, the Purchasers thereto, and American Financial Capital Strategies, Inc., as agent for the Purchasers. Capitalized terms used herein and not defined herein are used herein as defined in the Purchase Agreement.
     Each of the undersigned hereby certifies that he or she is the Chief Financial Officer of the respective Loan Party under which his or her signature appears and further certifies that:
     [Insert description of compliance tests for financial covenants.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LOAN PARTIES: MGP INSTRUMENTS, INC.
By:
Name:
Title:

DOSIMETRY ACQUISITIONS (U.S.), INC.
By:
Name:
Title:

EXHIBIT F
Form of Investment Banking Agreement

INVESTMENT BANKING SERVICES AGREEMENT
AMONG
AMERICAN CAPITAL FINANCIAL SERVICES, INC.,
ACLAND CAPITAL INVESTISSEMENT SAS AND
DOSIMETRY ACQUISITIONS (U.S.), INC.
June 16, 2004
CONTACTS:
American Capital Financial Services, Inc.
Brian S. Graff
Robert J. Klein
Acland Capital Investissement SAS
Laurent Chevalier
Dosimetry Acquisitions (U.S.), Inc.
Brian S. Graff
Robert J. Klein
(c) 2004 American Capital Financial Services, Inc.

INVESTMENT BANKING SERVICES AGREEMENT
     This Investment Banking Services Agreement (the “Agreement”) is made as of this 16th day of June, 2004 (the “Execution Date”), among Dosimetry Acquisitions (U.S.), Inc., a Delaware corporation (“Topco” or the “Company”), American Capital Financial Services, Inc., a Delaware corporation with its principal place of business in Bethesda, Maryland (“ACFS”), and Acland Capital Investissement SAS, a Société par Actions Simplifiée existing under the laws of the Republic of France with its principal place of business in Paris, France (“Acland”), to be effective as of June 16, 2004 (the “Effective Date”).
A.	INTRODUCTION
1.	Whereas, the Company is jointly owned by an affiliate of ACFS, American Capital Strategies, Ltd. (“ACAS”), and two investment funds managed by Acland;

2.	Whereas, the Company wishes to enter into a comprehensive investment banking agreement under which it will commit to employ ACFS as financial advisor in any acquisition, sale, merger or financing transaction entered into by the Company and in other financial advisory work, including valuation, structuring and negotiating, which ACFS is qualified to perform;

3.	Whereas, ACFS has represented to the Company that it has expertise and experience in such work;

4.	Whereas, the Company wishes to enter into this Agreement with ACFS and Acland on the terms provided for herein; and

5.	Whereas, as used herein, the “Company” shall include any transaction or arrangement involving any subsidiary of the Company, including, without limitation, MGP Instruments, Inc., a Delaware corporation, MGP Instruments GmbH, a company existing under the laws of Germany, MGP Instruments Ltd MGP China, a company existing under the laws of China, RADOS Oy Turku, a company existing under the laws of Finland, and RADOS GmbH Hamburg, a company existing under the laws of Germany.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
B.	SCOPE OF THE AGREEMENT

This Agreement relates to investment banking services, which shall be defined as follows (and such definitions shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

1.	“Acquisition Transactions” shall mean the acquisition by the Company of any other business whether by purchase of stock or assets in a cash sale or for other consideration, or by merger in which the Company is substantially the surviving entity.

2.	“Financial Advisory Work” shall mean the work performed in connection with any Acquisition, Sale or Financing Transaction, or any other work normally performed for clients by investment banking or venture capital organizations.

3.	“Sale Transactions” shall mean sale of all or part of the equity or assets of the Company in a cash sale or for other consideration, or by a merger in which the Company is not substantially the surviving entity.

4.	“Financing Transaction” shall mean the sale of any equity or debt securities by the Company.

5.	“Close” or “Closing” shall mean the day on which any Acquisition, Sale or Financing Transaction (each, sometimes referred to herein as a “Transaction”) occurs.
C.	RESPONSIBILITIES OF ACFS ACFS will perform the following work as the Company’s exclusive agent:
1.	RAISING FINANCING ACFS will, if the Company chooses to use an agent for such purpose, assist the Company in placing any equity or debt securities.
2.	ACQUISITION AND MERGER TRANSACTIONS ACFS will assist the Company in researching, evaluating, initiating, structuring and closing any potential Transaction.
3.	FINANCIAL ANALYSIS
As appropriate, ACFS will assist the Company in gathering and reviewing data to build a financial model (“Model”) of the Company, and in using such a Model to evaluate the Company and any proposed Transaction. The Model will integrate historical financial performance of the Company with projections subsequent to any Transaction, and will include a detailed income statement, balance sheet, cash flow statement, valuation, and a detailed set of assumptions.

The Model will assist in evaluating the capital requirements of the Company; potential merger and acquisition synergies; and the impact of any Transaction on shareholder value and liquidity.
4.	MANAGEMENT AND BOARD OF DIRECTORS ACFS will make continuing reports to the Company’s management and Board of Directors regarding its work for the Company, as requested.

5.	STOCKHOLDER COMMUNICATIONS ACFS will assist the Company in communicating with, educating, and informing its stockholders about any potential Transaction.

6.	COORDINATION
ACFS will assist the Company in coordinating the financial institutions, legal counsel, valuation firms, accountants, and any other professional advisors who may be required for a Transaction.
     To the extent requested, Acland will provide ACFS with reasonable assistance in connection with ACFS’s responsibilities under this Agreement.
D.	REPORTING

ACFS, Acland and the Company will inform each other on a timely basis of any and all material developments regarding matters to which this Agreement pertains, throughout the life of this Agreement.

E.	AUTHORITY OF ACFS

ACFS understands and agrees that it is not a general agent for the Company, and it is not granted any right or authority to assume or to create any obligation or responsibility or to make any representation or warranty on behalf of or in the name of the Company, or to bind the Company in any manner whatsoever.

F.	FEES AND EXPENSES
1.	EXPENSES

The Company will reimburse ACFS for all reasonable out-of-pocket expenses that ACFS may incur under this Agreement from the Effective Date to any Close or the earlier abandonment or termination of any Transaction. Such expenses will include travel, telephone, courier, postage, printing and other expenses incurred by ACFS in the performance of its work under this Agreement (the “Expenses”).

If this Agreement is Terminated (as defined below) pursuant to the terms of this Agreement, all Expenses owed shall be paid to ACFS at the time of the Termination.

The provisions of this Section F.1. shall apply to Acland, but only so long as it is providing services requested by ACFS.

2.	MANAGEMENT FEE

For so long as ACAS has an investment in any of the Company’s debt or equity securities, the Company shall pay to ACFS an annual Management Fee of $400,000 for each calendar year commencing with 2004 (which such calendar year shall be prorated based upon the number of days remaining therein after the execution hereof). For so long as ACFS is receiving a Management Fee and Acland or any one or more investment funds managed by Acland (“Acland Investment Fund”) has an investment in any of the Company’s equity securities, the Company shall pay to Acland an annual Management Fee of $100,000 for each calendar year commencing with 2004 (which such calendar year shall be prorated based upon the number of days remaining therein after the execution hereof). If at any time ACAS has an investment in any of the Company’s debt or equity securities but no Acland Investment Fund any longer has an investment in the Company’s equity securities, ACFS’s annual Management Fee shall be increased to $500,000 for each calendar year.

The Management Fee will be payable to ACFS and Acland quarterly in advance, unless prohibited by the terms of any credit or other similar agreement to which the Company is a party. If any installment of the Management Fee is not paid when due because of prohibitions in any credit agreement to which the Company is a party, such fee shall accrue and become payable promptly at such time as such payment is not so prohibited.

3.	FINANCIAL ADVISORY FEE

The Company will pay ACFS and Acland a fee for Financial Advisory Work (the “Financial Advisory Fee”) at ACFS’ standard rates for corporate clients in effect at the time. The Financial Advisory Fee shall be apportioned between ACFS and Acland based in accordance with the following (the “Pro Rata Share”):
If the Acland Investment Funds own 15% or more of the equity of Topco (on a Fully Diluted Basis), then Acland shall receive 20% of such fee and ACFS shall receive the balance;

If the Acland Investment Funds own less than 15% of the equity of Topco (on a Fully Diluted Basis) but more than 10% of the equity of Topco (on a Fully Diluted Basis), then Acland shall receive a percentage of such fee equal to the ratio of the Acland Investment Funds’ ownership of shares of equity securities of Topco to ACAS’s ownership of shares of equity securities of Topco and ACFS shall receive the balance (Example: If ACAS owns 80 shares of Topco Common Stock and the Acland Investment Funds own 10 shares of Topco Common Stock, the ratio would be 1:8 and Acland would receive 12.5% of the fee); and

If the Acland Investment Funds own 10% or less of the equity of Topco (on a Fully Diluted Basis), then Acland shall not receive any portion of such fee, and 100% of such fee shall be paid to ACFS.
For purposes hereof, the term “Fully Diluted Basis” shall mean the percentage ownership of the total equity of Topco by including in such calculation all outstanding securities which are eligible for conversion into or that are exercisable or exchangeable for equity securities.

ACFS shall invoice the Company for Financial Advisory Fees monthly and such invoices shall be due upon receipt. ACFS shall, as requested by the Company, provide written estimates of Financial Advisory Fees associated with any proposed Transaction. If this Agreement is Terminated as per the terms set forth in this Agreement, all Financial Advisory Fees owed to ACFS and Acland shall be paid to ACFS and Acland, respectively, at the time of such Termination.
4.	PERFORMANCE FEES

Upon Closing of any Transaction, the Company will pay, in cash, performance fee(s) (the “Performance Fee”) according to the following schedule:
a)	Acquisition Structuring Fee
Upon Closing of an Acquisition Transaction the Company will pay a “Structuring Fee” equal to the sum of:

Five percent (5%) of the first one million dollars of the purchase price of the assets or equity of the business purchased or acquired by merger plus the value of any existing debt assumed from the purchased business (together, the “Purchase Price”); plus

Four percent (4%) of the second one million dollars of the Purchase Price; plus

Three percent (3%) of the third one million dollars of the Purchase Price; plus

Two percent (2%) of the fourth one million dollars of the Purchase Price; plus

One percent (1%) of the Purchase Price in excess of $4 million dollars;

Less the amount of any Financial Advisory Fees relating to the Acquisition Transaction paid to ACFS and Acland (but in no event shall the Performance Fee be less than zero).

Example:

In a Transaction in which the Company pays $5 million for the equity of a business, and assumes $7 million in debt of the business, the Purchase Price shall be calculated to equal $12,000,000 and the Structuring Fee shall be equal to 5% times $1,000,000 plus 4% times 1,000,000 plus 3% times $1,000,000, plus 2% times $1,000,000 plus 1% times $8,000,000, or $220,000.

The Structuring Fee shall be apportioned between ACAS and Acland in accordance with their Pro Rate Share.

b)	Financing Fees

Upon Closing of a Financing Transaction (including any Financing Transaction closed in conjunction with an Acquisition Transaction), the Company will pay a “Financing Fee” equal to the sum of the following computations:
(1)	Two percent (2%) of any new indebtedness incurred by the Company and secured by a first lien on any securities or assets of the Company (“Senior Financing”); plus

(2)	Three percent (3%) of any new indebtedness incurred by the Company and subordinated with respect to rights in liquidation or with respect to rights to payment of either interest or principal, to the Senior Financing, whether or not secured; plus

(3)	Four percent (4%) of any equity invested in the Company;
Less the amount of any Financial Advisory Fees relating to the Financing Transaction paid to ACFS and Acland (but in no event shall the Performance Fee be less than zero).

The Financing Fee shall be shall be apportioned between ACAS and Acland in accordance with their Pro Rate Share.
c)	Sale Fees

Upon Closing of a Sale Transaction, the Company will pay a “Sale Fee” equal to the sum of the computations below:
(1)	Five percent (5%) of the first $1 million of Capital (as defined below);

(2)	Four percent (4%) of the second $1 million of Capital;

(3)	Three percent (3%) of the third $1 million of Capital;

(4)	Two percent (2%) of the fourth $1 million of Capital;

(5)	One percent (1%) of any additional Capital;
Less, the amount of any Financial Advisory Fees relating to the Sale Transaction paid to ACFS and Acland, (but in no event shall the Performance Fee be less than zero.)
The Sale Fee shall be shall be apportioned between ACAS and Acland in accordance with their Pro Rate Share.
d)	Definition of Capital

“Capital” shall be defined as follows:

(1)	Non-Change of Control Transaction
(a)	Stock Transaction
In any Transaction in which less than 50% of the voting stock of the Company is acquired by a purchaser, “Capital” shall equal the fair market value (“FMV”) of the consideration paid or committed for such stock, whether the stock was newly issued by the Company or sold by stockholders (“Stockholders”) of the Company; or

(b)	Debt Placement
In any Transaction in which less than 50% of the voting stock of the Company is acquired by a purchaser or in which no equity is sold, “Capital” shall equal the FMV of any debt committed to the Company or any liabilities of the Company assumed by a purchaser.
(2)	Change of Control Transaction
(a)	Stock Transaction
In any Transaction in which 50% or more of the voting stock of the Company is acquired by a purchaser, “Capital” shall equal the FMV of the consideration paid or committed for such stock and all other securities purchased, whether the stock or other securities were newly issued by the Company or sold by Stockholders, plus the FMV of the liabilities of the Company; or

(b)	Asset Transaction
In any Transaction in which 50% or more of the assets of the Company are acquired by a purchaser, “Capital” shall equal the FMV of the consideration paid or committed for such assets.
(3)	Merger Transaction

In any Transaction that is implemented through a merger or business combination, “Capital” shall equal the FMV of the Company’s equity plus the FMV of the Company’s liabilities.

G.	TERMINATION

The Company may terminate this Agreement (the “Termination”) at any time by written notice to ACFS and Acland provided that, at the time of Termination, ACAS does not have an investment in any of the Company’s debt or equity securities. From the date of the Termination, (i) ACFS and Acland will not earn any Financial Advisory Fees, (ii) ACFS will not be required to perform any services for the Company and (iii) ACFS and Acland will not incur additional Expenses under this Agreement. A Termination shall not otherwise limit any of ACFS’ or Acland’s rights set forth in this Agreement including rights to compensation under paragraph F of this Agreement in the event that a Transaction occurs at any time in a period of eighteen (18) months following the Termination of this Agreement. Notwithstanding the preceding sentence, ACFS’ and Acland’s rights under paragraph F.2 shall survive the termination of this Agreement.

H.	INDEMNIFICATION OF ACFS

ACFS is not providing and does not represent that it is providing the Company with financial planning or investment advice within the meaning of the Investment Advisers Act of 1940, as amended. Nor does any information provided by ACFS constitute legal advice or legal opinion. The Company acknowledges that ACFS makes no representation that any Financing can be successfully raised by ACFS for a Transaction or that a Transaction can be consummated.

The Company agrees to indemnify and cause any company surviving any Transaction to indemnify and hold harmless ACFS and its affiliates, employees and agents, and their respective successors and assigns (together with ACFS, the “ACFS Indemnified Parties” and each, an “ACFS Indemnified Party”) and Acland and its affiliates, employees and agents, and their respective successors and assigns (together with Acland, the “Acland Indemnified Parties” and each, an “Acland Indemnified Party”, and the Acland Indemnified Parties together with the ACFS Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”), to the maximum extent lawful, from and against any losses, claims, damages, liabilities or expenses (or actions in respect thereof) which (i) are related to or arise out of this Agreement or any Transaction and (ii) challenge or put in issue the accuracy or completeness of information or data provided to any Indemnified Party by the Company, its agents or employees and reflected in any report, study, presentation, recommendation or conclusion issued by any Indemnified Party. In any case where an indemnification obligation arises under the preceding sentence, the Company will reimburse each Indemnified Party for all expenses (including counsel fees) as they are incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation to which any Indemnified Party is a party.

The Company will not, however, be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Party to the extent such losses, claims, damages, liabilities or expenses are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Party. The Company agrees that no Indemnified Party shall have any liability to the Company for, or in connection with, this Agreement except that ACFS or Acland may be liable to the extent any such liability for losses, claims, damages, liabilities or expenses incurred by the Company results from the bad faith or negligence of ACFS, Acland or their representatives. The foregoing shall be in addition to any rights that ACFS, Acland or their representatives may have at common law or otherwise, including, but not limited to, any right to contribution.

If any action or proceeding shall be brought or asserted against any Indemnified Party in respect of which indemnity may be sought from the Company, the Indemnified Party shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Parties and the payment of all expenses. The Indemnified Parties shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties unless:
1.	the Company has agreed to pay such fees and expenses;

2.	the Company shall have failed to assume the defense of such action or proceeding on a timely basis with counsel satisfactory to the Indemnified Parties for the purposes of such defense; or

3.	an Indemnified Party shall have reasonably concluded and notified the Company that the representation of the Company and any Indemnified Party by the same counsel is inappropriate due to actual or potential differing interests between them.
The Company shall not be liable for any settlement of any such action or proceeding effected without the Company’s written consent, but if settled with the Company’s consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment. No action or proceeding covered by this Paragraph H the defense of which has been assumed by the Company may be settled without the consent of any Indemnified Party affected thereby unless such settlement includes the full unconditional release of such Indemnified Party without liability, admission of liability or other adverse affect.

I.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents, warrants and covenants as follows:
1.	This Agreement has been duly authorized and executed on behalf of the Company and is a valid and binding obligation of the Company and enforceable against it in accordance with its terms.

2.	The obligations of the Company under this Agreement shall be binding upon any successor, subsidiary or assign of the Company.

J.	INDEMNIFICATION OF THE COMPANY

ACFS agrees to indemnify the Company against any liability for losses, claims, damages, liabilities or expenses incurred by the Company to the extent such losses, claims, liabilities or expenses result from the bad faith or gross negligence of ACFS or its representatives.

Acland agrees to indemnify the Company against any liability for losses, claims, damages, liabilities or expenses incurred by the Company to the extent such losses, claims, liabilities or expenses result from the bad faith or gross negligence of Acland or its representatives.

K.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACFS

ACFS represents, warrants and covenants that it shall act in accordance with applicable securities laws while performing its obligations under this Agreement.

L.	LAWS GOVERNING

The construction and interpretation of this Agreement and the rights of the parties to this Agreement shall be governed by the laws of the State of Delaware.

M.	CAPTIONS

The captions of the paragraphs hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

N.	ARBITRATION

All claims, demands, disputes, controversies, differences, or misunderstandings between the parties relating to this Agreement shall be settled by arbitration, in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered and enforced in any court having jurisdiction, and jurisdiction to be in no way limited by the paragraph entitled “Laws Governing” hereof.

O.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be an original instrument of the party executing the same, but all of which together shall constitute one and the same Agreement.

P.	SEVERABILITY

Should any provisions of this Agreement, or portions hereof, be found to be invalid by any court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect.

Q.	CORPORATE OBLIGATION

The obligations of ACFS and Acland are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person shall, as a result of ACFS’ or Acland’s obligations hereunder, be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any party to this Agreement.

R.	OTHER SERVICES

If ACFS or Acland is called upon to render services, give testimony, produce documents, answer depositions or interrogatories, or otherwise become involved in connection with any administrative or judicial proceedings, investigations or inquiries relating to any Transaction, the Company will pay, in addition to the other fees hereunder, for the time reasonably required to be expended by any officers or employees of ACFS or Acland at their standard hourly rates then in effect, plus reasonable out-of-pocket expenses relating thereto, and any and all reasonable legal fees and expenses incurred by ACFS or Acland in so appearing or preparing for appearance.

S.	MISCELLANEOUS

Subsequent to any Transaction, ACFS shall have the right to use and disclose the name and logo of the Company, the services provided by ACFS under this Agreement and the size and description of the Transaction in ACFS’ marketing and promotional materials.

T.	NOTICES

All notices hereunder shall be in writing, postage prepaid, addressed to the parties at the addresses set forth below:
1.	DOSIMETRY ACQUISITIONS (U.S.), INC. c/o American Capital Strategies, Ltd. 461 Fifth Avenue, 25th Floor New York, NY 10017 Fax: (212) 213-2060 Attention: Brian S. Graff Robert J. Klein
2.	AMERICAN CAPITAL FINANCIAL SERVICES, INC. 461 Fifth Avenue, 25th Floor New York, NY 10017

Fax: (212) 213-2060 Attention: Brian S. Graff Robert J. Klein
3.	ACLAND CAPITAL INVESTISSEMENT SAS 18 avenue George V 75998 Paris, France Fax: +33(0)1.56.62.11.00 Attention: Laurent Chevalier

     IN WITNESS WHEREOF, the parties below have caused this Investment Banking Services Agreement to be executed as of the day and year first written above.

AMERICAN CAPITAL FINANCIAL SERVICES, INC.
By:
Name:
Title:

ACLAND CAPITAL INVESTISSEMENT SAS
By:
Name:
Title:

DOSIMETRY ACQUISITIONS (U.S.), INC.
By:
Name:
Title:

EXHIBIT G
Form of Request for Borrowing

Form of Request For Borrowing

American Capital Financial Services, Inc.,
     as Agent under the Purchase
     Agreement referred to below
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn: Compliance Officer
Facsimile: (301) 654-6714
[	], 200[ ]
Attention:
Re: Dosimetry Acquisitions (U.S.), Inc. and MGP Instruments, U.S. (collectively, the “Loan Parties”)
     Reference is made to the Note and Equity Purchase Agreement, dated as of June 23, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among the Loan Parties, Dosimetry Acquisitions (U.S.), Inc., the Purchasers party thereto and American Capital Financial Services, Inc., as Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Purchase Agreement.
     The Loan Parties hereby give you notice, irrevocably, pursuant to Section 2.3(b) of the Purchase Agreement, that the undersigned hereby request to borrow $___pursuant to the Revolving Loans under the Purchase Agreement.
     The date of the Proposed Borrowing is [ ], 200[ ] (the “Funding Date”).
     The undersigned hereby certifies that each of the conditions precedent in Section 4.2 of the Purchase Agreement have been satisfied in all respects.

1

LOAN PARTIES:

DOSIMETRY ACQUISITIONS (U.S.), INC.
By:
Name:
Title:

MGP INSTRUMENTS, INC.
By:
Name:
Title:

2